      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1999


                                                      REGISTRATION NO. 333-63641
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 6

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                          CLASSIC COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

          DELAWARE                          4841                         74-2630019
(State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
             of                 Classification Code Number)        Identification Number)
      incorporation or
       organization)

                              515 CONGRESS AVENUE
                                   SUITE 2626
                              AUSTIN, TEXAS 78701
                                  512/476-9095
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------

                               J. MERRITT BELISLE

                            CHIEF EXECUTIVE OFFICER

                          CLASSIC COMMUNICATIONS, INC.
                              515 CONGRESS AVENUE
                                   SUITE 2626
                              AUSTIN, TEXAS 78701
                                  512/476-9095
(Name, address including zip code, and telephone number, including area code, of agent for service)
                             ---------------------


                              Copies of all communications to:
           TIMOTHY E. YOUNG, ESQ.                         BRUCE A. CHEATHAM, ESQ.
      WINSTEAD SECHREST & MINICK P.C.                 WINSTEAD SECHREST & MINICK P.C.
        100 CONGRESS AVE., SUITE 800                    1201 ELM STREET, SUITE 5400
            AUSTIN, TEXAS 78701                             DALLAS, TEXAS 75270
                512/370-2804                                    214/745-5213



     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                            [CLASSIC CABLE LOGO]


PROSPECTUS



EXCHANGE OFFER FOR


$114,000,000


13 1/4% SENIOR DISCOUNT NOTES DUE 2009



                            Terms of Exchange Offer



     - Expires 5:00 p.m., New York City time,             , 1999, unless
       extended



     - Not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission



     - All outstanding notes that are validly tendered and not validly withdrawn will be exchanged



     - Tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer



     - The exchange of notes will not be a taxable exchange for U.S. federal income tax purposes



     - We will not receive any proceeds from the exchange offer



     - The terms of the notes to be issued are substantially identical to the outstanding notes, except for certain transfer restrictions and registration rights relating to the outstanding notes



     - As of March 31, 1999, on a pro forma basis, we had approximately $479.7 million of senior indebtedness



THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE NOTES TO BE DISTRIBUTED IN THE EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                           , 1999

                      WHERE YOU CAN FIND MORE INFORMATION



     As a result of this exchange offer, we will become subject to the informational requirements of the Securities Exchange Act of 1934. As a result, we will be required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these reports, statements and other information that we may file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.



     We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the old notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.



                           FORWARD-LOOKING STATEMENTS



     The statements, other than statements of historical fact, included in this prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause such or contribute to such differences include, but are not limited to:



     - the uncertainties and/or potential delays associated with respect to integrating Buford following the Buford acquisition;



     - our ability to acquire additional cable systems on terms favorable to us;



     - the passage of legislation or court decisions adversely affecting the cable industry;



     - our ability to repay our outstanding indebtedness;



     - competition in the cable industry;



     - the advent of new technology; and



     - seasonality.



     You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed under "Risk Factors" and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to Classic, or persons acting on its behalf, are expressly qualified in their entirety by the statements in those sections.

                                    SUMMARY



     The following summary is intended to highlight certain information contained elsewhere in this prospectus. This summary is not intended to be a complete statement of all material facts of the offering and is qualified in its entirety by the more detailed information and historical and pro forma financial information, including the notes relating to that information, appearing elsewhere in this prospectus. Except as otherwise required by the context, the information presented in this prospectus concerning Classic and its business gives effect to the acquisition of Buford Group, Inc. by our subsidiary, Classic Cable, Inc. and the other acquisitions completed by either Classic Cable or Buford prior to the date of this prospectus. Reference should be made to the "Selected Historical Consolidated Financial Data -- Classic Communications, Inc.," "Selected Historical Consolidated Financial Data -- Buford Group, Inc.," and "Unaudited Pro Forma Consolidated Financial Information" for the definition of certain financial terms appearing throughout this prospectus.



                               THE EXCHANGE OFFER



Exchange Notes.............  The forms and terms of the exchange notes are identical in all material respects to the terms of the old notes, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes. These are described elsewhere in this prospectus under "Description of the Exchange Notes" and "The Exchange Offer."



The Exchange Offer.........  We are offering to exchange up to $114,000,000 of the exchange notes for up to $114,000,000 of the old notes. Old notes may be exchanged only in $1,000 increments.



Expiration Date; Withdrawal
of Tender..................  Unless we extend the exchange offer, it will expire
                             at 5:00 p.m., New York City time, on             ,
                             1999. We will not extend this time period to a date
                             later than             , 1999. You may withdraw any
                             old notes you tender pursuant to the exchange offer
                             at any time prior to             , 1999. We will
                             return, as promptly as practicable after the expiration or termination of the exchange offer, any old notes not accepted for exchange for any reason without expense to you.



Certain Conditions to the
  Exchange Offer...........  The exchange offer is subject to the following conditions, which we may waive.



                             These conditions permit us to refuse acceptance of the old notes or to terminate the exchange offer if:



                             - a lawsuit is instituted or threatened in a court
                               or before a government agency which may impair our ability to proceed with the exchange offer;



                             - a law, statute, rule or regulation is proposed or
                               enacted or interpreted by the SEC which may impair our ability to proceed with the exchange offer; or



                             - any governmental approval is not received which
                               we think is necessary to consummate the exchange offer.



Procedures for Tendering
  Old Notes................  If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal in accordance with the instructions, and deliver the letter of transmittal, along with the old notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:



                             - any exchange notes you receive will be acquired
                               in the ordinary course of your business;



                             - you have no arrangement with any person to
                               participate in the distribution of the exchange notes; and



                             - you are not an affiliate of Classic or, if you
                               are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable.



                             If you hold your old notes through the Depository Trust Corporation and wish to participate in the exchange offer, you may do so through the Depository Trust Corporation's Automated Tender Offer Program. By participating in the exchange offer, you will agree to be bound by the letter of transmittal as though you had executed such letter of transmittal.



Interest on the Exchange
Notes......................  Interest on the exchange notes will not accrue until August 1, 2003. No additional interest will be paid on the old notes tendered and accepted for exchange.



Payment of Interest........  Cash interest will not accrue on the exchange notes prior to August 1, 2003, at which time cash interest will accrue on the exchange notes at a rate of 13 1/4% per annum, is payable semi-annually in arrears on each February 1 and August 1, commencing on February 1, 2004.



Special Procedures for
Beneficial Owners..........  If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such old notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.



Guaranteed Delivery
Procedure..................  If you wish to tender your old notes, you may, in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under "The Exchange
                             Offer -- Guaranteed Delivery Procedures."



Registration Rights
Agreement..................  We sold the old notes to the initial purchaser in a transaction exempt from the registration requirements of the Securities Act on July 29, 1998. At that time, Classic and the initial purchaser entered into a registration rights agreement which grants the holders of the old notes certain exchange and registration rights. This exchange offer satisfies those rights, which terminate upon consummation of the exchange offer. You will not be entitled to any exchange or registration rights with respect to the exchange notes.



Certain Federal Tax
  Considerations...........  With respect to the exchange of the old notes for the exchange notes:



                             - the exchange will not constitute a taxable
                               exchange for U.S. federal income tax purposes;



                             - you will not recognize gain or loss upon receipt
                               of the exchange notes;

                             - you must include the original issue discount in
                               gross income to the same extent as the old notes; and



                             - you will be able to tack the holding period of
                               the exchange notes to the holding period of the old notes.



Use of Proceeds............  We will not receive any proceeds from the exchange of notes pursuant to the exchange offer.



Exchange Agent.............  We have appointed Bank One, N.A., as the exchange agent for the exchange offer. The address and telephone number of the exchange agent are Bank One, N.A., 235 West Schrock Road, Westerville, Ohio 43271-0184, Attention: Corporate Trust Operations, telephone (800) 346-5153.

                               TERMS OF THE NOTES



     The form and terms of the exchange notes are substantially the same as the form and terms of the old notes, except that the exchange notes are registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the old notes.



Issuer.....................  Classic Communications, Inc.



Securities Offered.........  $114,000,000 aggregate principal amount of 13 1/4%
                             Senior Discount Notes due 2009.



Maturity...................  August 1, 2009



Interest Payment Dates.....  February 1 and August 1 of each year, commencing
                             February 1, 2004.



Sinking Fund...............  None.



Optional Redemption........  Except as described below and under "Description of the Exchange Notes -- Repurchase at the Option of Holders -- Change of Control," we may not redeem the notes prior to August 1, 2003. After August 1, 2003, we may redeem any amount of the notes at any time at the respective redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to August 1, 2001, we may redeem all of the original aggregate principal amount of the notes with the cash proceeds of one or more equity offerings or a strategic equity investment. Should we do so, we would be required to pay a redemption price equal to 113.25% of the accreted value of the notes to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption.



Change of Control..........  Upon the occurrence of a change of control (as defined), the holders of the notes have the right to require us to repurchase the notes at a price equal to 101% of the accreted value of the notes, together with accrued and unpaid interest, if any, to the date of repurchase. In the event of a change of control, Classic may not have sufficient funds available to repurchase the exchange notes.



Ranking.................... The notes will be unsecured and will rank without preference with all existing and future unsecured indebtedness of Classic, and senior to all future subordinated indebtedness of Classic. The notes will also be subordinate to all existing and future liabilities of Classic's subsidiaries.



Restrictive Covenants......  The indenture under which the exchange notes will be issued and the old notes were issued limits:



                             - the incurrence of additional indebtedness by us
                               and our subsidiaries;



                             - the payment of dividends on, and redemption of,
                               our capital stock and our subsidiaries' capital stock and the redemption of our and our subsidiaries' subordinated obligations;



                             - investments;



                             - sales of assets and subsidiary stock;



                             - transactions with affiliates;

                             - sale and leaseback transactions; and



                             - liens.



                             In addition, the indenture limits our ability to engage in consolidations, mergers and transfers of substantially all of our assets and also contains certain restrictions on distributions from our subsidiaries. All of these limitations and prohibitions are subject to a number of important qualifications and exceptions.



Absence of a Public Market
for the Exchange Notes.....  In general, you may freely transfer the exchange notes. However, there are exceptions to this general statement. Holders may not freely transfer the exchange notes if:



                             - they acquire the exchange notes outside of their
                               ordinary course of business;



                             - they have an arrangement with any person to
                               participate in the distribution of the exchange notes; or



                             - they are an affiliate of Classic.



                            Further, the exchange notes will be new securities for which there will not initially be a market. As a result, the development or liquidity of any market for the exchange notes may not occur. The initial purchaser has advised us that it currently intends to make a market in the exchange notes. However, you should be aware that the initial purchaser is not obligated to do so. In the event such a market may develop, the initial purchaser may discontinue it at any time without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange or on any automated dealer quotation system.

                                  OUR BUSINESS



     We are a growth oriented cable operator focused on non-metropolitan markets in the central United States. We have experienced growth in subscribers, revenues and cash flows, primarily through the successful execution and integration of over 20 acquisitions of clustered cable systems in nine contiguous states. Pro forma for the pending acquisition of Buford Group, Inc., and after giving effect to other recently announced cable transactions, we are the 14th largest cable operator in the United States, with systems that pass approximately 609,000 homes and serve approximately 360,000 basic subscribers.



     Through the acquisition of clustered non-metropolitan cable systems, and by upgrading these cable systems, we are building a regional platform for the delivery of digital cable and high-speed Internet access to the homes and businesses of our customers. We believe that our strategy combines the attractive characteristics of the non-metropolitan cable market segment with the growth opportunity of broadband services and the Internet.



     The combination of attractive market characteristics and the successful execution of our acquisition strategy has enabled us to achieve high growth rates and attractive EBITDA margins. Pro forma for the Buford acquisition and the completed acquisitions, we have annualized three months ending May 31, 1999 pro forma revenues of $156.7 million, pro forma Adjusted EBITDA of $66.5 million, and a pro forma Adjusted EBITDA margin of 42.3%.



                                  OUR STRATEGY



     Our business strategy is to:



     - Focus on attractive non-metropolitan markets: We plan to continue to focus on growing communities in or around county seats, which generally tend to have more robust household growth, higher income per household and a stronger business foundation than do other non-metropolitan markets.



     - Expand and improve clusters through selective acquisitions: We plan to continue to leverage our experience in acquiring and integrating cable systems by continuing our acquisition growth strategy when attractive cable systems are available for acquisition at reasonable valuations.



     - Focus on community relations and customer satisfaction: We plan to maintain and enhance our relationships with the local communities in which we operate and utilize the state-of-the-art call center we are acquiring with the Buford acquisition to complement our existing superior level of service to our customers.



     - Increase the revenue-generating bandwidth of our cable plant: We plan to continue to upgrade our cable plant aggressively and systematically, utilizing the most cost-effective and appropriate technology.



     - Implement our broadband services: We plan to continue to offer enhanced video services and begin offering high-speed Internet access in selected systems, a move which we believe will improve our competitiveness and increase our revenues and cash flows.



                         RAPIDLY CONSOLIDATING INDUSTRY



     Consolidation in the cable industry over the past three years has been driven by the benefits derived from scale, including operating efficiencies, increased advertising sales and the ability to deploy new broadband applications efficiently. This consolidation has accelerated recently with the emergence of the Internet as a mass medium for disseminating information, entertainment and commerce. We believe that cable companies with broadband capacity are the leaders in the race to become the high-speed data service providers of choice to the consumer. Recent investments and acquisitions by AT&T, Microsoft, and Charter Communications have validated cable's position as a preferred broadband solution.

     While this consolidation has taken place primarily among large-scale metropolitan operators, attention has expanded recently to non-metropolitan markets. Smaller independent operators understand the value created through consolidation and are beginning to make themselves available to be merged or acquired. Additionally, metropolitan focused consolidators are beginning to sell their non-metropolitan area systems. We believe that these circumstances create an opportunity for us to continue and accelerate our focused strategy to consolidate attractive non-metropolitan cable assets.



                             PROVEN MANAGEMENT TEAM



     J. Merritt Belisle, our Chief Executive Officer, and Steven E. Seach, our President and Chief Financial Officer, founded Classic in 1992 and have assembled a management team with significant business experience operating cable television systems and providing quality customer service to cable subscribers. Messrs. Belisle and Seach have 20 years of collective experience in acquiring, operating, integrating and developing cable television systems and have worked together for over ten years.



     As a result of the Buford acquisition, our management team will be further enhanced by the addition of several key members of Buford's management team, including Ron Martin, who will become our Executive Vice President of Operations, and Kay Monigold, who will become our Executive Vice President of Administration. Mr. Martin and Ms. Monigold have been in the cable industry for over 25 years and 18 years, respectively.



     Members of our management team collectively own or have the right to acquire approximately 15% of the common stock of Classic and up to an additional 10% of Classic's common stock has been set aside for issuance to management pursuant to options granted to them.



                             THE BUFORD ACQUISITION



     In May 1999, our subsidiary Classic Cable, entered into a definitive agreement to purchase all of the outstanding stock of the Buford Group, Inc., which operates cable television systems in Arkansas, Louisiana, Missouri and Texas, for approximately $300 million in cash. All of Buford's existing indebtedness will be repaid at the closing of the Buford acquisition. The Buford cable systems serve approximately 172,000 basic subscribers and, we believe, represent an excellent geographic and strategic fit with our existing cable systems. In addition, we believe that the Buford acquisition provides other benefits, including an opportunity to reduce programming costs, consolidate headends and enhance customer service. Consummation of this offering is contingent upon the closing of the Buford acquisition and the Brera Classic equity investment.



                      THE BRERA CLASSIC EQUITY INVESTMENT



     In connection with the Buford acquisition, we will receive $100.0 million from Brera Classic, L.L.C., $97.0 million of which we will contribute in cash to Classic Cable. This equity investment will be financed through the sale of our common stock to Brera Classic. Brera Classic is a subsidiary of Brera Capital Partners Limited Partnership. Brera Capital Partners is a $650 million private equity investment firm based in New York. Brera Capital Partners invests in a limited number of industries, including telecommunications and media. Brera Capital Partners prefers to invest alongside management teams to assist them in achieving the operating and financial goals of their companies. After consummation of the equity investment, Brera Classic will own approximately 64% of the outstanding capital stock of Classic, subject to dilution in connection with the issuance of options to certain members of our management team. See "Certain Relationships and Related Transactions" and "Principal Stockholders."

                           OTHER RECENT DEVELOPMENTS



     Results of Classic's Operations for March, April, and May 1999: For the three months ended May 31, 1999, Classic had revenues of $19.8 million and Adjusted EBITDA of $8.7 million, representing an EBITDA margin of 43.9%. These amounts represent a substantial increase over the comparable period in the prior year, primarily as a result of acquisitions.



     Results of Buford's Operations for March, April, and May 1999: For the three months ended May 31, 1999, Buford had revenues of $19.4 million and Adjusted EBITDA of $7.5 million, representing an EBITDA margin of 38.7%. These amounts represent a substantial increase over the comparable period in the prior year, primarily as a result of an acquisition.



     Results of Pro Forma Consolidated Classic/Buford Operations for March, April and May 1999: For the three months ended May 31, 1999, pro forma consolidated revenues totaled $39.2 million and pro forma Adjusted EBITDA totaled $16.6 million, representing a pro forma Adjusted EBITDA margin of 42.3%.



                                  RISK FACTORS



     You should consider carefully the information set forth under the caption "Risk Factors" beginning on page 15 and all the other information set forth in this prospectus before deciding whether to participate in the exchange offer.

                            ------------------------


     Our principal executive offices are located at 515 Congress Avenue, Suite 2626, Austin, Texas 78701. Our telephone number is (512) 476-9095, and our Internet Web site is www.classic-cable.com. The information on our Web site is not a part of this prospectus.

                 SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA



     The following table presents summary pro forma financial and operating data about us. The unaudited pro forma data give effect to the Brera Classic equity investment, Classic Cable's new credit facility, the Buford acquisition, and the completed acquisitions as if all of these transactions had been consummated on January 1, 1998 in the case of the income statement data and on March 31, 1999 with respect to the balance sheet data. The pro forma data have been derived from the Unaudited Pro Forma Consolidated Financial Information of Classic and Buford, which is included elsewhere in this prospectus. The unaudited pro forma data do not purport to be indicative of the results that would have been obtained had such transactions been completed as of the assumed dates and for the periods presented nor are they necessarily indicative of results that may be obtained in the future. You should read this information together with "Selected Historical Consolidated Financial Data -- Classic Communications, Inc.," "Selected Historical Consolidated Financial Data -- Buford Group, Inc.," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Classic's and Buford's consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus.



                                                                                   THREE MONTHS
                                                                 YEAR ENDED           ENDED
                                                              DECEMBER 31, 1998   MARCH 31, 1999
                                                              -----------------   --------------
                                                                    (IN THOUSANDS, EXCEPT
                                                                       SUBSCRIBER DATA)
INCOME STATEMENT DATA:
Revenues....................................................      $149,949           $ 38,437
Costs and expenses..........................................        97,350             22,799
Depreciation and amortization...............................        66,257             17,402
                                                                  --------           --------
Operating loss..............................................       (13,658)            (1,764)
Interest expense............................................       (51,167)           (12,763)
Other income (expense)......................................          (841)                40
                                                                  --------           --------
Loss before income tax benefit..............................       (65,666)           (14,487)
Income tax benefit..........................................         2,156                 87
                                                                  --------           --------
Net loss....................................................      $(63,510)          $(14,400)
                                                                  ========           ========
BALANCE SHEET DATA:
Total cash and cash equivalents.............................            --           $ 12,521
Total assets................................................            --            578,532
Total debt..................................................            --            517,805
Total liabilities...........................................            --            543,912
Total stockholders' equity..................................            --             34,620
OTHER FINANCIAL DATA:
Adjusted EBITDA(1)..........................................      $ 61,595(2)        $ 15,970
Adjusted EBITDA margin(3)...................................          41.1%              41.5%
Ratio of net debt to annualized Adjusted EBITDA(4)..........            --               7.9x
Ratio of Adjusted EBITDA to interest expense................            --               1.3x
Ratio of Adjusted EBITDA to cash interest expense...........            --               1.3x
Capital expenditures........................................      $ 34,228           $  6,219
Deficiency of earnings to fixed charges(5)..................       (65,666)           (14,487)
OPERATING DATA:
Homes passed(6).............................................       612,624            609,107
Basic subscribers(7)........................................       361,428            361,137
Basic penetration(8)........................................          59.0%              59.3%
Digital subscribers.........................................         1,454              2,626
Premium subscribers(9)......................................       194,106            194,742
Premium penetration(10).....................................          31.7%              32.0%
Average monthly basic revenue per basic subscriber(11)......      $  28.02           $  28.94
Average monthly total revenue per basic subscriber(12)......      $  34.44           $  35.56

---------------


 (1) Adjusted EBITDA is defined as operating income (loss) plus depreciation and amortization plus non-cash operating charges. Non-cash operating charges consist of Classic's compensation on restricted stock of $1,108,000 and $332,000 as well as Buford's compensation relating to stock appreciation rights of $7,888,000 and none for the periods ended December 31, 1998 and March 31, 1999, respectively. Adjusted EBITDA is presented because management believes it is a widely accepted financial indicator of a company's ability to incur and service debt. We believe that Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.



 (2) Adjusted EBITDA for 1998 was reduced by $775,000 of fees paid to certain members of the executive management team in connection with completed acquisition and financing transactions. Without these fees, Adjusted EBITDA would have been $62,370,000.



 (3) Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues. This measurement is used by management, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance. We believe that Adjusted EBITDA margin is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as prepared in accordance with generally accepted accounting principles. Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.



 (4) Net debt represents total debt less total cash and cash equivalents.



 (5) Deficiency of earnings consists of loss before income tax benefit and extraordinary loss. Fixed charges consist of interest expense and the interest portion of rental expense.



 (6) Homes passed refers to estimates by us of the approximate number of dwelling units in a particular community that can be connected to our cable television distribution system without any further extension of principal transmission lines.



 (7) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts are included on an equivalent basic unit basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.



 (8) Penetration is calculated as the number of basic subscribers as a percentage of homes passed.



 (9) For the Classic systems, premium subscribers are the number of subscribers who pay a monthly fee for premium channels. Multiplexing of premium channels is counted as one subscriber. For the Buford systems, multiplexing of premium channels is counted as one subscriber for each premium channel received.



(10) Premium penetration is calculated as the number of premium subscribers as a percentage of basic subscribers.



(11) Average monthly basic revenue per basic subscriber equals revenues from basic subscriptions of cable systems during the respective period divided by the months in the period and divided by the weighted average number of our basic subscribers for the respective period.



(12) Average monthly total revenue per basic subscriber equals total revenues of cable systems during the respective period divided by the months in the period and divided by the weighted average number of our basic subscribers for such respective period.

SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA -- CLASSIC COMMUNICATIONS, INC.



     The following table presents summary historical financial and operating data about Classic. You should read this information together with "Selected Historical Consolidated Financial Data -- Classic Communications, Inc.," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Classic's consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus.



                                                                                      THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,            MARCH 31,
                                                     ------------------------------   -------------------
                                                       1996       1997       1998       1998       1999
                                                     --------   --------   --------   --------   --------
                                                               (AUDITED)                  (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT SUBSCRIBER DATA)
INCOME STATEMENT DATA:
Revenues...........................................  $ 59,821   $ 60,995   $ 69,802   $ 16,072   $ 19,576
Costs and expenses.................................    33,553     36,555     42,070      9,613     11,514
Depreciation and amortization......................    27,510     27,832     30,531      7,006      8,955
                                                     --------   --------   --------   --------   --------
Operating loss.....................................    (1,242)    (3,392)    (2,799)      (547)      (893)
Interest expense...................................   (20,633)   (21,299)   (24,442)    (5,014)    (7,446)
Gain on sale of cable systems......................     4,901      3,644         --         --         --
Write-off of abandoned telephone operations........    (2,994)      (500)      (220)        --         --
Other income (expense).............................        --         71        192         30         17
                                                     --------   --------   --------   --------   --------
Loss before income tax benefit and extraordinary
  loss.............................................   (19,968)   (21,476)   (27,269)    (5,531)    (8,322)
Income tax benefit.................................     6,802      7,347      1,930        684         --
Extraordinary loss.................................        --         --     (5,524)        --         --
                                                     --------   --------   --------   --------   --------
Net loss...........................................  $(13,166)  $(14,129)  $(30,863)  $ (4,847)  $ (8,322)
                                                     ========   ========   ========   ========   ========
BALANCE SHEET DATA:
Total cash and cash equivalents....................  $    653   $    616   $  2,779   $     --   $  3,472
Total assets.......................................   245,922    220,162    254,604         --    249,888
Total debt.........................................   197,504    191,990    282,842         --    290,428
Total liabilities..................................   219,232    206,643    301,392         --    304,666
Total redeemable preferred stock...................    22,726     26,705         --         --         --
Total stockholders' equity.........................     3,965    (13,186)   (46,788)        --    (54,778)
OTHER FINANCIAL DATA:
Cash flows from operating activities...............  $  7,933   $  7,892   $ 14,262   $    887   $ (1,060)
Cash flows from investing activities...............     3,387     (1,341)   (57,245)    (2,140)    (3,370)
Cash flows from financing activities...............   (12,155)    (6,588)    45,146        829      5,123
Adjusted EBITDA(1).................................    27,326     25,498(2)   28,840(3)    6,697    8,394
Adjusted EBITDA margin(4)..........................      45.7%      41.8%      41.3%      41.7%      42.9%
Ratio of net debt to annualized Adjusted
  EBITDA(5)........................................        --         --         --         --      10.5x
Ratio of Adjusted EBITDA to interest expense.......        --         --         --         --       1.1x
Ratio of Adjusted EBITDA to cash interest
  expense..........................................        --         --         --         --       1.1x
Capital expenditures...............................  $  8,212   $ 10,135   $ 13,759   $  2,122   $  3,230
Deficiency of earnings to fixed charges(6).........   (19,968)   (21,476)   (27,269)    (5,531)    (8,332)
OPERATING DATA (END OF PERIOD, EXCEPT AVERAGE):
Homes passed(7)....................................   259,181    254,649    296,995    249,475    293,478
Basic subscribers(8)(9)............................   171,657    165,737    188,871    165,102    188,775
Basic penetration(9)(10)...........................      66.2%      65.1%      63.6%      66.2%      64.3%
Digital subscribers................................        --         --        200         --      1,069
Premium subscribers(11)............................    62,458     63,819     71,702     63,268     70,526
Premium penetration(12)............................      36.4%      38.5%      38.0%      38.3%      37.4%
Average monthly basic revenue per basic
  subscriber(13)...................................    $22.77     $25.22     $27.87     $27.09     $28.81
Average monthly total revenue per basic
  subscriber(14)...................................    $27.68     $30.14     $33.24     $32.30     $34.57

---------------


 (1) Adjusted EBITDA is defined as operating loss plus depreciation and amortization plus non-cash operating charges. Non-cash operating charges for the years ended December 31, 1996, 1997 and 1998 and the three month periods ended March 31, 1998 and 1999 related to compensation on restricted stock and were $1,058,000, $1,058,000, $1,108,000, $238,000 and $332,000,
     respectively. Adjusted EBITDA is presented because we believe it is a widely accepted financial indicator of a company's ability to incur and service debt. We believe that Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.



 (2) Adjusted EBITDA for 1997 was reduced by legal, consultant and other fees totaling $1,411,000 incurred in connection with the settlement of certain claims that arose in conjunction with divorce proceedings of one of our officers as well as $400,000 in fees paid to certain members of our management team in connection with completed acquisition and divestiture transactions. Without these fees, Adjusted EBITDA would have been $27,309,000.



 (3) Adjusted EBITDA for 1998 was reduced by $775,000 of fees paid to certain members of our executive management team in connection with completed acquisition and financing transactions. Without these fees, Adjusted EBITDA would have been $29,615,000.



 (4) Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance. We believe that Adjusted EBITDA margin is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as prepared in accordance with generally accepted accounting principles. Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.



 (5) Net debt represents total debt less total cash and cash equivalents.



 (6) Deficiency of earnings consists of loss before income tax benefit and extraordinary loss. Fixed charges consist of interest expense and the interest portion of rental expense.



 (7) Homes passed refers to estimates by us of the approximate number of dwelling units in a particular community that can be connected to our cable television distribution system without any further extension of principal transmission lines.



 (8) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts are included on an equivalent basic unit basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area. End of period basic and premium subscribers are net of system sales that occurred during 1996 and 1997.



 (9) End of period subscribers reflect asset sales that were consummated during the third quarter of 1996 and the second quarter of 1997.



(10) Penetration is calculated as the number of basic subscribers as a percentage of homes passed.



(11) Premium subscribers are the number of subscribers who pay a monthly fee for premium channels. Multiplexing of premium channels is counted as one subscriber.



(12) Premium penetration is calculated as the number of premium subscribers as a percentage of basic subscribers.



(13) Average monthly basic revenue per basic subscriber equals revenues from basic subscriptions of cable systems during the respective period divided by the months in the period and divided by the weighted average number of our basic subscribers for the respective period.



(14) Average monthly total revenue per basic subscriber equals total revenues of cable systems during the respective period divided by the months in the period and divided by the weighted average number of our basic subscribers for the respective period.

     SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA -- BUFORD GROUP, INC.



     The following table presents summary historical financial and operating data about Buford. You should read this information together with "Selected Historical Consolidated Financial Data -- Buford Group, Inc.," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Buford's consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus.



                                                                                       THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,           MARCH 31,
                                                      ------------------------------   ------------------
                                                        1996       1997       1998      1998       1999
                                                      --------   --------   --------   -------   --------
                                                                (AUDITED)                 (UNAUDITED)
                                                            (IN THOUSANDS, EXCEPT SUBSCRIBER DATA)
INCOME STATEMENT DATA:
Revenues............................................  $ 49,561   $ 58,136   $ 70,475   $15,263   $ 18,861
Costs and expenses..................................    32,932     40,858     51,168    11,656     11,538
Depreciation and amortization.......................    17,175     17,753     21,399     4,870      5,727
                                                      --------   --------   --------   -------   --------
Operating income (loss).............................      (546)      (475)    (2,092)   (1,263)     1,596
Interest expense....................................    (5,345)    (5,787)    (7,919)   (1,592)    (2,094)
Gain on sale of cable systems.......................     5,418         --         --        --         --
Other income (expense)..............................       344        859       (221)       60         23
                                                      --------   --------   --------   -------   --------
Loss before income taxes and cumulative effect of
  change in accounting principle....................      (129)    (5,403)   (10,232)   (2,795)      (475)
Income tax benefit (expense)........................       (94)       315        226      (156)        87
Cumulative effect of change in accounting principle,
  net of taxes......................................        --         --         --        --       (207)
                                                      --------   --------   --------   -------   --------
Net loss............................................  $   (223)  $ (5,088)  $(10,006)  $(2,951)  $   (595)
                                                      ========   ========   ========   =======   ========
BALANCE SHEET DATA:
Total assets........................................  $117,676   $143,932   $175,953        --   $174,080
Total debt..........................................    60,053     85,000    118,000        --    118,000
Total liabilities...................................    69,182     97,008    131,147        --    129,869
Total stockholders' equity..........................    48,493     46,924     44,806        --     44,211
OTHER FINANCIAL DATA:
Cash flows from operating activities................  $ 13,628   $ 16,872   $ 20,334   $ 3,522   $  4,267
Cash flows from investing activities................   (20,289)   (39,683)   (53,151)   (4,333)    (3,121)
Cash flows from financing activities................   (10,927)    24,947     32,830        --         --
Adjusted EBITDA(1)..................................    18,087     20,797     27,195     5,283      7,323
Adjusted EBITDA margin(2)...........................      36.5%      35.8%      38.6%     34.6%      38.8%
Capital expenditures................................  $ 15,593   $ 22,042   $ 20,469   $ 4,496   $  3,121
Deficiency of earnings to cover fixed charges(3)....      (129)    (5,403)   (10,232)   (2,795)      (475)
OPERATING DATA (END OF PERIOD, EXCEPT AVERAGE):
Homes passed(4).....................................   234,994    270,430    315,629   270,430    315,629
Basic subscribers(5)................................   131,148    143,829    172,557   148,550    172,362
Basic penetration(6)................................      55.8%      53.2%      54.7%     54.9%      54.7%
Digital subscribers.................................        --         65      1,254        92      1,557
Premium subscribers(7)..............................    92,247     99,644    122,404   102,769    124,216
Premium penetration(8)..............................      70.3%      69.3%      70.9%     69.2%      72.1%
Average monthly basic revenue per basic
  subscriber(9).....................................  $  24.80   $  26.31   $  28.17   $ 27.15   $  29.06
Average monthly total revenue per basic
  subscriber(10)....................................  $  32.05   $  33.68   $  35.64   $ 34.54   $  36.55

---------------


 (1) Adjusted EBITDA is defined as operating income (loss) plus depreciation and amortization plus non-cash operating charges. Non-cash operating charges for the years ended December 31, 1996, 1997 and 1998 and the three month periods ended March 31, 1998 and 1999 related to employee stock compensation were $1,458,000, $3,519,000, $7,888,000, $1,676,000 and none, respectively. Adjusted EBITDA is presented because we believe it is a widely accepted financial indicator of a company's ability to incur and service debt. We believe that Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as an indicator of operating performance or to cash provided by operations as a measure of liquidity, is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles. Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.



 (2) Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenues. This measurement is used by us, and is commonly used in the cable television industry, to analyze and compare cable television companies on the basis of operating performance. We believe that Adjusted EBITDA margin is not intended to be a performance measure that should be regarded as an alternative either to operating income or net income as prepared in accordance with generally accepted accounting principles. Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies.



 (3) Deficiency of earnings consists of loss before income tax benefit (expense) and cumulative effect of change in accounting principle. Fixed charges consist of interest expense and the interest portion of rental expense.



 (4) Homes passed refers to estimates by us of the approximate number of dwelling units in a particular community that can be connected to our cable television distribution system without any further extension of principal transmission lines.



 (5) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts are included on an equivalent basic unit basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.



 (6) Penetration is calculated as the number of basic subscribers as a percentage of homes passed.



 (7) Each premium channel received is counted as a separate premium subscriber.



 (8) Premium penetration is calculated as the number of premium subscribers as a percentage of basic subscribers.



 (9) Average monthly basic revenue per basic subscriber equals revenues from basic subscriptions of cable systems during the respective period divided by the months in the period and divided by the weighted average number of Buford's basic subscribers for the respective period.



(10) Average monthly total revenue per basic subscriber equals total revenues of cable systems during the respective period divided by the months in the period and divided by the weighted average number of Buford's basic subscribers for the respective period.

                                  RISK FACTORS



     In addition to the other information set forth in this prospectus, you should carefully review the following risk factors before deciding to participate in the exchange offer.



WE ARE A HOLDING COMPANY AND ARE DEPENDENT ON THE OPERATIONS OF OUR
SUBSIDIARIES.



     We are a holding company and are dependent on the cash flow generated by our direct and indirect operating subsidiaries. We must rely on dividends or other intercompany transfers from our operating subsidiaries to generate the funds necessary to meet debt service and other obligations, including the payment of principal and interest on the notes. The ability of our subsidiaries to pay dividends or make other payments will be subject to applicable state laws.



WE DEPEND UPON OUR SUBSIDIARIES FOR FUNDS NECESSARY TO MAKE PAYMENTS ON THE
NOTES.



     We have no operations of our own. Consequently, we will rely on dividends from Classic Cable, and hence the cash flow of Classic Cable, in order to meet our debt service obligations. The debt instruments of Classic Cable severely restrict, among other things, the payment of dividends, the making of loans by Classic Cable or its subsidiaries to us and our ability to purchase exchange notes tendered pursuant to a change of control offer.



     As a result of the relationship between Classic Cable and us, our creditors, including the holders of the exchange notes, will effectively rank junior to all creditors of Classic Cable, including the bank lenders under Classic Cable's new credit facility, the holders of the senior subordinated notes of Classic Cable and the trade creditors of Classic Cable and its subsidiaries, notwithstanding that the exchange notes will be our senior obligations. Accordingly, in the event of the dissolution, bankruptcy, liquidation or reorganization of Classic Cable and/or us, the holders of the exchange notes may not receive any amounts with respect to the exchange notes until after the payment in full of the claims of creditors of Classic Cable. As of March 31, 1999, pro forma for the Buford acquisition, the aggregate amount of indebtedness and other obligations of Classic Cable and its subsidiaries, to which the holders of the exchange notes will be structurally subordinated, would have been approximately $479.7 million.



     The exchange notes will not be secured by any of our assets. We will pledge all of the capital stock of Classic Cable to collateralize borrowings of Classic Cable under its new credit facility. If Classic Cable becomes insolvent or is liquidated, or if payment under its new credit facility is accelerated, the lenders under Classic Cable's new credit facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to Classic Cable's new credit facility. Accordingly, these lenders have a prior claim on our assets.



WE HAVE SIGNIFICANT DEBT WHICH MAY LIMIT FUNDS AVAILABLE TO OPERATE AND COMPETE EFFECTIVELY.



     We, along with our subsidiary Classic Cable, have a significant amount of debt outstanding. As of March 31, 1999, pro forma for the Buford acquisition, we would have owed approximately $517.8 million under our various debt agreements. The maximum amount of senior debt that we would have been able to borrow on that date was $71.3 million, subject to limitations contained in Classic Cable's new credit facility. Under Classic Cable's new credit facility, Classic Cable will be required to make minimum principal payments totaling approximately $2.9 million beginning in 2001, increasing to $19.8 million by 2007, with all unpaid amounts due by 2008. You should be aware that this significant amount of debt could have important consequences to you as a holder of the notes, including the following:



     - We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;



     - A significant portion of Classic Cable's cash flow from operations must be dedicated to the repayment of indebtedness, which will reduce the amount of cash it has available for other purposes;

     - We may be disadvantaged as compared to our competitors as a result of the significant amount of debt we now owe; and



     - Our ability to adjust to changing market conditions and our ability to withstand competition may be hampered by the amount of debt we now owe. It may also make us more vulnerable in a market downturn.



     Our earnings on a pro forma basis were not sufficient to cover our fixed charges by $65.7 million for the year ended December 31, 1998 and by $14.5 million for the three months ended March 31, 1999. However, you should know that these amounts reflect non-cash charges totaling approximately $75.3 million for the year ended and $17.7 million for the three months, primarily from depreciation and amortization.



DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES WILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.



     We and our subsidiaries will be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Classic Cable's new credit facility would permit additional borrowing of up to $75.0 million after completion of the Buford acquisition and related financings, and all of those borrowings will be senior to the notes. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Other Indebtedness" and "Description of the Exchange Notes."



WE MAY NOT HAVE ENOUGH CASH TO SERVICE OUR INDEBTEDNESS AND TO FUND OUR CAPITAL EXPENDITURES AND ACQUISITIONS.



     Our ability to make payments on and to refinance our indebtedness, including these notes, and to fund planned capital expenditures and acquisitions will depend on Classic Cable's ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.



     We cannot assure you that Classic Cable's business will generate sufficient cash flow from operations and that currently anticipated cost savings and operating improvements will be realized on schedule in an amount sufficient to enable us to pay our indebtedness, including indebtedness under these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including Classic Cable's credit facility and these notes, on commercially reasonable terms or at all.



IF THE OPERATIONS OF THE COMPANIES CLASSIC CABLE ACQUIRES ARE NOT SUCCESSFULLY INTEGRATED WITH ITS OPERATIONS, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.



     The benefits we anticipate in the combination of Classic Cable and Buford may not be realized if combining Classic Cable's business and Buford's business cannot be accomplished in an efficient and effective manner. This combination will require, among other things, the integration of management philosophies and personnel, arrangements with third party vendors, standardization of training programs, realization of operating efficiencies and effective coordination of sales and marketing and financial reporting efforts. Acquisitions in general pose a number of special risks for us, including adverse short-term effects on our reported operating results, diversion of management's attention, and unanticipated problems or legal liabilities. Future acquisitions and the integration of other companies' operations into ours may not be successful or accomplished efficiently. If we fail to integrate Buford's operations successfully, Classic Cable's operations and our financial results could be affected, both materially and adversely.

IF WE CANNOT ADEQUATELY MANAGE OUR INCREASED SIZE RESULTING FROM CLASSIC CABLE'S ACQUISITION OF BUFORD, ITS FUTURE OPERATIONS MAY BE ADVERSELY AFFECTED.



     Classic Cable's operations will approximately double with the purchase of Buford. Its future operations depend largely upon its ability to manage this sizeable and growing business successfully. In addition, Classic Cable's management team will have to manage a larger number of cable operations than it has previously operated. If we fail to manage the size and the growth of Classic Cable's business, a material adverse effect could result.



WE MAY CONTINUE TO INCUR NET LOSSES.



     We had a pro forma consolidated net loss of $63.5 million for the year ended December 31, 1998 and a pro forma net loss of $14.4 million for the three months ended March 31, 1999. We expect to continue to incur net losses for the foreseeable future. These losses reflect significant depreciation and amortization charges and interest expense on debt we incurred. We cannot assure you that we will become profitable in the foreseeable future, if ever. You should also be aware that there are restrictions and limitations on our ability to utilize our net operating losses for federal income tax purposes in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Classic Communications."



OUR DEBT AGREEMENTS MAY SIGNIFICANTLY LIMIT OR PROHIBIT US FROM ENGAGING IN CERTAIN TRANSACTIONS.



     The indenture and Classic Cable's new credit facility impose significant operating and financial restrictions on us and our subsidiaries.



     The loan documents Classic Cable will sign to borrow money to acquire Buford impose significant restrictive covenants on Classic Cable and require Classic Cable to maintain specified financial ratios and satisfy certain financial tests. Classic Cable's ability to meet these financial ratios and tests may be affected by events beyond its control and, as a result, we cannot assure you that Classic Cable will be able to meet such tests. In addition, the restrictions contained in Classic Cable's new credit facility could limit its ability to obtain future financing, make needed capital expenditures, withstand a future downturn in its business or in the economy or otherwise conduct necessary corporate activities. Classic Cable's failure to comply with the restrictions in the indenture and its new credit facility could lead to a default under the terms of those documents. In the event of such a default, the lenders could declare all amounts borrowed and all amounts due under other instruments that contain certain provisions for cross-acceleration or cross-default due and payable. In addition, the lenders could terminate their commitments to lend to Classic Cable in the future. If that occurs, we cannot assure you that we would be able to make payments on our notes or that we would be able to find additional alternative financing. Even if we could obtain additional alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to us.



     You should also be aware that the existing indebtedness under Classic Cable's new credit facility is secured by substantially all of Classic Cable's and its subsidiaries' assets. Should a default or acceleration of this indebtedness occur, the holders of this indebtedness could sell the assets to satisfy all or a part of what is owed. For additional information, please refer to the sections in this prospectus entitled "Description of the Exchange
Notes -- Certain Covenants" and "Description of Other Indebtedness."



WE MAY BE REQUIRED TO REPURCHASE OUR OUTSTANDING NOTES.



     Upon consummation of the Brera Classic equity investment, a change of control will occur and we will be required to offer to repurchase our outstanding old notes at a purchase price equal to 101% of the accreted value of such notes plus accrued and unpaid interest. We cannot assure you that some or all of the holders of those notes will not require us to repurchase their notes, and we cannot assure you that we will have enough funds to pay for all of the notes. We have not arranged for financing to repurchase these notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --

Liquidity and Capital Resources -- Pro Forma for the Buford Acquisition and Other Completed Acquisitions."



WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE TO PURCHASE THESE NOTES.



     If a change of control occurs after the change of control resulting from consummation of the Brera Classic equity investment, we will be required to make an offer to purchase all of the exchange notes then outstanding. We will be required to purchase the exchange notes at 101% of their accreted value, plus accrued and unpaid interest to the date of repurchase. If a change of control occurs, we cannot be sure that we will have enough funds to pay for all of the notes. If we are required to purchase the notes, we will need to secure third-party financing if we do not have available funds to meet our purchase obligations. However, we cannot assure you that we will be able to secure such financing on favorable terms, if at all.



     Also, our financing arrangements will restrict our ability to repurchase the notes, including pursuant to a change of control. Furthermore, a change of control will result in an event of default under Classic Cable's new credit facility and may lead to an acceleration of any other senior indebtedness it may have at that time. The restrictions on Classic Cable would require it to pay its new credit facility and any other senior indebtedness in full before it could pay dividends enabling us to repurchase our outstanding notes. See "-- We may be required to repurchase our outstanding notes" and "Description of the Exchange Notes -- Repurchase at the Option of Holders -- Change of Control." The inability to purchase all of the tendered notes would constitute an event of default under the indenture.



BRERA CLASSIC WILL BE OUR CONTROLLING STOCKHOLDER.



     After the Brera Classic equity investment, Brera Classic will hold approximately 64% of our issued and outstanding shares of common stock. As a result, Brera Classic will control us and will have the ability to elect the majority of our directors. The board, in turn, may appoint new senior management and approve any actions requiring the approval of our stockholders. These actions include adopting amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets. The interests of Brera Classic, Classic and their respective affiliates may conflict with the interests of the holders of the notes.



OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL. THE LOSS OF ANY ONE OF THESE COULD ADVERSELY AFFECT OUR BUSINESS.



     Our continued success is highly dependent upon the personal efforts and abilities of our senior management, including J. Merritt Belisle, our Chief Executive Officer, and Steven E. Seach, our President and Chief Financial Officer. Although we have employment contracts with these officers, we cannot assure you that their services will continue to be available to us and the loss of either one of them could impact us in a negative way.



WE MAY NOT BE ABLE TO CONTINUE OUR ACQUISITION STRATEGY.



     A significant element of our growth strategy is to expand by acquiring cable television systems located in reasonable proximity to existing systems or of a sufficient size to enable the acquired system to serve as the basis for a regional cluster. We cannot assure you that we will be able to identify and acquire additional cable systems or that we will be able to finance significant acquisitions in the future. See "Business -- Our Strategy."



WE CANNOT ASSURE YOU THAT OUR FRANCHISES WILL BE RENEWED OR THAT A FRANCHISE AUTHORITY WILL NOT GRANT A FRANCHISE IN OUR MARKETS TO A COMPETITOR.



     Our business is dependent upon the retention and renewal of our local franchises. Franchises typically impose conditions relating to the operation of cable television systems, including requirements relating to the payment of fees, system bandwidth capacity, customer service requirements, franchise renewal and termination. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchises. We may not be able to retain or renew such franchises, or renew these franchises on terms as favorable to us as our existing franchises. Furthermore, it is possible that a franchise authority might grant a franchise to another cable company or other telecommunications provider seeking to provide cable services. The non-renewal or termination of franchises relating to a significant portion of our subscribers could have a material adverse effect on our results of operations. See
"Business -- Franchises."



OUR BUSINESS IS SUBJECT TO COMPREHENSIVE LEGISLATION AND GOVERNMENT REGULATION.



     The cable television industry is subject to extensive regulation at the federal and local levels, and in some cases, at the state level. The 1984 Cable Act, the 1992 Cable Act and the 1996 Telecom Act establish a national policy to guide the development and regulation of cable television systems. Principal responsibility for implementing the policies of the Cable Acts and 1996 Telecom Act has been allocated between the FCC and state or local regulatory authorities. We cannot predict the effect that ongoing or future developments may have on the cable communications industry or on our operations and we cannot assure you that our revenues and results of operations will not be adversely affected in the future by regulation of cable system rates.



     A federal district court in Oregon recently held that, as a condition of approving AT&T's acquisition of TCI's cable franchises, the City of Portland had the authority to require AT&T to provide competing Internet and other on-line services providers with open access to AT&T's cable platforms. This case has been appealed. Similar conditions could be imposed upon us, either pursuant to a local franchising authority's approval of a merger or other transaction between us and another company or through future regulatory or legislative developments at the federal, state or local level. On the other hand, future regulatory or legislative developments at the federal or state level could limit the authority of local franchising authorities to impose such conditions. Restrictions along these lines, if upheld or enacted, could prohibit us from entering into exclusive access agreements with affiliated, and possibly unaffiliated, Internet providers.



     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies. Although no state in which we currently operate has enacted state level regulation, we cannot assure you that the states in which we do operate will not enact such regulation, or that we will not acquire any other cable systems in a state that does regulate our business. See "Legislation and Regulation -- State and Local Regulation." Government regulations at any level may affect our ability to obtain a sufficient return on our investments. Furthermore, the regulations are changing rapidly to allow significantly increased competition among various service providers. As a result, we cannot predict the eventual effect of these regulations. See "Legislation and Regulation." We need government approval for a number of license transfers that are required in connection with the Brera Classic equity investment and the Buford acquisition. While we do not anticipate problems in obtaining approval, we may need to complete the acquisition and the offering using temporary licenses or oral agreements. If we cannot obtain final approval, our ability to operate some of our cable systems could be significantly impaired. With respect to a small number of other licenses, additional filings will be required to ensure compliance with the FCC's foreign ownership restrictions.



THE CABLE TELEVISION INDUSTRY IS EXTREMELY COMPETITIVE AND WE CANNOT PREDICT WHETHER WE WILL BE SUCCESSFUL IN REMAINING COMPETITIVE.



     Because our franchises are non-exclusive, there is the potential for competition with our cable systems from other operators of cable systems, including systems operated by local governments and from other distribution systems capable of delivering programming to homes or businesses, including direct broadcast satellite systems, known as DBS, and multichannel multipoint distribution service systems, known as wireless cable, because these systems use low-power microwave frequencies to transmit video programming over the air to customers. Within the home video programming market, we compete with other cable franchise holders and with DBS and wireless cable providers. In recent years, the FCC has adopted policies providing for a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable systems. Programming comparable to that of cable systems is currently available to the owners of home satellite dish earth stations through conventional-, medium- and high-powered satellites. Several companies offer DBS service. In recent years there has been significant national growth in the number of subscribers to DBS services, and such growth would be assisted if one or more DBS providers is successful in delivering local broadcast signals. Legislation to amend the Copyright Act to authorize carriage of local broadcast signals by DBS providers has passed both chambers of Congress and is currently pending before a conference committee.



     In addition, recent FCC and judicial decisions and federal legislation has enabled local telephone companies to provide a wide variety of video services competitive with services provided by cable systems and to provide cable services directly to customers. We cannot predict the extent to which competition will materialize from other cable television operators, other distribution systems for delivering video programming to the home or other potential competitors, or, if such competition materializes, the extent of its effect on us. Various local exchange carriers currently are providing video programming services within and outside their telephone service areas through a variety of distribution methods, including both the deployment of broadband cable facilities and the use of wireless transmission facilities. Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. As a result, we cannot predict the effect that ongoing or future developments might have on the cable industry. See "Business -- Competition" and "Legislation and Regulation."



WE COULD BE ADVERSELY AFFECTED IF OUR OR OUR VENDORS' COMPUTER SYSTEMS ARE NOT YEAR 2000 COMPLIANT.



     Year 2000 issues exist when dates are recorded in computers using two digits, rather than four, and are then used for arithmetic operations, comparisons or sorting. A two-digit recording may recognize a date using "00" as 1900 rather than 2000, which could cause our computer systems to perform inaccurate computations. We may not be able to identify all systems with Year 2000 problems. Moreover, the costs to correct these problems may be substantial. Also we may not be able to correct the problems we identify. You should be aware that Year 2000 issues relate not only to our systems, but also to those used by our suppliers. We anticipate that system replacements and modifications will resolve any Year 2000 issues that may exist with our suppliers or their suppliers. However, we cannot assure you that such replacements or modifications will be completed successfully or on time and, as a result, any failure to complete such modifications on time could materially affect our financial and operating results in a negative way. For additional information regarding the Year 2000 issue and the potential impact on our business, refer to the section in this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."



YOU MAY FIND IT DIFFICULT TO SELL YOUR NOTES.



     Currently, there is no public market for the notes. We do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. Although the initial purchaser has informed us that it intends to make a market in the notes, it is not obligated to do so and may discontinue any such market at any time without notice. In addition, such market making activity may be limited during the exchange offer or during an offering under a shelf registration statement should we decide to file one. As a result, we can make no assurances to you as to the development or liquidity of any market for the notes, your ability to sell the notes, or the price at which you may be able to sell the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that, if a market develops, it will not be subject to similar disruptions.

THE OLD NOTES WERE ISSUED AT A DISCOUNT, WHICH MAY RESULT IN ADVERSE CONSEQUENCES TO A HOLDER OF THE NOTES AND CLASSIC.



     The old notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the notes prior to August 1, 2003, and there will be no payments of cash interest on the notes prior to February 1, 2004, original issue discount, the difference between the stated redemption price at maturity of the exchange notes and the issue price of the old notes, will accrue from the issue date of the old note and generally will be includible as interest income in the notes holder's gross income for United States federal income tax purposes in advance of the cash payments to which the income is attributable.



     Furthermore, the exchange notes will be subject to the high yield discount obligation rules which will defer and may in part eliminate our ability to deduct the original issue discount attributable to the exchange notes. Accordingly, our after tax cash flow might be less than if the original issue discount on the notes were deductible when it accrues. See "United States Federal Income Tax Considerations." Similar results may apply under state tax laws.



     If a bankruptcy case is commenced by or against Classic or Classic Cable under the Federal Bankruptcy Code after the issuance of the exchange notes, the claim of a holder of exchange notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price allocable to the notes and (ii) that portion of the original issue discount which is not deemed to constitute unmatured interest for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute unmatured interest.

                                USE OF PROCEEDS


     We will receive no cash proceeds from the exchange pursuant to the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement.



     The net proceeds to Classic and Classic Cable from the offering of the old notes of Classic and the old notes of Classic Cable, along with the proceeds from the senior credit agreement, were approximately $280.2 million and were used to



     - fund the acquisition of certain assets of Cable One, Inc. ($41.7 million),



     - redeem existing preferred stock and accrued dividends ($31.0 million),



     - retire the outstanding subordinated debt and accrued interest ($4.5 million),



     - repay the previous senior credit agreement and other outstanding debt ($190.3 million) and interest ($2.6 million) and



     - pay fees and expenses of these transactions ($10.1 million).



     The preferred stock accrued dividends at rates ranging from 8% to 15% and had mandatory redemption requirements in 2001 and 2005. The subordinated debt accrued interest at rates ranging from 7.5% to 15% and matured in 2002 and 2007. The senior credit agreement accrued interest at the LIBOR rate plus an applicable margin. Principal payments were to begin in 1999 with the balance due in 2005.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION



     The following Unaudited Pro Forma Consolidated Financial Information is based on the audited and unaudited financial statements of Classic and Buford included elsewhere in this prospectus, and unaudited financial information of certain systems acquired by Classic Cable in July 1998 from Cable One and certain systems acquired by Buford in April 1998. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The Unaudited Pro Forma Consolidated Financial Information and accompanying notes should be read in conjunction with the historical financial statements of Classic and Buford and the respective notes to those statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



     The Unaudited Pro Forma Consolidated Balance Sheet has been prepared to give effect to the financing we are entering into in connection with the Buford acquisition as if it had occurred on March 31, 1999. The Unaudited Pro Forma Consolidated Statements of Operations have been prepared to give effect to the Buford acquisition and the other acquisitions completed by both Classic Cable and Buford during 1998 as if they had occurred on January 1, 1998. All acquisitions are accounted for under the purchase method of accounting. The Unaudited Pro Forma Consolidated Financial Information reflects our allocation of the purchase price for the Buford acquisition based upon our current estimates of the values of the assets to be acquired and liabilities assumed. The final purchase price and the allocation of that price may vary as additional information is obtained and, accordingly, the ultimate allocation may differ from those used in the Unaudited Pro Forma Consolidated Financial Information.



     The Unaudited Pro Forma Consolidated Financial Information does not purport to be indicative of the results that would have been obtained had the transactions been completed as of the assumed date and for the periods presented or that may be obtained in the future. The Unaudited Pro Forma Consolidated Financial Information is included in this prospectus for informational purposes, and while we believe that it may be helpful in understanding our combined operations for the periods indicated, you should not unduly rely on the information.

                          CLASSIC COMMUNICATIONS, INC.
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999
                             (DOLLARS IN THOUSANDS)



                                                 CLASSIC
                                              COMMUNICATIONS    BUFORD    ADJUSTMENTS              PRO FORMA
                                              --------------   --------   -----------              ---------
ASSETS
Cash and cash equivalents...................     $  3,472      $  9,049          --                $ 12,521
Accounts receivable, net....................        5,061         2,516          --                   7,577
Prepaid expenses............................          872           241          --                   1,113
Property, plant and equipment...............      130,399       203,848    $(80,639)(d)(l)          253,608
Accumulated depreciation....................      (43,641)      (91,905)     91,905(e)              (43,641)
                                                 --------      --------    --------                --------
                                                   86,758       111,943      11,266                 209,967
Deferred financing costs, net...............        9,061           154      14,319(f)(u)(w)         23,534
Other assets................................           --         2,365          --                   2,365
Intangible assets:
  Subscriber relationships..................       95,367            --      82,042(m)              177,409
  Franchise rights..........................       71,486        54,417      31,877(g)(n)           157,780
  Noncompete agreements.....................        8,425         7,434        (441)(h)(o)           15,418
  Goodwill..................................       40,506         3,203      (1,741)(i)(p)           41,968
                                                 --------      --------    --------                --------
                                                  215,784        65,054     111,737                 392,575
Less accumulated amortization...............      (71,120)      (17,242)     17,242(j)              (71,120)
                                                 --------      --------    --------                --------
                                                  144,664        47,812     128,979                 321,455
                                                 --------      --------    --------                --------
         Total assets.......................     $249,888      $174,080    $154,564                $578,532
                                                 ========      ========    ========                ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable..........................     $    593      $    416          --                $  1,009
  Subscriber deposits and unearned income...        5,011         2,351          --                   7,362
  Accrued expenses..........................        4,779         8,003          --                  12,782
  Accrued interest..........................        2,787            --          --                   2,787
  Long-term debt............................      290,428       118,000    $109,377(k)(q)(s)(t)     517,805
  Deferred taxes, net.......................        1,068         1,099          --                   2,167
                                                 --------      --------    --------                --------
         Total liabilities..................      304,666       129,869     109,377                 543,912
Stockholders' equity:
  Common stock, voting......................           17             1          64(a)(r1)               82
  Common stock, nonvoting...................           15            --          --                      15


  Additional paid-in capital................       28,876        14,833      82,102(b)(r2)()        125,811
  Accumulated deficit.......................      (83,686)       29,377     (36,979)(c)(v)(w)       (91,288)
                                                 --------      --------    --------                --------
         Total stockholders' equity.........      (54,778)       44,211      45,187                  34,620
                                                 --------      --------    --------                --------
         Total liabilities and stockholders' equity...    $249,888 $174,080  $154,564              $578,532
                                                 ========      ========    ========                ========



          See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                          CLASSIC COMMUNICATIONS, INC.



            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                              AS OF MARCH 31, 1999


                             (DOLLARS IN THOUSANDS)



     The following pro forma adjustments to the unaudited consolidated balance sheet assume the Buford acquisition and the related financing had been consummated on March 31, 1999.



     The Buford acquisition will be accounted for using the purchase method. The cost of the acquisition will be allocated to the fair value of the assets acquired as of the closing date, based upon valuations that are not yet complete. Accordingly, the allocations of the purchase price may change upon completion of the acquisition. This pending acquisition is dependent upon obtaining various approvals and sufficient financing.



     The estimated purchase price of Buford and the preliminary allocations are as follows:



     Purchase price of Buford....................................  $ 302,302
                                                                   =========
     Eliminate Buford equity:
(a)  Common stock................................................  $       1
(b)  Additional paid-in capital..................................     14,833
(c)  Accumulated deficit.........................................     29,377
                                                                   ---------
     Total Buford equity.........................................     44,211
     Eliminate historical property, plant and equipment:
(d)  Costs.......................................................   (203,848)
(e)  Accumulated deprecation.....................................     91,905
     Eliminate historical intangible assets:
(f)  Deferred financing costs....................................       (154)
(g)  Franchise rights............................................    (54,417)
(h)  Noncompete agreements.......................................     (7,434)
(i)  Goodwill and other intangible assets........................     (3,203)
(j)  Accumulated amortization....................................     17,242
(k)  Eliminate long-term debt not assumed........................    118,000
     Adjustments to record assets at fair value:
(l)  Property, plant and equipment...............................    123,209
(m)  Subscriber relationships....................................     82,042
(n)  Franchise rights............................................     86,294
(o)  Noncompete agreements.......................................      6,993
(p)  Goodwill....................................................      1,462
                                                                   ---------
     Total.......................................................  $ 302,302
                                                                   =========

     Sources and uses of funds for the Buford acquisition are as follows:



     SOURCES OF FUNDS:
(q)  The offering of new subordinated notes by Classic Cable.....  $ 150,000
(r)  The Brera Classic equity investment:
     (1) Common stock, voting....................................         65
     (2) Additional paid-in capital..............................     96,935
(s)  New Classic Cable credit facility...........................    178,677
                                                                   ---------
     Total sources of funds......................................  $ 425,677
                                                                   =========
     USES OF FUNDS:
(t)  Retirement of existing credit facility......................  $ 101,300
     Buford acquisition..........................................    302,302
     Fees and expenses:
(u)  Deferred financing costs....................................     16,875
(v)  Other transaction costs.....................................      5,200
                                                                   ---------
     Total uses of funds.........................................  $ 425,677
                                                                   =========



(w) Concurrent with the Buford acquisition, we will write off unamortized deferred financing costs of $2,402 related to the existing credit facility. The charge for the write off will be reflected as an extraordinary charge in the income statement for the period during which the Buford acquisition is closed. No such charge is included in the pro forma income statement information presented in this prospectus.

                          CLASSIC COMMUNICATIONS, INC.



            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1998


                             (DOLLARS IN THOUSANDS)



                                                                         BUFORD
                                     CLASSIC       CABLE                  1998          TOTAL            PRO
                                  COMMUNICATIONS    ONE      BUFORD    ACQUISITION   ADJUSTMENTS        FORMA
                                  --------------   ------   --------   -----------   -----------       --------
Revenues........................     $ 69,802      $6,616   $ 70,475     $3,056             --         $149,949
Operating expenses:
    Programming.................       17,840       1,762     18,339        708             --           38,649
    Plant and operating.........        8,437         829      6,937        397             --           16,600
    General and
      administrative............       11,295       1,109     16,183        557             --           29,144
    Marketing and advertising...          850         141        345         --             --            1,336
    Corporate overhead..........        3,648          --      9,364         99       $ (1,490)(a)       11,621
    Depreciation and
      amortization..............       30,531         759     21,399        750         12,818(b)        66,257
                                     --------      ------   --------     ------       --------         --------
         Total operating
           expenses.............       72,601       4,600     72,567      2,511         11,328          163,607
                                     --------      ------   --------     ------       --------         --------
Operating income (loss).........       (2,799)      2,016     (2,092)       545        (11,328)         (13,658)
Interest expense................      (24,442)         --     (7,919)       (34)       (18,772)(c)      (51,167)
Other income (expense)..........          (28)       (593)      (221)         1             --             (841)
                                     --------      ------   --------     ------       --------         --------
Income (loss) before income
  taxes.........................      (27,269)      1,423    (10,232)       512        (30,100)         (65,666)
Income tax benefit..............        1,930          --        226         --             --(d)         2,156
                                     --------      ------   --------     ------       --------         --------
Net Income (loss)...............     $(25,339)     $1,423   $(10,006)    $  512       $(30,100)        $(63,510)
                                     ========      ======   ========     ======       ========         ========



         See the Notes to the Unaudited Pro Forma Consolidated Statement of
                                  Operations.

                          CLASSIC COMMUNICATIONS, INC.



            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                   FOR THE THREE MONTHS ENDED MARCH 31, 1999


                             (DOLLARS IN THOUSANDS)



                                                  CLASSIC                    TOTAL           PRO FORMA
                                               COMMUNICATIONS   BUFORD    ADJUSTMENTS       AS ADJUSTED
                                               --------------   -------   -----------       -----------
Revenues.....................................     $19,576       $18,861          --          $ 38,437
Operating expenses:
     Programming.............................       5,231         5,217          --            10,448
     Plant and operating.....................       2,306         1,694          --             4,000
     General and administrative..............       2,948         4,160          --             7,108
     Marketing and advertising...............         173           109          --               282
     Corporate overhead......................         856           358     $  (253)(a)           961
     Depreciation and amortization...........       8,955         5,727       2,720(b)         17,402
                                                  -------       -------     -------          --------
          Total operating expenses...........      20,469        17,265       2,467            40,201
                                                  -------       -------     -------          --------
Income (loss) from operations................        (893)        1,596      (2,467)           (1,764)
Interest expense.............................      (7,446)       (2,094)     (3,223)(c)       (12,763)
Other income (expense).......................          17            23          --                40
                                                  -------       -------     -------          --------
Loss before income taxes.....................      (8,322)         (475)     (5,690)          (14,487)
Income tax benefit...........................          --            87          --(d)             87
                                                  -------       -------     -------          --------
Net loss.....................................     $(8,322)      $  (388)    $(5,690)         $(14,400)
                                                  =======       =======     =======          ========



  See the Notes to Unaudited Pro Forma Consolidated Statements of Operations.

                          CLASSIC COMMUNICATIONS, INC.



                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED


                            STATEMENTS OF OPERATIONS


                             (DOLLARS IN THOUSANDS)



     The accompanying Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1998 and the three months ended March 31, 1999 reflect the pro forma adjustments described below as if the Buford acquisition and the related financing as well as acquisitions completed in 1998 by Classic Cable and Buford all occurred on January 1, 1998. The Unaudited Pro Forma Consolidated Statements of Operations combine the historical results of operations of Classic with those of Buford and the completed acquisitions. These statements reflect the following adjustments for the period indicated:



          (a) Classic Cable has formulated a restructuring plan whereby certain identified employees of Buford's corporate management will be terminated. The functions of these employees were duplicative with those of Classic Cable and there is no expectation that the revenues generated by the Buford systems will be adversely affected by the restructuring plan. The costs associated with these employees was $1,490 and $253 for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.



          (b) Represents pro forma adjustments to depreciation and amortization in connection with the Buford acquisition and the completed acquisitions. The depreciation and amortization expense of property, plant and equipment and intangible assets acquired, net of elimination of depreciation and amortization expense on historical assets, is as follows:



                                                               YEAR ENDED     THREE MONTHS
                                                              DECEMBER 31,       ENDED
                                                                  1998       MARCH 31, 1999
                                                              ------------   --------------
Depreciation and amortization expense on the purchased basis of property, plant and equipment and intangible assets
  acquired..................................................    $35,726          $8,447
Elimination of historical depreciation and amortization
  expense...................................................    (22,908)         (5,727)
                                                                -------          ------
          Total adjustment to depreciation and
            amortization....................................    $12,818          $2,720
                                                                =======          ======



     The property, plant, and equipment and intangible assets acquired in connection with the Buford acquisition are estimated below:



                                                                         DEPRECIATION/
                                                                         AMORTIZATION
                                                                            PERIOD
                                                                            (YEARS)
                                                                         -------------
Land........................................................  $    888        --
Buildings...................................................     3,909        30
Leasehold improvements......................................       818         7
Vehicles....................................................     3,766         5
Cable television distribution systems.......................    43,940        12
UHF system..................................................     9,280         7
Mobile radio equipment......................................       364         7
Headend electronics.........................................    26,406         7
Headend tower and antennae..................................    11,077         7
Microwave equipment.........................................     4,657         7
Shop and test equipment.....................................     5,517         7
Drops.......................................................     9,622         7
Furniture and fixtures......................................     1,608         7
Office equipment............................................       986         7
Computer hardware and equipment.............................       322         4

                                                                         DEPRECIATION/
                                                                         AMORTIZATION
                                                                            PERIOD
                                                                            (YEARS)
                                                                         -------------
Computer software...........................................        49         3
Subscriber relationships....................................    82,042        12
Franchise rights............................................    86,294         8
Noncompete agreements.......................................     6,993         5
Goodwill....................................................     1,462        20
                                                              --------        --
                                                              $300,000
                                                              ========



          (c) Represents:



             - interest expense on the new credit facility using a current interest rate of 7.60%, 7.60% and 7.85% for the revolver, the Term A and the Term B loans, respectively, per annum,



             - interest expense on the notes using a rate of 9.00% per annum,



             - amortization expense of deferred financing fees related to the new debt under our financing,



             - elimination of historical interest expense related to Buford's debt not assumed, and



             - elimination of historical interest expense from the repayment of the current credit facility with proceeds from the financing and elimination of the related amortization of deferred financing costs, as follows:



                                                                 YEAR ENDED       THREE MONTHS ENDED
                                                              DECEMBER 31, 1998     MARCH 31, 1999
                                                              -----------------   ------------------
Interest expense on the new Classic Cable credit facility...      $ 13,823*            $ 3,456*
Interest expense on the new subordinated Classic Cable
  notes.....................................................        13,500               3,375
Full year interest expense on exchange notes................        12,632                  --
Amortization expense of deferred financing fees related to
  the financing.............................................         1,867                 467
Elimination of historical interest expense on the current
  credit facility and subordinated debt and related
  amortization of deferred financing costs..................       (23,050)             (4,075)
                                                                  --------             -------
          Total increase to interest expense................      $ 18,772             $ 3,223
                                                                  ========             =======


---------------

* The total effect of a 1/8% variance in the interest rate would be $223 and $56, respectively.



          (d) Represents the:



             - tax effect of pro forma adjustments,



             - recognition of tax expense for the acquired systems which were historically not allocated tax expense by their former parent, and



             - the effect of recording a valuation allowance on excess deferred tax assets arising from pro forma adjustments.

     We record a tax benefit only to the extent existing deferred tax liabilities reverse within the appropriate period to offset deferred tax assets. These reversing liabilities will be fully recognized in 1998, and a valuation allowance remains on 100% of the remaining deferred tax assets. As a result, the ratable tax benefit to be realized is limited, resulting in an effective rate of less than 5%.



                                                               YEAR ENDED     THREE MONTHS
                                                              DECEMBER 31,       ENDED
                                                                  1998       MARCH 31, 1999
                                                              ------------   --------------
Total pro forma adjustments.................................    (30,100)         (5,690)
Tax rate....................................................         34%             34%
                                                                -------         -------
                                                                 10,234           1,935

Total Cable One and the Buford 1998 acquisition pre tax
  income....................................................      1,935              --
Tax rate....................................................         34%             34%
                                                                -------         -------
                                                                   (658)             --

Effect of valuation allowance...............................     (9,576)         (1,935)
                                                                -------         -------
Total adjustment to income tax benefit......................         --              --
                                                                =======         =======

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA --


                          CLASSIC COMMUNICATIONS, INC.



     The following table presents selected historical financial data about Classic. You should read this information together with "Summary Historical Financial and Operating Data -- Classic Communications, Inc.," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Classic's consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus.



     Classic's selected historical financial data as of and for each of the five years in the period ended December 31, 1998 have been derived from Classic's consolidated financial statements, which have been audited and reported upon by Ernst & Young LLP. The historical data for the three months ended March 31, 1998 and 1999 have been derived from Classic's unaudited financial statements. The unaudited financial statements contain all adjustments, consisting of normal recurring accruals, which Classic considers necessary for a fair presentation of its financial position and results of operations for these periods.



                                                                                                            THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                   ---------------------------------------------------   -------------------
                                                    1994       1995       1996       1997       1998       1998       1999
                                                   -------   --------   --------   --------   --------   --------   --------
                                                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues.........................................  $16,019   $ 36,677   $ 59,821   $ 60,995   $ 69,802   $ 16,072   $ 19,576
Costs and expenses...............................    8,372     18,911     33,553     36,555     42,070      9,613     11,514
Depreciation and amortization....................    6,383     16,427     27,510     27,832     30,531      7,006      8,955
                                                   -------   --------   --------   --------   --------   --------   --------
Operating income (loss)..........................    1,264      1,339     (1,242)    (3,392)    (2,799)      (547)      (893)
Interest expense.................................   (4,975)   (14,199)   (20,633)   (21,299)   (24,442)    (5,014)    (7,446)
Gain on sale of cable systems....................      115         --      4,901      3,644         --         --         --
Write-off of abandoned telephone operations......       --         --     (2,994)      (500)      (220)        --         --
Other income (expense)...........................       --         --         --         71        192         30         17
                                                   -------   --------   --------   --------   --------   --------   --------
Loss before income tax benefit, minority interest
  and extraordinary loss.........................   (3,596)   (12,860)   (19,968)   (21,476)   (27,269)    (5,531)    (8,322)
Income tax benefit...............................    1,121      4,533      6,802      7,347      1,930        684         --
Extraordinary loss...............................       --     (4,054)        --         --     (5,524)        --         --
Minority interest in net loss of subsidiary......       46         --         --         --         --         --         --
                                                   -------   --------   --------   --------   --------   --------   --------
Net loss.........................................  $(2,429)  $(12,381)  $(13,166)  $(14,129)  $(30,863)  $ (4,847)  $ (8,322)
                                                   =======   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA (END OF PERIOD):
Total assets.....................................  $96,136   $271,516   $245,922   $220,162   $254,604         --   $249,888
Total debt.......................................   58,161    207,706    197,504    191,990    282,842         --    290,428
Total liabilities................................   78,251    232,531    219,232    206,643    301,392         --    304,666
Total redeemable preferred stock.................   12,332     19,260     22,726     26,705         --         --         --
Total stockholders' equity.......................    5,553     19,725      3,965    (13,186)   (46,788)        --    (54,778)

     SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA -- BUFORD GROUP, INC.



     The following table presents selected historical financial data about Buford. You should read this information together with "Summary Historical Financial and Operating Data -- Buford Group, Inc.," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Buford's consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus.



     The selected data presented below under the headings "Income Statement Data" and "Balance Sheet Data," for and as of the end of each of the years in the five-year period ended December 31, 1998 are derived from Buford's consolidated financial statements, which financial statements have been audited by KPMG LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, and the auditors' report thereon, are included elsewhere in this prospectus. The historical data for the three months ended March 31, 1998 and 1999 have been derived from Buford's unaudited financial statements. The unaudited financial statements contain all adjustments, consisting of normal recurring accruals, which Buford considers necessary for a fair presentation of Buford's financial position and results of operations for these periods.



                                                                                                            THREE MONTHS
                                                                YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                                  ----------------------------------------------------   -------------------
                                                    1994       1995       1996       1997       1998       1998       1999
                                                  --------   --------   --------   --------   --------   --------   --------
                                                                            (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues........................................  $ 37,032   $ 49,558   $ 49,561   $ 58,136   $ 70,475   $ 15,263   $ 18,861
Costs and expenses..............................    26,755     32,965     32,932     40,858     51,168     11,656     11,538
Depreciation and amortization...................    13,670     17,379     17,175     17,753     21,399      4,870      5,727
                                                  --------   --------   --------   --------   --------   --------   --------
Operating income (loss).........................    (3,393)      (786)      (546)      (475)    (2,092)    (1,263)     1,596
Interest expense................................    (2,823)    (6,332)    (5,345)    (5,787)    (7,919)    (1,592)    (2,094)
Gain on sale of cable systems...................        --      8,506      5,418         --         --         --         --
Other income (expense)..........................       191      1,443        344        859       (221)        60         23
                                                  --------   --------   --------   --------   --------   --------   --------
Loss before income tax benefit (expense) and
  cumulative effect of change in accounting
  principle.....................................    (6,025)     2,831       (129)    (5,403)   (10,232)    (2,795)      (475)
Income tax benefit (expense)....................     3,027      7,235        (94)       315        226       (156)        87
Cumulative effect of change in accounting
  principle.....................................        --         --         --         --         --         --       (207)
                                                  --------   --------   --------   --------   --------   --------   --------
Net income (loss)...............................  $ (2,998)  $ 10,066   $   (223)  $ (5,088)  $(10,006)  $ (2,951)  $   (595)
                                                  ========   ========   ========   ========   ========   ========   ========
BALANCE SHEET DATA (END OF PERIOD):
Total assets....................................  $127,702   $127,379   $117,676   $143,932   $175,953         --   $174,080
Total debt......................................    72,110     70,643     60,053     85,000    118,000         --    118,000
Total liabilities...............................    91,773     80,122     69,182     97,008    131,147         --    129,869
Total stockholders' equity......................    35,969     47,257     48,493     46,924     44,806         --     44,211

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     The following discussion provides additional information regarding our financial condition and results of operations for each of the years ended December 31, 1996, 1997 and 1998. This discussion should be read in conjunction with "Selected Historical Consolidated Financial Data -- Classic Communications, Inc.," "Selected Historical Consolidated Financial Data -- Buford Group, Inc.," "Unaudited Pro Forma Consolidated Financial Information" and both Classic's and Buford's consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus. During their existence, both Classic Cable and Buford have completed multiple acquisitions and divestitures of cable systems. As a result, we believe that period-to-period comparisons of their financial results to date are not necessarily meaningful and should not be relied upon as an indication of future performance.



OVERVIEW



     As a result of the Buford acquisition and after giving effect to other recently announced cable transactions, we are the 14th largest cable television operator in the United States. We own, operate and develop cable television systems in selected non-metropolitan markets across nine contiguous states primarily located in the central United States. Since 1992, we have completed and integrated over 20 acquisitions. As of March 31, 1999, our collective systems passed approximately 609,000 homes and served approximately 360,000 basic subscribers.



     We have developed a plan to integrate the operation of Buford's cable systems with Classic Cable's cable systems. The major initiatives of this plan are to (A) eliminate duplicative general and administrative expenses, (B) enhance our customer service program with the addition of Buford's call center and satellite-based communications service system, (C) reduce duplicative service costs pursuant to our "clustering" philosophy, and (D) increase the quality of programming services in the acquired systems.



     Revenues. Revenues are primarily attributable to monthly subscription fees charged to subscribers for our basic and premium cable television programming services. Basic revenues consist of monthly subscription fees for all services, other than premium programming, as well as monthly charges for customer equipment rental. Premium revenues consist of monthly subscription fees for programming provided on a per channel basis. In addition, other revenues are derived from:



     - installation and reconnection fees charged to basic subscribers to commence or reinstate service;



     - pay-per-view charges;



     - late payment fees;



     - advertising revenues; and



     - commissions related to the sale of merchandise by home shopping services.



     At March 31, 1999, our collective systems served approximately 360,000 basic subscribers and approximately 194,000 premium units, representing a basic penetration rate of approximately 59% and a premium penetration rate of approximately 32%. The table below sets forth for the periods indicated the percentage of our total revenues attributable to the various sources:



                                                       YEAR ENDED    QUARTER ENDED
                                                      DECEMBER 31,     MARCH 31,
                                                          1998           1999
                                                      ------------   -------------
Basic...............................................      84.0%           84.1%
Premium.............................................      11.2            10.9
Other...............................................       4.8             5.0
                                                         -----           -----
          Total revenues............................     100.0%          100.0%
                                                         =====           =====

     Operating Expenses. Our operating expenses consist of (A) programming fees,
(B) plant and operating costs, (C) general and administrative expenses and (D) marketing costs directly attributable to the systems. Programming fees have historically increased at rates in excess of inflation due to system acquisitions and internal growth, as well as increases in the number, quality and cost of programming services offered by us. We benefit from our membership in an industry cooperative with over 10 million basic subscribers that provides its members with volume discounts from programming networks and cable equipment vendors. Plant and operating costs include expenses related to wages and employee benefits of technical personnel, electricity, systems supplies, vehicles and other operating costs. General and administrative expenses directly attributable to the systems include wages and employee benefits for customer service, accounting and administrative personnel, franchise fees and expenses related to billing, payment processing, and office administration.



     Corporate Overhead. Corporate overhead consists primarily of expenses incurred by our executive management, which are not directly attributable to any one system.



     Operating Losses. The high level of depreciation and amortization associated with the acquisitions and capital expenditures related to continued construction and upgrading of the current systems, together with interest costs related to our financing activities, have contributed to our net losses. We believe that such net losses are common for the cable television industry.



RESULTS OF OPERATIONS -- CLASSIC COMMUNICATIONS



  THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31,
1998



                                                       THREE MONTHS ENDED        THREE MONTHS ENDED
                                                         MARCH 31, 1998            MARCH 31, 1999
                                                     -----------------------   -----------------------
                                                     AMOUNT    % OF REVENUES   AMOUNT    % OF REVENUES
                                                     -------   -------------   -------   -------------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues...........................................  $16,072       100.0%      $19,576       100.0%
Operating expenses:
     Programming...................................    4,118        25.6         5,231        26.7
     Plant and operating...........................    1,959        12.2         2,306        11.8
     General and administrative....................    2,699        16.8         2,948        15.1
     Marketing and advertising.....................      208         1.3           173         0.9
Corporate overhead.................................      629         3.9           856         4.4
Depreciation and amortization......................    7,006        43.6         8,955        45.7
                                                     -------       -----       -------       -----
          Loss from operations.....................  $  (547)      (3.4)%      $  (893)      (4.6)%
                                                     =======       =====       =======       =====



     Revenues. Revenues increased $3.5 million, or 22%, for the three months ended March 31, 1999, as compared to the corresponding prior year period. Basic revenues increased by $3.0 million due to increased subscribers of approximately 24,000 and basic rate increases. The increase in subscribers was due to the acquisition of systems from Cable One in July 1998. In addition, there was a rate increase of approximately 7% affecting approximately two-thirds of our customers in February 1999 which resulted in an increase in basic revenues per subscriber of 6.3% from $27.09 to $28.81 quarter to quarter. Classic Cable has historically increased rates in February in order to offset increases in operating costs such as programming which occur primarily in January of each year.



     Operating Expenses. Operating expenses increased $3.9 million, or 23%, for the three months ended March 31, 1999, as compared to the corresponding prior year period. Programming expense increased $1.1 million due to the continued escalation in rates charged by programming vendors as well as an increase in the subscriber base over the same period in 1998. Depreciation and amortization expense for the three months ended March 31, 1999 was $9.0 million, an increase of $1.9 million over the same period in 1998. The increase represents the effect of acquisitions and capital expenditures.

     Other Income and Expenses. Interest expense increased $2.4 million, or 49%, for the three months ended March 31, 1999, as compared to the corresponding prior year period. This increase is primarily the result of the debt issued in conjunction with the July 1998 financing.



     Income Tax Benefit. The income tax benefit decreased $0.7 million for the three months ended March 31, 1999, as compared to the corresponding prior year period. No tax benefit was recognized in 1999. The effective tax rates for the three months ended March 31, 1999 and March 31, 1998 differ from the statutory rates primarily due to an increase in the valuation allowance on deferred tax assets.



     Net Loss. As a result of the above described fluctuations in Classic's results of operations, the net loss of $8.3 million for the three months ended March 31, 1999 increased by $3.5 million, as compared to the net loss of $4.8 million for the corresponding prior year period.



  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997



                                                           YEAR ENDED                YEAR ENDED
                                                        DECEMBER 31, 1997         DECEMBER 31, 1998
                                                     -----------------------   -----------------------
                                                     AMOUNT    % OF REVENUES   AMOUNT    % OF REVENUES
                                                     -------   -------------   -------   -------------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues...........................................  $60,995       100.0%      $69,802       100.0%
Operating expenses:
     Programming...................................   14,916        24.5        17,840        25.6
     Plant and operating...........................    7,622        12.5         8,437        12.1
     General and administrative....................    9,257        15.2        11,295        16.2
     Marketing and advertising.....................      438         0.7           850         1.2
  Corporate overhead...............................    4,322         7.1         3,648         5.2
  Depreciation and amortization....................   27,832        45.6        30,531        43.7
                                                     -------       -----       -------       -----
          Loss from operations.....................  $(3,392)      (5.6)%      $(2,799)      (4.0)%
                                                     =======       =====       =======       =====



     Revenues. Revenues for the year ended December 31, 1998 were $69.8 million, an improvement of $8.8 million over revenues for the year ended December 31, 1997. Basic revenues improved by $7.4 million, or 14.7%, while average monthly basic revenues per subscriber increased from $25.22 to $27.87, or 10.5%. The improvement was due primarily to basic rate increases in February 1998 affecting 234 systems and serving approximately 114,000 subscribers, or 69% of total subscribers, as well as revenue generated from the systems acquired from Cable One on July 29, 1998. The majority of the remaining systems also had rate increases during 1998. The change in basic subscribers for the year ended December 31, 1998 is primarily due to the acquisition of systems from Cable One in 1998 and the sale of certain Kansas and Oklahoma systems serving approximately 4,000 basic subscribers during the second quarter of 1997, as well as bulk account equivalent basic unit conversion calculations following the basic rate increases, the increased availability and affordability of competitive video services, non-pay disconnects, and other terminations of service. Other revenues increased 13.7%, from $10.2 million for the year ended December 31, 1997 to $11.6 million for the year ended December 31, 1998, due in large part to continued promotion of pay-per-view events.



     Operating Expenses. Operating expenses for the year ended December 31, 1998 were $38.4 million, an increase of $6.2 million, or 19.2%, over operating expenses for the year ended December 31, 1997. An escalation in rates charged by certain programming vendors as well as increases in copyright fees and premium units were largely responsible for the $2.9 million increase in programming costs over programming costs for the year ended December 31, 1997. Plant and operating expenses increased from $7.6 million for the year ended December 31, 1997 to $8.4 million for the year ended December 31, 1998, reflecting increases in technical wages and benefits, plant power, and amounts paid to outside contractors to update our subscriber database. General and administrative expenses increased from $9.3 million for the year ended December 31, 1997 to $11.3 million for the year ended December 31, 1998 due to increases in administrative wages and benefits, telephone, property taxes and bad debt expense. General and administrative expense as a percentage of revenue increased during this period from 15.2% to 16.2%. Marketing expenses for the year ended December 31, 1998 were $0.9 million, an increase of 94.1% over marketing expenses for the year ended December 31, 1997. The majority of this increase relates to increased spending associated with our marketing initiatives. As a percentage of revenues, operating expenses increased slightly from 52.8% for the year ended December 31, 1997 to 55.0% for the year ended December 31, 1998.



     Corporate Overhead. Corporate overhead decreased $0.7 million, or 15.6%, from $4.3 million for the year ended December 31, 1997 to $3.6 million for the year ended December 31, 1998 due primarily to a reduction in litigation costs compared to the year ended December 31, 1997.



     Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 1998 was $30.5 million, an increase of $2.7 million over depreciation and amortization expense for the year ended December 31, 1997. The increase is largely reflective of the inclusion of fixed assets placed into service during 1997 and 1998.



     Income Tax Benefit. The income tax benefit decreased from $7.3 million for year ended December 31, 1997 to $1.9 million for the year ended December 31, 1998. The pre-tax loss increased in 1998. However, the effective tax rate decreased. The effective tax rate decreased from 34.2% for the year ended December 31, 1997 to 7.1% for the year ended December 31, 1998. This decrease is primarily due to an increase in the valuation allowance against deferred tax assets.



  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996



                                                           YEAR ENDED                YEAR ENDED
                                                        DECEMBER 31, 1996         DECEMBER 31, 1997
                                                     -----------------------   -----------------------
                                                     AMOUNT    % OF REVENUES   AMOUNT    % OF REVENUES
                                                     -------   -------------   -------   -------------
                                                                  (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues...........................................  $59,821       100.0%      $60,995       100.0%
Operating expenses:
     Programming...................................   15,106        25.3        14,916        24.5
     Plant and operating...........................    7,308        12.2         7,622        12.5
     General and administrative....................    8,688        14.5         9,257        15.2
     Marketing and advertising.....................      238         0.4           438         0.7
Corporate overhead.................................    2,213         3.7         4,322         7.1
Depreciation and amortization......................   27,510        46.0        27,832        45.6
                                                     -------       -----       -------       -----
          Loss from operations.....................  $(1,242)      (2.1)%      $(3,392)      (5.6)%
                                                     =======       =====       =======       =====



     Revenues. Revenues for the year ended December 31, 1997 were $61.0 million, an improvement of $1.2 million, or 2.0%, over revenues of $59.8 million for the year ended December 31, 1996. In 1997, basic revenues increased by $1.8 million, or 3.7%, due to basic rate increases implemented primarily during the first quarter of the year. Average monthly basic revenues per subscriber increased from $22.77 to $25.22 or 10.8% over the same period in 1996. The decrease in basic subscribers for the period ended December 31, 1997 is largely reflective of the sale of Kansas and Oklahoma systems serving approximately 4,000 basic subscribers during the second quarter of 1997 as well as bulk account equivalent basic unit conversion calculations following the basic rate increases, the increased availability and affordability of competitive video services, non-pay disconnects, and other terminations of service. In 1997, Classic Cable launched a coordinated array of marketing techniques to attract and retain customers and to increase premium service penetration, including door-to-door and direct mail solicitation, telemarketing, media advertising, local promotional events and cross-channel promotions of new services and pay-per-view events. Net of the system sales, premium subscribers increased by 2,975 units or 4.9% during 1997 with a corresponding 2.2% increase in penetration, from 36.4% in 1996 to 38.5% at December 31, 1997. The corresponding premium revenue decreased, however, 3.2% from $6.5 million in 1996 to $6.3 million in 1997 due in large part to the system divestitures and discounted pricing offered in connection with the various marketing campaigns. Other revenues also decreased 11.0%, from $4.1 million in 1996 to $3.6 million in 1997, largely as a function of the system divestitures and free or heavily-discounted installation marketing promotions. The decrease was partially offset by $196,698 or 181%, increase in pay-per-view event revenue.



     Operating Expenses. Operating expenses increased $893,000, or 2.8%, from $31.3 million in 1996 to $32.2 million in 1997. Programming costs for the year ended December 31, 1997 decreased $190,000, or 1.3%, over the year ended December 31, 1996 to $14.9 million. Increases in copyright fees, premium units and rates charged by certain programming vendors were offset by the renegotiation of certain programming contracts wherein rate concessions, launch fees and other marketing support totaling $564,000 were obtained. Plant and operating expenses increased $314,000, or 4.3%, to $7.6 million during 1997 due to the hiring of additional technical personnel as well as increases in technical wages and benefits and vehicle operating expenses. General and administrative expenses for 1997 were $9.3 million, an increase of $569,000, or 6.5%, over 1996. The increase was due primarily to the addition of certain key management and administrative personnel, an increase in bad debt expense, and the write-off of certain costs related to the termination of the purchase agreement and operations associated with the proposed acquisition of telephone exchanges in Kansas. Marketing and advertising expenses for the year ended December 31, 1997, were $438,000, an increase of $200,000, or 84.0%, over the year ended December 31, 1996, relating directly to increased spending associated with our aforementioned new marketing initiatives. As a percentage of revenues, operating expenses increased slightly, from 52.4% for the year ended December 31, 1996 to 52.9% for the year ended December 31, 1997.



     Corporate Overhead. Corporate overhead for the year ended December 31, 1997, was $4.3 million, an increase of $2.1 million over the year ended December 31, 1996. The increase was largely reflective of costs incurred in conjunction with divorce proceedings with one of Classic's officers. Classic agreed to repurchase certain stock of Classic in which the officer's wife held a community property interest and provide monetary consideration for the release of certain claims. Legal, consultant and other fees of approximately $1.4 million were charged to corporate overhead for 1997 in connection with this matter. The remainder of the increase was due primarily to the hiring of the Vice President of Operations in February 1997 as well as other increases in executive compensation, travel and entertainment.



     Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 1997, was $27.8 million, an increase of $322,000 over the year ended December 31, 1996. The increase is due primarily to the inclusion of fixed assets placed into service during the year. The increase was partially offset by the sales of certain systems during 1996 and 1997.



     Income Tax Benefit. The benefit for income taxes increased from $6.8 million in 1996 to $7.3 million in 1997, primarily due to the increase in the pre-tax loss from operations in 1997 and an increase in the effective tax rate from 34.1% to 34.2% in 1996 and 1997, respectively.



     Total deferred tax liabilities and total deferred tax assets decreased by $12.9 million and $6.3 million, respectively, from 1996 to 1997. Approximately $8.1 million of the decrease in deferred tax liabilities relates to taxable temporary differences, primarily recurring book depreciation, and amortization in excess of tax. The remaining $4.8 million decrease in deferred tax liabilities relates to the increase in tax basis of assets held by one of our subsidiaries as a result of a deferred intercompany gain recognized during 1997. Approximately $4.9 million of the decrease in total deferred tax assets relates primarily to the utilization of net operating losses to offset taxable income generated by the taxable temporary differences noted above. Total deferred tax assets also decreased by $1.5 million due to the expiration of certain net operating losses in 1997.



     The expiration of net operating losses in 1997 had no impact on the provision for income taxes since a valuation allowance had previously been provided for these loss carryforwards. The deferred tax asset for the expired net operating loss carryforwards and the related valuation allowance were reduced accordingly.

     The net effect of the above item resulted in a current federal tax expense of $0.3 million for alternative minimum tax and a deferred tax benefit of $7.6 million for the reduction in net deferred tax liabilities.



RESULTS OF OPERATIONS -- BUFORD



  THREE MONTHS ENDED MARCH 31, 1999 COMPARED TO THREE MONTHS ENDED MARCH 31,
1998



     Revenues. Revenues for the three months ended March 31, 1999 were $18.9 million, an improvement of $3.6 million, or 23.5%, over revenues of $15.3 million for the corresponding prior year period. Revenues for the three months ended March 31, 1999 included the revenues for the systems acquired in late April 1998. Average monthly basic revenue per basic subscriber increased 7.0% from $27.15 in the first three months of 1998 to $29.06 in the first three months of 1999.



     Operating Expenses. Operating expenses increased $1.6 million from $9.6 million for the three months ended March 31, 1998 to $11.2 million for the three months ended March 31, 1999. Programming costs for the three months ended March 31, 1999 increased $1.1 million, or 26.8%, over the corresponding prior year period to $5.2 million. As a percentage of revenue, programming costs increased from 26.8% for the three months ended March 31, 1998 to 27.5% for the three months ended March 31, 1999. The increase was due primarily to the acquisition of subscribers in late April 1998 and an increase in the number and quality of programming services offered by Buford. Plant and operating expenses totaled $1.7 million for the three months ended March 31, 1999 and March 31, 1998. Plant and operating expenses as a percent of revenues decreased from 11.1% for the three months ended March 31, 1998 to 9.0% for the three months ended March 31, 1999 reflecting the continued benefits derived from Buford's cluster strategy. General and administrative expenses for the three months ended March 31, 1999 were $4.2 million, up $0.5 million, or 13.5%, over the corresponding prior year period. The increase was due primarily to cable systems and subscribers acquired in 1998. As a percentage of revenues, general and administrative expenses decreased from 24.2% for the three months ended March 31, 1998 to 22.2% for the three months ended March 31, 1999. Marketing and advertising expenses for the three months ended March 31, 1999 and 1998 were relatively flat at $0.1 million.



     Corporate Overhead. Corporate overhead for the three months ended March 31, 1999 was $0.4 million, a decrease over the three months ended March 31, 1998 of approximately $1.7 million due primarily to compensation expense related to employee stock appreciation rights in 1998. The management group's appreciation rights are tied to the appreciation in the market value of Buford's common stock. The value of the appreciation rights at December 31, 1998 approximated the proposed sales price that Classic offered for the company, therefore, no additional compensation expense was recorded in 1999.



     Depreciation and Amortization. Depreciation and amortization expense for the three months ended March 31, 1999 was $5.7 million, an increase of $0.8 million or 16.3% over the corresponding prior year period. The increase is due primarily to the inclusion of the tangible and intangible assets acquired during 1998.



  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997



     Revenues. Revenues in 1998 were $70.5 million, an improvement of $12.4 million, or 21.3%, over revenues in 1997. The improvement was due primarily to basic rate increases during the first half of 1998 as well as revenue generated from the systems acquired in late April 1998. Buford has historically increased rates in the majority of its systems during the first half of the year in order to offset increases in its operating costs such as programming which occur in January of each year. Average monthly basic revenue per basic subscriber increased 7.1%, from $26.31 for the year ended December 31, 1997 to $28.17 for the year ended December 31, 1998.



     Operating Expenses. Operating expenses in 1998 were $41.8 million, an increase of $5.8 million, or 16.1%, over operating expenses for the year ended December 31, 1997. The continued escalation in rates charged by programming vendors as well as increases in copyright fees and premium units were largely responsible for the $4.0 million increase in programming costs over 1997. Plant and operating expenses increased from $6.6 million for the year ended December 31, 1997 to $6.9 million for the year ended December 31, 1998, reflecting increases in technical wages and benefits and amounts paid to outside contractors. General and administrative expenses increased from $14.9 million for the year ended December 31, 1997 to $16.2 million for the year ended December 31, 1998 due to increases in administrative wages and benefits and utility expense. Marketing and advertising expenses for the year ended December 31, 1998 were $0.3 million, an increase of 50.0% over marketing and advertising expenses for the year ended December 31, 1997. The majority of this increase relates to increased spending associated with Buford's marketing initiatives.



     Corporate Overhead. Corporate overhead increased $4.5 million, or 91.8%, from $4.9 million for the year ended December 31, 1997 to $9.4 million for the year ended December 31, 1998 due primarily to an increase in compensation expense related to employee stock appreciation rights from $3.5 million for the year ended December 31, 1997 to $7.9 million for the year ended December 31, 1998.



     Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 1998 was $21.4 million, an increase of $3.6 million over depreciation and amortization expense for the year ended December 31, 1997. The increase is largely reflective of the inclusion of fixed assets acquired and those placed into service during 1997 and 1998.



     Income Tax Benefit. Income tax benefit of $0.2 million was recorded for the year ended December 31, 1998 versus $0.3 million for the year ended December 31, 1997. This decrease is primarily due to an increase in the valuation allowance against deferred tax assets.



  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996



     Revenues. Revenues for the year ended December 31, 1997 were $58.1 million, an improvement of $8.5 million, or 17.1%, over revenues of $49.6 million for the year ended December 31, 1996. This increase was primarily due to basic rate increases implemented during the first half of the year, and acquisitions of cable systems in Arkansas and Texas. Average monthly basic revenue per basic subscriber increased 6.1% from $24.80 for the year ended December 31, 1996 to $26.31 for the year ended December 31, 1997.



     Operating Expenses. Operating expenses increased $6.0 million, or 20.0%, from $30.0 million for the year ended December 31, 1996 to $36.0 million for the year ended December 31, 1997. Programming costs for the year ended December 31, 1997 were 14.3 million, an increase of $2.7 million, or 23.3%, over the year ended December 31, 1996. This increase was due to the acquisition of several cable systems, increased subscriber rates and the expanded channel lineups in many of Buford's markets. Plant and operating expenses increased $0.9 million, or 15.8%, to $6.6 million during 1997 due to the hiring of additional technical personnel as well as increases in technical wages and benefits and vehicle operating expenses. General and administrative expenses for the year ended December 31, 1997 were $14.9 million, an increase of $2.3 million, or 18.3%, over general and administrative expenses for the year ended December 31, 1996. The increase was due primarily to an increase in bad debt expense and telephone expense which were related to the consolidation of regional offices into the Buford Call Center facility in Tyler, Texas. Marketing and advertising expenses for the year ended December 31, 1997 and December 31, 1996 were flat at $0.2 million.



     Corporate Overhead. Corporate overhead for the year ended December 31, 1997 was $4.9 million, an increase of $2.0 million over the year ended December 31, 1996. The increase was largely reflective of an increase in compensation expense related to employee stock appreciation rights from $1.5 million for the year ended December 31, 1996 to $3.5 million for the year ended December 31, 1997.



     Depreciation and Amortization. Depreciation and amortization expense for the year ended December 31, 1997, was $17.8 million, an increase of $0.6 million over depreciation and amortization expense for the year ended December 31, 1996. The increase is due primarily to the inclusion of fixed assets placed into service during the year.

     Income Tax Benefit. The benefit for income taxes was $0.3 million for the year ended December 31, 1997 versus tax expense of $0.1 million for the year ended December 31, 1996, primarily due to the increase in the pre-tax loss from operations in 1997.



LIQUIDITY AND CAPITAL RESOURCES



  CLASSIC -- HISTORICAL



     Since Classic's inception, Classic has been supported through debt financings and equity raised through sales of equity to institutional equity investors. Capital stock of Classic is owned by institutional investors, including Austin Ventures, L.P., NationsBanc Capital Corp., The Texas Growth Fund, BT Capital Partners, Inc., and certain members of its bank group led by The Chase Manhattan Bank and Union Bank Ventures. These institutional investors have contributed approximately $34.1 million of total equity financing to Classic. At March 31, 1999, Classic had aggregate consolidated indebtedness of approximately $290.4 million. This debt and equity financing was utilized primarily in the acquisition of cable television systems.



     Our net cash provided by operations was $14.3 million in 1998 compared to $7.9 million in 1997 and $7.9 million in 1996. Our net cash provided by (used in) investing activities was $(57.2) million, $(1.3) million and $3.4 million in 1998, 1997 and 1996, respectively. Our net cash provided by (used in) financing amounted to $45.1 million, $(6.6) million and $(12.2) million, in 1998, 1997 and 1996, respectively. Our Adjusted EBITDA increased to $28.8 million in 1998 from $25.5 million in 1997 and $27.3 million in 1996. Adjusted EBITDA as a percentage of revenue changed to 41.3% in 1998 from 41.8% in 1997, and 45.7% in 1996. Included in Adjusted EBITDA for the year ended December 31, 1997 were charges of $1.4 million for divorce litigation costs and $0.4 million for special bonuses paid to executive officers. Included in Adjusted EBITDA for the year ended December 31, 1998 were special bonuses paid to executive officers of $0.8 million.



     For the three years ended December 31, 1998, our capital expenditures, other than those related to acquisitions, were approximately $32.1 million. Capital expenditures include expansion and improvements of existing cable properties, plant and equipment upgrades, as well as cable line drops, line plant extensions and installations of service to new subscribers.



  BUFORD -- HISTORICAL



     For the three years ended December 31, 1998, Buford's capital expenditures, other than those related to acquisitions, were approximately $58.1 million. Capital expenditures include expansion and improvements of existing cable properties, plant and equipment upgrades, as well as cable line drops, line plant extensions and installations of services to new subscribers.



     Since its inception, Buford has been supported by commercial banking institutions and insurance company funding. At March 31, 1999, Buford had aggregate consolidated indebtedness of $118.0 million, all of which will be repaid on the date of acquisition. Borrowings bear interest at the banks' floating rates, LIBOR, or a combination thereof as selected by Buford, plus a margin dependent on Buford's leverage ratio. The weighted average effective interest rate at March 31, 1999 was 6.125%. The bank credit agreement has a final maturity date of June 30, 2005, with quarterly principal payments beginning September 30, 1999.



     Buford's net cash provided by operations was $20.3 million in 1998 compared to $16.9 million in 1997 and $13.6 million in 1996. Buford's net cash provided by (used in) investing activities was ($53.2 million), ($39.7 million) and $20.3 million in 1998, 1997 and 1996, respectively. Buford's net cash provided by (used in) financing amounted to $32.8 million, $24.9 million and ($10.9 million) in 1998, 1997 and 1996, respectively. Buford's Adjusted EBITDA increased to $27.2 million in 1998 from $20.8 million in 1997 and $18.1 million in 1996. Adjusted EBITDA as a percentage of revenue changed to 38.6% in 1998 from 35.8% in 1997 and 36.5% in 1996.

  PRO FORMA FOR THE BUFORD ACQUISITION AND OTHER COMPLETED ACQUISITIONS



     The cable television industry is a capital intensive business that generally requires financing for the upgrade, expansion and maintenance of the technical infrastructure. In addition, we have pursued, and continue to pursue, a business strategy that includes selective acquisitions. We have funded our working capital requirements, capital expenditures and acquisitions through a combination of internally generated funds, long- and short-term borrowings, and equity contributions. We intend to continue to finance these expenditures from similar sources.



     We have formulated a capital expenditures plan to spend by August 2003 approximately:



     - $100.0 million to establish a technical standard of 550-750 MHz bandwidth capacity, or 78 analog channels, in cable television systems serving approximately 75% of our basic subscribers and headend consolidation;



     - $45.0 million for ongoing maintenance and replacement, for installations and extensions to improve the cable plant related to customer growth; and



     - $15.0 million for the purchase of additional addressable converters and headend equipment to support the deployment of digital services. See "Business."



     Following the Buford acquisition, we have debt service requirements increasing from approximately $40 million a year to $54 million over the next eight years. During this time, we anticipate capital expenditures averaging approximately $40 million a year. Debt covenants dictate that Classic Cable maintain certain ratios related to debt balances and operating results in addition to limiting the amount that can be used for capital expenditures. Funds to support Classic Cable's operations and pay the anticipated debt service and capital expenditure requirements are anticipated to be primarily generated from its operating activities and from additional financing activities. On March 31, 1999, we had $71.3 million available under Classic Cable's line of credit subject to some limitations.



     Upon consummation of the Brera Classic equity investment, a change of control will occur and we will be required to offer to repurchase the exchange notes at a purchase price equal to 101% of the accreted value of the notes plus accrued and unpaid interest. Because these notes are trading at a premium substantially higher than 101%, we have made no provision to repurchase the outstanding notes in the event the holders require us to repurchase them. See "Description of Other Indebtedness." Although we do not expect that the holders will require us to repurchase these notes, we cannot assure you that some or all of them will not do so.



     Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.



     Based on Classic Cable's current level of operations and anticipated cost savings and operative improvements, we believe Classic Cable's cash flow from operations, available cash and available borrowings under its credit facility, will be adequate to meet our future liquidity needs for at least the next few years.



     We cannot assure you, however, that Classic Cable's business will generate sufficient cash flow from operations, that currently anticipated cost savings and operative improvements will be realized on schedule or that future borrowings will be available to us under Classic Cable's credit facility in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including Classic Cable's credit facility and these notes, on commercially reasonable terms or at all. See "Risk Factors."

INFLATION



     Certain of our expenses, such as programming, wages and benefits, equipment repair and maintenance, billing and marketing are subject to inflation. However, because changes in costs are generally passed through to subscribers, these changes historically have not had a material adverse effect on our results of operations.



YEAR 2000 COMPLIANCE



     Through 1999, most large companies will be facing a potentially serious business problem because many software applications and computer equipment developed in the past may not properly recognize calendar dates beginning in the year 2000. This problem could cause computers to either shut down or provide incorrect data. We have begun taking measures to address this problem. However, we have not yet completed the assessment of the potential impact of Year 2000 on our key business applications, operational systems, or relationships with key business partners. We have initiated an extensive assessment of Year 2000 readiness relative to our information system and communications technology. In addition, we have engaged an outside consultant in performing this evaluation and expect that it will be completed by the end of the third quarter of 1999. We cannot estimate what the total cost will be to implement our remediation efforts for our critical operational systems, but it is possible that such costs will be material.



     We have also started an ongoing program to review the status of key supplier Year 2000 compliance efforts. While we believe we are taking all appropriate steps to insure Year 2000 compliance, there can be no assurance that these key partners, which may include third-party vendors and service providers, will complete their own Year 2000 compliance projects in a timely manner and that failure to do so will not have an adverse impact on our business. Further, until we have completed our Year 2000 assessment, we cannot determine whether a contingency plan is required nor the timetable for establishment of such a plan. The lack of contingency plans could prevent us from resolving Year 2000 issues in a timely and efficient manner, and could heighten the risk that the Year 2000 problem may have a material adverse effect on our financial condition and results of operations.



     The Year 2000 problem is pervasive as virtually every computer operation will be affected in some way. Consequently, no assurance can be given that Year 2000 compliance can be achieved without costs that might affect future financial results or cause reported financial information not to be necessarily indicative of future operating results or future financial condition.

                                    BUSINESS



COMPANY OVERVIEW



     We are a growth oriented cable operator focused on non-metropolitan markets in the central United States. We have experienced growth in subscribers, revenues and cash flows, primarily through the successful execution and integration of over 20 acquisitions of clustered cable systems in nine contiguous states. Pro forma for the pending acquisition of Buford Group, Inc. and after giving effect to other recently announced cable transactions, we are the 14th largest cable operator in the United States, with systems that pass approximately 609,000 homes and serve approximately 360,000 basic subscribers.



     We believe that there are significant operating, competitive and economic advantages in acquiring and owning systems in non-metropolitan markets. In pursuing our business strategy, we have focused our acquisition efforts on cable television systems in growing non-metropolitan markets and have sought to build geographic clusters of these systems. Because of poor reception of broadcast television signals, customers often require cable television service in these markets to receive a full complement of off-air broadcast stations, such as ABC, NBC, CBS, and FOX. These off-air broadcast stations represent approximately 31% of overall television viewing. In addition, there are typically fewer competitive entertainment alternatives in these markets. As the leading multi-channel video provider in our markets, we have capitalized on these market characteristics by generating predictable revenue streams and EBITDA.



     Approximately 80% of our cable subscribers reside in a county seat or are located within a 30-mile radius of a county seat. These markets typically have
(A) larger populations, (B) more favorable demographics, (C) higher growth characteristics, and (D) stronger economic activity than do other non-metropolitan markets. We have created clusters of cable television systems around these markets and believe that clustering cable systems provides significant operating and cost advantages. We own and manage 539 cable systems in nine contiguous states. Approximately 70% of our customers are located on approximately 26% of our headends. This level of clustering allows us to deploy our technical staff, vehicle fleet, and shared resources more efficiently, resulting in lower operating and capital costs and improved customer response time. Clustering also allows us to:



     - manage the workforce and allocate personnel more effectively;



     - address the specific customer service and programming needs of our customers;



     - introduce digital cable services and other new services in a cost effective manner;



     - increase the number of households reached with existing marketing budgets;



     - increase the benefits of local and regional community relations efforts; and



     - manage political relationships at the local and state level.



     We believe that providing superior customer service and developing strong community relations are key elements to our long-term success and enable us to maintain our subscribers, support our rates, and foster good working relationships with local administrators. We seek to achieve a high level of customer satisfaction by employing a well-trained staff of customer service representatives and experienced field technicians. We operate two call centers located in Tyler, Texas, and Plainville, Kansas, which offer 24-hour, 7-day per week coverage to all of our customers on a toll-free basis. We believe that the combination of these call centers provides us with redundancy safeguards and a platform for further growth.



     J. Merritt Belisle, our Chief Executive Officer, and Steven E. Seach, our President and Chief Financial Officer, founded Classic in 1992 and have assembled a management team with significant business experience operating cable television systems and providing quality customer service to cable subscribers. Messrs. Belisle and Seach have 20 years of collective experience in acquiring, operating, integrating and developing cable television systems and have worked together for over ten years.

     As a result of the Buford acquisition, our management team will be further enhanced by the addition of several key members of Buford's management team, including Ron Martin, who will become our Executive Vice President of Operations and Kay Monigold, who will become our Executive Vice President of Administration. Mr. Martin and Ms. Monigold have been in the cable industry for over 25 years and 18 years, respectively.



     Members of our management team collectively own or have the right to acquire approximately 15% of our common stock and up to an additional 10% of our common stock will be set aside for issuance to management pursuant to options granted to them.



     Since our inception, we have been supported through debt financings and equity raised through sales to institutional equity investors. Our capital stock is owned by institutional investors, including Austin Ventures, L.P., NationsBanc Capital Corp., The Texas Growth Fund, BT Capital Partners, Inc., and certain members of our existing bank group led by The Chase Manhattan Bank and Union Bank Ventures. These institutional investors have contributed approximately $34.1 million of total equity financing to us. At March 31, 1999, we had long-term debt of approximately $290.4 million. This debt and equity financing was utilized primarily in the acquisition of cable television systems.



OUR STRATEGY



  FOCUS ON ATTRACTIVE NON-METROPOLITAN MARKETS



     We have followed a systematic approach to acquiring, consolidating, operating and developing cable television systems based on the primary goal of increasing our operating cash flow while maintaining the quality of our services. Our business strategy has focused on serving growing non-metropolitan communities in the central United States. For example, approximately 80% of our cable subscribers reside in a county seat or within a 30-mile radius of a county seat. These markets generally tend to have more serviceable households per mile, more robust household growth, higher income per household, more disposable income per household and a stronger business foundation than do other non-metropolitan markets. According to Equifax National Decisions Systems and Claritus, Inc., total households in the top 97 systems owned by us are projected to grow by approximately 9.4%, versus the national average of 5.7%, from 1997 to 2002. Those 97 systems currently serve approximately 60.1% of our total subscribers. We believe that our cable systems generally involve less competition than systems serving large urban cities, especially for services such as high speed Internet access. It is our goal to continue to focus on growing non-metropolitan areas.



  EXPAND AND IMPROVE CLUSTERS THROUGH SELECTIVE ACQUISITIONS



     To date, we have sought to acquire cable television systems in communities that are in close geographic proximity to other cable television systems owned or managed by us in order to maximize the economies of scale and operating efficiencies associated with "clusters" of systems. We plan to continue our clustering strategy by pursuing opportunities to purchase cable television systems in our existing markets as well as by entering contiguous or surrounding markets, if and when attractive acquisition opportunities become available. In addition to system acquisition opportunities, we expect to pursue opportunities to exchange certain of our cable systems for other cable television properties to promote our clustering strategy further. Factors likely to be considered by us in evaluating the desirability of a potential acquisition or asset exchange opportunity include valuation, subscriber densities, growth potential, in terms of both market and cash flow, and whether the target system can be readily integrated into our operations.



     In order to offer Internet access on a full-scale residential and commercial basis in the communities we serve, we are actively seeking to acquire incumbent Internet service providers in and around our markets. We believe that acquiring the expertise from an incumbent Internet service provider would allow us to offer services in the most effective and timely manner enabling us to capitalize on the immediate, viable Internet opportunities in our markets. We are also interested in acquiring or aligning with other companies that provide other telecommunications services including local and long distance telephone, utility, and direct-to-home, in addition to other Internet technology and software firms.

  FOCUS ON COMMUNITY RELATIONS AND CUSTOMER SATISFACTION



     We believe that providing superior customer service and enhancing the quality of life in the communities we serve are the key elements to our ultimate long-term success. Our high level of service enables us to maintain subscribers and support our rates. It is our goal to achieve a high level of customer satisfaction by employing a well-trained staff of customer service representatives and experienced field technicians.



     Our Tyler, Texas call center offers 24-hour, 7-day per week coverage to existing Buford customers on a toll-free basis. The call center utilizes four T-1 lines and can handle up to 80 incoming calls at any given time. We believe the call center can accommodate 250,000 subscribers with our current facilities. The call center complex, including hardware and software, was designed to be rapidly and cost-effectively increased in scale to manage up to approximately
2.0 million subscribers.



     The Tyler, Texas call center administers all phases of on-site service at a customer's home, including dispatching the order, confirming that service has been completed and updating the billing system and the customer's records to reflect completion of the service. We utilize a satellite-based system to track and dispatch our service vehicles throughout the service territory. The Qualcomm OmniTRACS system provides real-time, constant two-way communications between the call center and service vehicles. The system utilizes a base unit at the call center that sends and receives messages via satellite from receiver/transmitters installed atop each service vehicle.



     Our call center in Plainville, Kansas also offers 24-hour, 7-day per week coverage to existing Classic customers on a toll-free basis. The customer service center is supported by three T-1 lines and can handle up to 60 incoming calls at any given time through a telephone switch we own. The switch is complemented by a software package that can track call statistics ranging from average answer time to the number of calls by type, as well as individual and group performance statistics. This sophisticated software facilitates the movement of customer service and field service agents in order to minimize answer times. Data is recorded daily and reports can be generated to track trends in call volume.



     We believe customer service is further enhanced by our 44 local offices' ability to coordinate technical service and installation appointments more effectively and to respond quickly to customer inquiries. We also believe that local offices increase the effectiveness of our customer retention efforts, community relations endeavors, and marketing campaigns. Our customer service and technical staff attend ongoing workshops led by both a full-time, in-house training specialist and outside customer service and technical training firms that emphasize first time quality, point-of-sale subscriber acquisition, upgrade and retention, technical support, and other pertinent customer service issues. In addition, we employ bilingual customer service representatives to serve our Spanish-speaking subscriber base.



     We are dedicated to fostering strong community relations in the communities we serve. The cornerstone of our community relations strategy is our Classic Scholarship Fund, which has provided meaningful financial assistance to hundreds of graduating high school seniors within our service areas over the past three years. We install and provide free cable television service and Internet access to public schools, government buildings, and public libraries in our franchise areas. We believe that our relations with the communities we serve are good.



     We maintain a site on the World Wide Web (http://www.classic-cable.com) to help communicate and interact with our online customers. Our website was designed to help our customers make intelligent television viewing choices and to acquaint our customers with us and our corporate mission.

  INCREASE THE REVENUE-GENERATING BANDWIDTH OF OUR CABLE PLANT



     Through our capital improvement program, we plan to upgrade our cable plant aggressively and systematically utilizing cost-effective and appropriate technology for the market served. These upgrades include:



     - Traditional rebuild to a 550-750 MHz bandwidth capacity in selected systems;



     - The deployment of digital compression services such as Headend in The Sky(R), known as HITS, a digital compression service developed by National Digital Television Center, Inc., a subsidiary of
       Tele-Communications, Inc., and TVN Entertainment Digital Service, known as TVN;



     - The deployment of fiber optic cable; and



     - The consolidation of headends.



     We believe that these technical upgrades create additional revenue opportunities, enhance operating efficiencies, increase customer satisfaction, improve franchise relationships and solidify our position as the dominant provider of multi-channel video services in our markets. We seek to benefit from the capital improvement program by generating additional revenue from:



     - Expanded tiers of basic programming;



     - Multiplexed premium services;



     - Pay-per-view movies and events;



     - Digital music;



     - On-screen navigators;



     - Home shopping services;



     - High-speed data services;



     - Internet access; and



     - Advertising.



  IMPLEMENT OUR BROADBAND SERVICES



     Digital services. Depending on the size of the system, we intend to offer digital video services through either a digital headend or through direct-to-home solution. In larger systems, we provide enhanced digital video in our upgraded and certain other systems using either HITS or TVN. HITS enables us to deliver video services such as:



     - pay-per-view programming;



     - on-screen programming navigators;



     - multiplexed premium channels such as HBO-Family and HBO-Signature;



     - digital music; and



     - multiple tiers of niche satellite basic programming.



     TVN also offers a similar digital compression service which provides a robust line up of pay-per-view programming, digital quality music channels, and the on-screen programming navigator. This digital delivery method provides for a more flexible, customized product and improved channel lineups and may potentially allow for more flexibility in pricing and packaging.



     For systems with fewer than 2,000 subscribers, or other systems whose headends are uneconomical to upgrade, we intend to use a digital satellite alternative to provide a more robust cable product offering. Whether through the resale of digital programming from a DBS provider or HITS-2-Home, we can offer customers over 140 additional channels. For example, HITS has recently developed a seamlessly delivered digital satellite programming overlay product direct to the home. This product, HITS-2-Home, is expected to offer customers a comparable programming selection currently offered by HITS to the headend.



     We believe that these enhanced digital video services will allow us to provide digital services comparable to DBS at a lower cost. We have introduced the HITS or TVN digital product in 7 systems which in the aggregate pass approximately 64,000 homes, representing approximately 39,000 cable subscribers. As of March 31, 1999, we had approximately 2,600 digital customers. We plan to offer digital cable service in 23 additional markets, serving approximately 63,000 additional subscribers over the next few months.



     Internet services. We believe that additional revenue opportunities exist in non-metropolitan markets by providing advanced telecommunication services, such as Internet access and the delivery of high-speed data services, including local- and wide-area network applications, for residential and commercial customers. We believe that these markets have limited appeal to the larger telecommunications companies and that our technical platform will provide these services at higher speeds and lower cost, giving us a competitive advantage over other telecommunication providers in the markets in which we operate. For example, a 10 megabit cable modem provides Internet access at download speeds 350 times faster than typical 28.8 kilobit dial-up telephone modem connections. We have introduced Internet access via the cable modem in selected systems and will seek to complement this service with the telephone modem connection through acquisitions of local Internet service providers.



     As part of our strategy to deliver Classic-branded advanced data services in communities we serve, we have entered into a non-exclusive agreement with High Speed Access Corporation, known as HSA. HSA provides a comprehensive turnkey solution for high speed Internet access via cable modems to residential and commercial end users. HSA will provide speed to market, call center/help desk support, national and local marketing assistance, engineering and network design, cable modems and supporting headend equipment. The Com21 modem that HSA currently uses is system flexible, capable of being deployed in a one-way, or telco return, or two-way scenario. In return for these services, we will receive a 50% split of gross customer revenue. Our initial launch plan will include 43 additional systems representing approximately 253,000 homes passed within the next twelve months. Presently, we have six active sites passing approximately 17,000 homes.


SYSTEM LOCATION


     We operate cable television systems in non-metropolitan markets across nine contiguous states in the central United States. The following table illustrates our relative rank in each of the states we operate based on total number of subscribers:



                                                               EQUIVALENT
                                                   HOMES         BASIC         BASIC      STATE
STATE                                              PASSED        UNITS      PENETRATION   RANK
-----                                           ------------   ----------   -----------   -----
Texas.........................................    275,325       148,706         54.0%       5
Arkansas......................................     95,728        58,034         60.0        4
Oklahoma......................................     81,270        50,932         62.7        6
Missouri......................................     67,288        38,757         57.6        6
Kansas........................................     50,965        35,412         69.5        3
Louisiana.....................................     27,381        16,376         59.8        8
Colorado......................................      5,157         5,383        104.4        7
Nebraska......................................      3,389         2,102         62.0       12
New Mexico....................................      2,604         1,697         65.2       11
                                                  -------       -------        -----
     Subtotals................................    609,107       357,399         58.7%
                                                                               =====
     CCT......................................                    3,748
                                                  -------       -------
          Totals..............................    609,107       361,147
                                                  =======       =======

     As part of the Buford acquisition, we will acquire Correctional Cable Television, Inc., known as CCT. CCT is the largest provider of programming services to the prison market, serving 90 correctional facilities in 18 states, reaching more than 70,000 inmates. CCT provides programming services through company-owned and installed modified headends under three to five year contracts. CCT's EBITDA has grown at a compounded annual rate of approximately 40% during the last three years. CCT's continued growth will be driven by increased penetration of the prison market, which consists of approximately 2,000 federal, state and juvenile facilities.



MARKETING, PROGRAMMING AND RATES



     Our marketing programs and campaigns are based upon a variety of cable services creatively packaged and tailored to appeal to our different markets and segments within each market. We routinely survey our customer base to ensure that it is meeting the demands of our customers and stays abreast of our competition in order to counter competitors' promotional campaigns effectively. We use a coordinated array of marketing techniques to attract and retain customers and to increase premium service penetration, including door-to-door and direct mail solicitation, telemarketing, media advertising, local promotional events typically sponsored by programming services and cross-channel promotion of new services and pay-per-view.



     We have various contracts to obtain basic, satellite and premium programming for our cable systems from program suppliers, including, in limited circumstances, some broadcast stations, with compensation generally based on a fixed fee per customer or a percentage of the gross receipts for the particular service. Some program suppliers provide volume discount pricing structures and/or offer marketing support. In addition, we are a member of a programming consortium consisting of small to medium sized multiple cable systems operators and individual cable systems serving, in the aggregate, over ten million cable subscribers. The consortium helps create efficiencies in the areas of securing and administering programming contracts, as well as to establish more favorable programming rates and contract terms for small and medium sized cable operators. We do not have long-term programming contracts for the supply of a substantial amount of our programming. In cases where we do have such contracts, they are generally for fixed periods of time ranging from one to five years and are subject to negotiated renewal. While we believe that our relations with our programming suppliers are generally good, the loss of contracts with certain of our programming suppliers would have a material adverse effect on our results of operations. Cable programming costs are expected to continue to increase due to additional programming being provided to customers, increased costs to purchase cable programming, inflationary increases and other factors. For the year ended December 31, 1998 and the three months ended March 31, 1999, programming costs as a percentage of revenues were 25.8% and 27.2%, respectively. We cannot assure you that our programming costs will not increase substantially in the near future or that other materially adverse terms will not be added to our programming contracts.



     Our cable systems offer our customers programming that includes the local network, independent and educational television stations, a limited number of television signals from distant cities, numerous satellite-delivered, non-broadcast channels such as CNN, MTV, USA, ESPN and TNT, and in some systems local information and public access channels. The programming offered by us varies among the cable systems depending upon each system's channel capacity and viewer interests. Primarily for competitive reasons, we generally attempt to offer a single level of basic service containing all broadcast and satellite-delivered programming. In a few systems, however, we do offer multiple tiers of cable television programming. We also offer premium programming services, both on a per-channel basis and in many systems as part of premium service packages designed to enhance our customer's perception of value.



     Monthly customer rates for services vary from market to market, primarily according to the amount of programming provided and competitive factors. At March 31, 1999, our monthly full basic service rates for residential customers ranged from $18.00 to $35.45 and per-channel premium service rates, not including special promotions, ranged from $5.95 to $12.00 per service. At March 31, 1999, the weighted average price for our monthly full basic service was approximately $30.28.

     A one-time installation fee, which we may wholly or partially waive during a promotional period, is usually charged to new customers. We charge monthly fees for converters and remote control tuning devices. In addition, we also charge administrative fees for delinquent payments for service. Customers are free to discontinue service at any time without additional charge but may be charged a reconnection fee to resume service. Commercial customers, such as hotels, motels and hospitals, are charged a negotiated, non-recurring fee for installation of service and monthly fees. Multiple dwelling unit accounts may be offered a bulk rate in exchange for single-point billing and basic service to all units.



     In addition to customer fees, we derive modest revenues from the sale of local spot advertising time on locally originated and satellite-delivered programming. We also derive modest revenues from affiliations with home shopping services, which offer merchandise for sale to customers and compensate system operators with a percentage of their sales receipts.



     We also derive revenue from the sale of programming featuring movies and special events to customers on a pay-per-view basis. We believe that we will be able to further increase our pay-per-view penetration rates and revenue as we continue to deploy addressable technology in upgraded systems and in systems where we launch a digital compression service.



     While we plan to offer advanced telecommunications services in certain of our cable systems, we anticipate that monthly customer fees derived from multi-channel video services will continue to constitute the large majority of our total revenues for the foreseeable future.



TECHNICAL OVERVIEW



     We endeavor to maintain high technical performance standards in all of our cable systems. To accomplish this, we have embarked on our capital improvement plan to upgrade our cable systems selectively. This program, which involves the use of fiber optic technology, will (A) expand channel capacities, (B) enhance signal quality, (C) improve technical reliability, (D) augment address ability, and (E) provide a platform to develop high-speed data services and Internet access. We believe that such technical upgrades create additional revenue opportunities, enhance operating efficiencies, increase customer satisfaction, improve franchising relations and solidify our position as the dominant provider of video services in the markets in which we operate. Before committing the capital to upgrade or rebuild a system, we carefully assess:



     - the existing technical reliability and picture quality of the system;



     - basic subscribers' demand for more channels;



     - requirements in connection with franchise renewals;



     - programming alternatives offered by our competitors;



     - customers' demand for other cable television and broadband telecommunications services; and



     - the return on investment of any such capital outlay.

     Currently, our subscribers, on average, are served by systems with an analog capacity of 44 channels with 33 channels in use. The table below summarizes our existing technical profile, as of March 31, 1999:



                                 UP TO 29   30 TO 39   40 TO 49   50 TO 59   OVER 60
                                 CHANNELS   CHANNELS   CHANNELS   CHANNELS   CHANNELS    TOTAL
                                 --------   --------   --------   --------   --------   -------
Number of systems..............      18         240        124         62         95        539
Miles of plant.................     169       4,578      4,596      3,097      4,144     16,584
Homes passed...................   7,001     145,782    164,570     99,536    192,218    609,107
Basic subscribers..............   3,492      78,022     99,324     55,914    120,647    357,399(1)
% of total basic subscribers...     1.0%       21.8%      27.8%      15.6%      33.8%     100.0%
Basic subscribers per plant
  mile.........................    20.7        17.0       21.6       18.1       29.1       21.6
Premium subscribers............   1,033      38,603     42,824     39,156     72,762    194,378
Premium penetration............    29.6%       49.5%      43.1%      70.0%      60.3%      54.4%


     -------------------------

     (1) Does not include approximately 3,700 equivalent basic units related to CCT.



     Our capital improvement plan contemplates the investment of approximately $160.0 million over the next four years as follows:



     - $100.0 million to establish a technical standard of 550-750 MHz bandwidth capacity in cable television systems serving approximately 75% of our basic subscribers and headend consolidation;



     - $45.0 million for ongoing maintenance and replacement, for installations and extensions to the cable plant related to customer growth; and



     - $15.0 million for the purchase of additional addressable converters and headend equipment to support the deployment of digital services.



     The table below summarizes our expected technical profile upon completion of the capital improvement program:



                                   UP TO 29   30 TO 39   40 TO 49   50 TO 59   OVER 60
                                   CHANNELS   CHANNELS   CHANNELS   CHANNELS   CHANNELS    TOTAL
                                   --------   --------   --------   --------   --------   -------
Number of systems(1).............     --          205        112         38        184        539
Miles of plant...................     --        3,016      1,634        891     11,043     16,584
Homes passed.....................              89,358     61,497     26,778    431,474    609,107
Basic subscribers................     --       44,910     30,659     12,176    269,654    357,399(2)
% of total basic subscribers.....     --         12.6%       8.6%       3.4%      75.4%     100.0%
Basic subscribers per plant
  mile...........................     --         14.9       18.8       13.7       24.4       21.6
Premium subscribers..............     --       20,295     11,781      8,666    153,636    194,378
Premium penetration..............     --         45.2%      38.4%      71.2%      57.0%      53.8%


     -------------------------

     (1) The analysis above does not reflect the impact of anticipated headend consolidations achieved through the selective deployment of fiber optic technology.



     (2) Does not include approximately 3,700 equivalent basic units related to CCT.



     With the exception of 11 systems, we do not currently use addressable technology. We utilize a "trap" scheme whereby a technician installs filters, or traps, at each cabled home enabling the technician to configure the programming received by each subscriber. The cable system improvement program contemplates the use of addressable set-top boxes in selected analog upgraded systems, in addition to digital addressable technology. This service transmits digitally compressed signals of niche satellite programming, multiplexed premium services, pay-per-view movies and digital music for reception by cable systems, which in turn deliver them to their subscribers.



     Our active use of fiber optic technology as an alternative to coaxial cable is playing a major role in expanding channel capacity and improving the performance of our cable television systems. Fiber optic strands are capable of carrying hundreds of video, data and voice channels over extended distances without the extensive signal amplification typically required for coaxial cable. We expect to use fiber backbone architecture selectively to eliminate headend facilities and to reduce amplifier cascades, thereby improving picture quality, system reliability and headend and maintenance expenditures.



     Recently, high-speed cable modems and set-top boxes using digital compression technology have become commercially viable. These developments allow for the introduction of high-speed data services and Internet access and will increase programming services available to customers. Digital compression technology has the potential to expand channel capacity significantly given that up to 12 digital channels can be carried in the bandwidth of one analog channel (6 MHz).



     We own or lease 617 towers that are used to receive off-air broadcast signals from the nearest urban transmit site or via intermittent microwave relay stations. Our towers range from 15 feet to 600 feet in height and 138 of our towers are at least 200 feet in height. We lease tower space to cellular telephone, personal communications services paging and other transmission companies for a fixed monthly charge typically dictated by long-term contract.



FRANCHISES



     Cable television systems are typically constructed and operated under non-exclusive franchises granted by local governmental authorities. These franchises typically contain conditions, such as:



     - time limitations on commencement and completion of construction;



     - conditions of service, including number of channels, types of programming and the provision of free service to schools and certain other public institutions; and



     - the maintenance of insurance and indemnity bonds.



     Certain provisions of local franchises are subject to federal regulation under both the 1984 Cable Act and the 1992 Cable Act. See "Legislation and Regulation -- Federal Regulation -- Cable Rate Regulation."



     At March 31, 1999, pro forma for the Buford acquisition, we held 695 franchises. These franchises, all of which are non-exclusive, generally provide for the payment of fees to the issuing authority. Annual franchise fees imposed on the cable systems range from 0% to 5% of the gross revenues generated by the cable systems. With limited exceptions, franchise fees are passed directly through to the customers on their monthly bills. The 1984 Cable Act prohibits franchising authorities from imposing franchise fees in excess of 5% of gross revenues, and permits a cable operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. Our franchises can be terminated by the franchising authority prior to the stated expiration date for uncured breaches by us of material provisions.



     The following table sets forth the number of franchises by year of franchise expiration and the approximate number and percentage of basic subscribers at March 31, 1999:



                                                NUMBER        % OF        NUMBER         % OF
                                                  OF         TOTAL          OF           TOTAL
        YEAR OF FRANCHISE EXPIRATION          FRANCHISES   FRANCHISES   SUBSCRIBERS   SUBSCRIBERS
        ----------------------------          ----------   ----------   -----------   -----------
Prior to 2000...............................      29           4.2%        26,395          7.3%
2000 to 2003................................     177          25.5         84,695         23.5
After 2003..................................     489          70.3        250,057         69.2
                                                 ---         -----        -------        -----
          Total.............................     695         100.0%       361,147        100.0%
                                                 ===         =====        =======        =====



     The Cable Acts provide, among other things, comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merits and not as part of a comparative process with competing applications. See "Legislation and Regulation." We believe that we have good relationships with our franchising communities. To date, we have never had a franchise revoked or terminated. Additionally, no request made by us for franchise renewals or extensions has been denied although the renewal or extended franchises have frequently resulted in franchise modifications on satisfactory terms. The Cable Acts also establish the conditions for sale of a cable system in the event that the franchise is not renewed or is revoked "for cause" by the franchising authority.



     The 1992 Cable Act provides that a franchising authority may not grant an exclusive franchise, may not unreasonably refuse to award an additional competitive franchise, and may operate cable systems itself without franchises. Under the 1992 Cable Act, franchising authorities are immunized from monetary damages awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments. See "Legislation and Regulation -- Federal Regulation -- Cable Rate Regulation."



INDUSTRY OVERVIEW



     A cable television system receives television, radio and data signals at the system's "headend" site by means of off-air antennas, microwave relay systems and satellite earth stations. These signals are then modulated, amplified and distributed through coaxial and fiber optic distribution systems to deliver a wide variety of channels of television programming to subscribers who pay fees on a monthly basis for this service. A cable television system may also originate its own television programming and other information services for distribution through its system. Cable television systems generally are constructed and operated pursuant to non-exclusive franchises or similar licenses granted by local governmental authorities for a specified period of time.



     The cable television industry developed in the United States in the late 1940's and early 1950's in response to the needs of residents in predominantly rural and mountainous areas of the country where the quality of off-air television reception was inadequate due to factors such as unfavorable topography and remoteness from television broadcast towers. In the 1960's, cable systems also developed in non-metropolitan markets that had limited availability of off-air television station signals. All of these markets are regarded within the cable industry as "classic cable" television system markets.



     Cable television systems offer customers programming consisting of broadcast television signals of local network affiliates, independent and educational television stations, a limited number of television signals from so-called "super stations" originating from distant cites, such as WGN from Chicago, various channels, such as Cable News Network, Music Television, the USA Network, Turner Network Television, and Entertainment and Sports Programming Network, programming originated locally by the cable television system, such as public, government and education access programs, and informational displays featuring news, weather and public service announcements. For an additional monthly charge, cable television systems also offer "premium" television services to customers on a per-channel basis. These services, such as Home Box Office, Cinemax, Showtime, The Movie Channel and selected regional sports networks, are channels that consist principally of feature films, live sporting events, concerts and other special entertainment features, usually presented without commercial interruption.



     A customer generally pays an initial installation charge and fixed monthly fees for basic and premium television services and for other services, such as the rental of converters and remote control devices. These monthly service fees constitute the primary source of revenues for cable television systems. In addition to customer revenues from these services, cable television systems generate revenues from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. Cable television systems also frequently offer their customers home shopping services for a share of the revenues from products sold in their service areas. The cable television industry is changing rapidly due to new technology and new alliances between cable television and other telecommunications companies. Providing traditional cable television programming is only one aspect of the industry as potential opportunities to expand into Internet, broadband data, telephone, and other telecommunications services continue to develop and become more commercially viable.

COMPETITION



     Cable television systems face competition from (A) alternative methods of receiving and distributing television signals, such as off-air television broadcast programming, direct broadcast satellite services, known as "DBS," wireless cable services, and (B) other sources of news, information and entertainment, such as newspapers, movie theaters, live sporting events, on-line computer services and home video products. Our competitive position depends, in part, upon reasonable prices to customers, greater variety of programming and other communications services, and superior technical performance and customer service. Accordingly, cable operators in rural areas, where off-air reception is more limited, generally achieve higher penetration rates than cable operators in major metropolitan areas, where numerous, high quality off-air signals are available.



     Cable television systems generally operate pursuant to franchises granted on a nonexclusive basis, so that more than one cable television system may be built in the same area, known as an "overbuild," with potential loss of revenue to the operator of the original system. It is possible that a franchising authority might grant a second franchise to another company containing terms and conditions more favorable than those afforded to us. The 1992 Cable Act prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable television systems without a franchise. Although a private competitor ordinarily would seek a franchise from a local jurisdiction, municipalities have built and operated their own systems. Overbuilds historically have been relatively rare, as constructing and developing a cable television system is capital-intensive, and it is difficult for the new operator to gain a marketing advantage over the incumbent operator. We currently face direct competition from traditional overbuilds in two systems passing approximately 2,500 homes.



     In recent years, the FCC and Congress have adopted policies providing a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable television systems. These technologies include, among others, DBS service, whereby signals are transmitted by satellite to satellite dishes as small as 18 inches located on customer premises. Programming is currently available to the owners of DBS dishes through conventional, medium and high-powered satellites. DBS systems provide movies, broadcast stations, and other program services comparable to those of cable television systems. DBS systems can also provide high speed Internet access. DBS service can be received anywhere in the United States through installation of a small rooftop or side-mounted antenna. This technology has the capability of providing more than 100 channels of programming over a single high-powered satellite with significantly higher capacity if multiple satellites are placed in the same orbital position. DBS is currently being heavily marketed on a nationwide basis by two DBS providers. DBS providers are significant competition to cable service providers, including us.



     The 1992 Cable Act contains provisions, which the FCC has implemented with regulations, to enhance the ability of cable competitors to purchase and make available to home satellite dish owners certain satellite delivered cable programming at competitive costs. The FCC also adopted regulations that preempt certain local restrictions on satellite and over-the-air antenna reception of video programming services, including zoning, land-use or building regulations, or any private covenant, homeowners' association rule or similar restriction on property within the exclusive use or control of the antenna user. Digital satellite service, known as DSS, offered by DBS systems has certain advantages over cable systems with respect to programming and digital quality, as well as disadvantages that include high up-front costs and a lack of local programming, service and equipment distribution. Our strategy of providing pay-per-view and perhaps satellite niche programming via digital services in certain of our cable systems is designed to combat digital satellite service competition. "Bundling" of our video service with advanced telecommunications services in certain of the cable systems may also be an effective tool for competing with DSS. DBS does suffer certain significant operating disadvantages compared to cable television, however, including the subscriber's present inability to view different programming on different television sets, line-of-sight reception requirements, up-front costs associated with the dish antenna, and the lack of local programming. DBS currently faces technical and legal obstacles to providing local broadcast signals, although both DBS providers are now attempting to do so in certain major markets, and legislation is now pending that may remove the existing legal obstacle.

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     Cable television systems also compete with wireless program distribution services such as multichannel multipoint distribution service, or MMDS, which use low power microwaves to transmit video programming and high speed data services, including Internet access, over the air to customers. Additionally, the FCC licensed new frequencies in the 28 MHz band for a new multichannel wireless video service similar to MMDS, known as Local Multipoint Distribution Service, or LMDS. LMDS is also suited for providing wireless data services, including the possibility of Internet access. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology may significantly increase the channel capacity of these wireless distribution services. Because MMDS service requires unobstructed "line of sight" transmission paths, the ability of MMDS systems to compete may be hampered in some areas by physical terrain and foliage.



     Federal cross-ownership restrictions historically limited entry by local telephone companies into the cable television business. The 1996 Act eliminated this cross-ownership restriction, making it possible for companies with considerable resources to overbuild existing cable systems. Congress has also repealed the prohibition against national television networks owning cable systems. Various local exchange carriers, commonly referred to as LECs, currently are seeking to provide video programming services within their telephone service areas through a variety of distribution methods, primarily through the deployment of broadband wire facilities, but also through the use of wireless or MMDS transmission. Several telephone companies have begun seeking cable television franchises from local governmental authorities and constructing cable television systems. Cable television systems could be placed at a competitive disadvantage if the delivery of video programming services by LECs becomes widespread, since LECs may not be required, under certain circumstances, to obtain local franchises to deliver such video services or to comply with the variety of obligations imposed upon cable television systems under such franchises. The entry of telephone companies as direct competitors is likely to continue and could adversely affect the profitability and valuation of our cable systems. Issues of cross-subsidization by LECs of video and telephony services also pose strategic disadvantages for cable operators seeking to compete with LECs that provide video services. We believe, however, that the non-metropolitan markets in which we provide or expect to provide cable services are unlikely to support competition in the provision of video and telecommunications broadband services given the lower population densities and higher costs per subscriber of installing a plant.



     The 1996 Telecom Act's provisions promoting facilities-based broadband competition are primarily targeted at larger markets, and its prohibition of buyouts and joint ventures between incumbent cable operators and LECs exempts small operators and carriers meeting certain criteria. See "Legislation and Regulation." We believe that significant growth opportunities exist for us by establishing cooperative rather than competitive relationships with LECs within our service areas, to the extent permitted by law.



     The entry of electric utility companies into the cable television business, as now authorized by the 1996 Telecom Act, could also have an adverse effect on our business. Well-capitalized businesses from outside the cable industry may also become competitors for franchises or providers of competing services.



     Other new technologies may become competitive with non-entertainment services offered by cable television systems. The FCC has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and businesses. The FCC also permits commercial and noncommercial FM stations to use their sub-carrier frequencies to provide non-broadcast services including data transmissions. The FCC has established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. The expansion of fiber optic systems and the introduction of new xDSL services by LECs and other common carriers provide facilities for the transmission and distribution to homes and businesses of video services, including interactive computer-based services like the Internet, data and other non-video services. The FCC has held spectrum auctions for licenses to provide PCS. PCS will enable license holders, including cable operators, to provide voice and data services.


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     Advances in communications technology as well as changes in the marketplace and the regulatory and legislative environments are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable industry or on our operations.



EMPLOYEES



     At March 31, 1999, Classic Cable and Buford employed approximately 707 full-time employees and 49 part-time employees. None of our employees is represented by a labor union. We consider our relations with our employees to be good.



PROPERTIES



     A cable television system consists of four principal operating components. The first component, known as the headend, receives television, radio and information signals by means of special antennas and satellite earth stations. The second component, the distribution network, which originates at the headend and extends throughout the system's service area, consists of microwave relays, coaxial or fiber optic cables placed on utility poles or buried underground and associated electronic equipment. The third component of the system is a "drop cable," which extends from the distribution network into each customer's home and connects the distribution system to the customer's television set. The fourth component, a converter, is the home terminal device that expands channel capacity to permit reception of more than 12 channels of programming.



     Our principal physical assets consist of cable television systems, including signal-receiving, encoding and decoding apparatus, headends, distribution systems and subscriber house drop equipment for each of the cable systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. Our distribution systems consist primarily of coaxial cable and related electronic equipment. As the upgrades are completed, the cable systems will incorporate fiber optic cable. Subscriber equipment consists of taps, house drops and converters. We own our distribution systems, various office fixtures, test equipment and certain service vehicles. The physical components of the cable systems require maintenance and periodic upgrading to keep pace with technological advances.



     Our cables generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The FCC regulates most pole attachment rates under the federal Pole Attachment Act.



     We own or lease parcels of real property for signal reception sites, such as antenna towers and headends, microwave complexes and business offices, including our principal executive offices. We believe that our properties, both owned and leased, are in good condition and are suitable and adequate for our business operations as presently conducted.



LEGAL PROCEEDINGS



     There are no material pending legal proceedings to which we are or Classic Cable is a party or to which any of our or their respective properties are subject.


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                           LEGISLATION AND REGULATION



     The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past materially affected, and may in the future materially affect, us and the cable television industry. The following is a summary of federal laws and regulations affecting the growth and operation of the cable television industry and a description of certain state and local laws. We believe that the regulation of our industry remains a matter of interest to Congress, the FCC and other regulatory authorities. There can be no assurance as to what, if any, future actions such legislative and regulatory authorities may take or the effect thereof on our operations.



FEDERAL REGULATION



     The primary federal statute dealing with the regulation of the cable television industry is the Communications Act. The three principal amendments to the Communications Act that shaped the existing regulatory framework for the cable television industry were the 1984 Cable Act, the 1992 Cable Act and the 1996 Telecom Act. The 1996 Telecom Act, which became effective in February 1996, was the most comprehensive reform of the nation's telecommunications laws since the Communications Act. Although the long term goal of the 1996 Telecom Act is to promote competition and decrease regulation of various communications industries, in the short term, the law delegates to the FCC, and in some cases to the states, broad new rulemaking authority. The FCC and state regulatory agencies are required to conduct numerous rulemaking and regulatory proceedings to implement the 1996 Telecom Act and such proceedings may materially affect the cable television industry.



     The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations to implement the provisions contained in the Communications Act. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. Below, you will find a brief summary of certain of these federal regulations as adopted to date.



  Cable Rate Regulation



     The 1992 Cable Act imposed an extensive rate regulation regime on the cable television industry. Under that regime, local franchise authorities had primary responsibility for administering the basic service tier. The FCC directly administered rate regulation of cable programming service tiers, which included all video programming distributed over a system that is not part of the basic service tier. Although the 1996 Telecom Act preserves local franchise authority to regulate the basic service tier, it eliminated FCC authority to regulate cable programming service tier rates as of March 31, 1999. Accordingly, the FCC is no longer able to act on cable programming service tier rate increases that occur after that date.



     Federal law nonetheless continues to govern certain aspects of local rate regulation. For example, federal law requires that the basic service tier be offered to all cable subscribers. Recent FCC regulations adopted pursuant to the 1996 Telecom Act define "effective competition" and "small cable operator" for purposes of exempting certain cable systems' basic tier from rate regulation. Additional federal regulations require cable systems to permit customers to purchase video programming on a per channel or per program basis without subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally this exemption is available until a cable system obtains the technical capability, but not later than December 2002.



     Although the 1996 Telecom Act eliminated FCC rate regulation of the higher tiers, local franchising authorities, known in the industry as LFAs, continue to have authority over the regulation of the lowest level of cable -- the basic service tier, commonly known as BST. For regulatory purposes, the BST contains local broadcast stations and public, educational, and government, or PEG, access channels and other services the system operator chooses to include in the same package with these channels. Before an LFA begins BST rate regulation, it must certify to the FCC that it will follow applicable federal rules, and

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many LFAs have voluntarily declined to exercise this authority. LFAs also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services. The 1996 Telecom Act allows operators to aggregate costs for broad categories of equipment across geographic and functional lines. This change should facilitate the introduction of new technology. Few of the LFAs in the communities in which we operate have elected to certify to regulate rates, and we believe that the FCC's existing "small systems order" will afford us additional flexibility to adjust our rates. The small systems order, and related FCC rules, provides a more simplified and liberal cost of service rate justification to eligible small system operators, such as us. However there can be no assurance that our revenues and results of operations will not be adversely affected in the future by regulation of cable system rates.



  Franchise Fees



     Federal law allows franchising authorities to impose franchise fees, but such payments cannot exceed 5% of a cable system's annual gross revenues derived from the operation of the cable system in providing cable service. Under the 1996 Telecom Act, franchising authorities may not exact franchise fees from revenues derived from telecommunications services, however, many LFA's seek analogous fees under separate telecommunications service franchises. LFA authority to collect these telecommunications franchise fees is the subject of litigation.



  Renewal of Franchises



     The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchisees against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements. The 1992 Cable Act made several changes to the process under which a franchise is renewed, some of which could make it easier in some cases for a franchising authority to deny renewal.



  Competing Franchises



     The 1992 Cable Act prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable television systems and permits franchising authorities to operate their own cable television systems without franchises.



  Franchise Transfers



     The 1992 Cable Act requires franchising authorities to act on any franchise transfer request within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.



  Cable Entry Into Telecommunications and Broadband Services



     The 1996 Telecom Act provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The favorable pole attachment rates afforded cable operators under federal law can be gradually increased by utility companies owning the poles beginning in 2001 pursuant to an FCC


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prescribed formula if the operator provides telecommunications service, as well as cable service, over its plant. The FCC has clarified that a cable operator's favorable pole rates are not endangered by the provision of non-cable services such as Internet access.



     Cable entry into telecommunications will be affected by the regulatory landscape now being fashioned by the FCC and state regulators. One critical component of the 1996 Telecom Act to facilitate the entry of new telecommunications providers, including cable operators, is the interconnection obligation imposed on all telecommunications carriers. The FCC adopted regulations implementing the 1996 Telecom Act requirement that LECs open their telephone networks to competition by providing competitors interconnection, access to unbundled network elements and retail services at wholesale rates. These regulations were upheld by the U.S. Supreme Court in January 1999, although the unbundled network element requirements are subject to an FCC proceeding. The ultimate outcome of the litigation and the FCC's rulemakings, and the ultimate impact of the 1996 Telecom Act or any final regulations adopted pursuant to the new law on us or our business cannot be determined at this time.



     Cable entry into markets for broadband services such as Internet access may be affected by the regulatory landscape now being fashioned by the FCC and state and local regulators. In recent months, some local franchise authorities have imposed conditions on their approval of transfers of control, including those involving such major transactions as AT&T's acquisition of TCI's cable franchises. For example, the City of Portland, Oregon required AT&T to provide competing Internet and other on-line service providers with open access to its newly acquired cable platforms. This decision was upheld on appeal before a federal district court, although that decision is on appeal. Numerous other franchise authorities are considering imposing similar requirements, either during transfer or renewal processes or by promulgating regulations pursuant to their general franchise authority. In addition, a petition for declaratory ruling has been filed with the FCC requesting a determination that cable service providers must provide leased access channels to Internet service providers.



     Similar conditions could be imposed upon us, either pursuant to a local franchising authority's approval of a merger or other transaction between us and another company, through the franchise renewal process, or through future developments at the federal, state or local level. Likewise, future regulatory or legislative developments could limit or preempt the authority of franchise authorities to impose mandated access conditions.



  Telephone Company Entry Into Cable Television



     The 1996 Telecom Act makes far reaching changes in the regulation of telephone companies that provide video programming services. The new law eliminates federal legal barriers to competition in the local telephone and cable communications businesses, preempts state and local laws and regulations which create competitive barriers and sets basic standards for relationships between telecommunications providers. The 1996 Telecom Act also eliminates the requirements that LECs obtain FCC approval under Section 214 of the Communications Act before providing video services in their telephone service areas and removes the statutory telephone company/cable television cross-ownership prohibition, thereby allowing LECs to offer video services in their telephone service areas. LECs may provide service as traditional cable operators with local franchises, or they may opt to provide their programming over unfranchised "open video systems," subject to certain conditions, including, but not limited to, setting aside a portion of their channel capacity for use by unaffiliated program distributors on a non-discriminatory basis. LECs could be formidable competitors to traditional cable operators, and certain LECs have begun offering cable services, both within and outside of their service areas. We currently have telephone overbuilds in two systems passing approximately 2,500 homes.



     The 1996 Telecom Act generally limits acquisitions and prohibits certain joint ventures between LECs and cable operators in the same market. There are some statutory exceptions to the buy-out and joint venture prohibitions, including exceptions for certain small cable systems as defined by Federal law and for cable systems or telephone facilities serving certain rural areas, and the FCC is authorized to grant waivers of the prohibitions under certain circumstances.


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  Electric Utility Entry Into Telecommunications/Cable Television



     The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services, including cable television. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the FCC for operating authority. Because of their resources, electric utilities could also be formidable competitors to traditional cable systems.



  Additional Ownership Restrictions



     The 1996 Telecom Act repealed the 1984 Cable Act's prohibition against LECs providing video programming directly to customers within their local telephone exchange service areas. However, with certain limited exceptions, a LEC may not acquire more than a 10% equity interest in an existing cable system operating within the LEC's service area. The 1996 Telecom Act also authorized LECs and others to operate "open video systems" without obtaining a local cable franchise under the 1984 Cable Act. However, in a January 1999 decision, the U.S. Court of Appeals for the Fifth Circuit held that the 1996 Telecom Act did not preempt state franchise laws that might be applicable to these systems. See
"Business -- Competition."



     The 1984 Cable Act and the FCC's rules prohibit the common ownership, operation, control or interest in a cable system and a local television broadcast station whose predicted grade B contour, a measure of a television station's signal strength as defined by the FCC's rules, covers any portion of the community served by the cable system. The 1996 Telecom Act eliminated the statutory ban and directed the FCC to review its cross-ownership rule within two years. Pursuant to the 1996 Telecom Act, the FCC eliminated its restrictions on the cross-ownership of cable systems and national broadcasting networks, and has commenced a proceeding to review its broadcast cable cross-ownership restrictions. In order to encourage competition in the provision of video programming, the FCC adopted a rule prohibiting the common ownership, affiliation, control or interest in cable television systems and wireless cable facilities having overlapping service areas, except in very limited circumstances. The 1992 Cable Act codified this restriction and extended it to co-located satellite master antenna television systems, or SMATV systems. Permitted arrangements in effect as of October 5, 1992, were grandfathered. In January 1995, the FCC adopted regulations which permit cable operators to own and operate SMATV systems within their franchise areas, provided that such operation is consistent with local cable franchise requirements. The 1996 Telecom Act exempts cable systems subject to effective competition from the wireless cable and SMATV restrictions. In addition, a cable operator can purchase an SMATV system located within its franchise areas and technically integrate it into its cable system. The 1992 Cable Act permits states or local franchising authorities to adopt certain additional restrictions on the ownership of cable television systems.



     Pursuant to the 1992 Cable Act, the FCC adopted rules precluding a cable system from devoting more than 40% of its activated channel capacity to the carriage of affiliated national program services and has imposed limits on the number of cable systems which a single cable operator can own. In general, no cable operator can have an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more, unless there is another single holder of more than 50% of the voting stock, officerships, directorships and general partnership interests. The FCC has stayed the effectiveness of its 30% horizontal ownership rule pending the outcome of the appeal from a U.S. District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional, but maintains certain reporting requirements for multiple system operators, known as MSOs, passing more than 20% of homes nationwide and initiated a proceeding to examine its current horizontal ownership limitations rule and whether it should be modified. The FCC also has initiated a rulemaking proceeding to review its attribution rules which define what constitutes a "cognizable interest" triggering application of various FCC rules relating to the provision of cable services such as cross-ownership, programing access and channel occupancy rules, and horizontal ownership limitations. In addition, a rulemaking proceeding to examine, among other issues, whether any limitations


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on cable-DBS cross-ownership are warranted in order to prevent anticompetitive conduct in the video services market remains pending before the FCC.



     There are no federal restrictions on non-U.S. entities having an ownership interest in cable television systems or the FCC licenses commonly employed by such systems. Section 310(b)(4) of the Communications Act does, however, limit direct and indirect foreign ownership of interests in FCC broadcast and common carrier radio licenses, although the FCC may conclude that this indirect foreign ownership is consistent with the public interest.



  Technical Requirements



     The FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards which are in conflict with or more restrictive than those established by the FCC. Those standards are applicable to all classes of channels which carry downstream National Television System Committee, known as NTSC, video programming. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable system signal leakage. Periodic testing by cable operators for compliance with the technical standards and signal leakage limits is required and an annual filing of the results of these measurements is required. The 1992 Cable Act requires the FCC to update its technical standards periodically to take into account changes in technology. Under the 1996 Telecom Act, local franchising authorities may not prohibit, condition or restrict a cable system's use of any type of subscriber equipment or transmission technology.



     The FCC has adopted regulations to implement the requirements of the 1992 Cable Act designed to improve the compatibility of cable systems and consumer electronics equipment. Among other things, these regulations generally prohibit cable operators from scrambling their basic service tier. The 1996 Telecom Act directs the FCC to rely on the marketplace and set only minimal standards to assure compatibility between television sets, VCRs and cable systems.



     Pursuant to the requirements of the 1996 Telecom Act, the FCC recently reaffirmed an order implementing regulations intended to promote the commercial availability of navigation devices, including set-top converters. The rules apply generally to all multichannel video programming distributors, or MVPDs, and to all equipment used to receive multichannel video programming, including VCRs and even computers if used for that purpose. The FCC has exempted from its rules all analog equipment and navigation devices that operate throughout the continental United States and are commercially available from unaffiliated sources, such as equipment used by DBS services. The order requires that the security functions presently integrated in set-top converters be separated from their other functions and that separate security modules be available from cable operators by July 2000. Cable operators will be allowed to provide integrated set-top converters to their customers until January 1, 2005. After that time, the sale of or lease by operators of new set-top converters with embedded security functions will be prohibited, subject to the FCC's reassessment in 2000.



  Pole Attachments



     The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles unless state public service commissions are able to demonstrate that they regulate the rates, terms and conditions of cable television pole attachments. In addition, cooperatively and municipally owned utilities are not subject to the FCC's pole attachment regulations and in most cases are not subject to the pole attachment regulations of the state. We may operate systems that utilize poles owned by cooperatively and government owned utilities. None of the states in which we operate cable systems has certified to the FCC that it regulates the rates, terms and conditions for pole attachments. With respect to Buford's operations, Louisiana has certified to the FCC that it regulates pole attachments. In the absence of state regulation, and except for cooperatively or government owned poles, the FCC administers such pole attachment rates through use of a formula which it has devised. As directed by the 1996 Telecom


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Act, the FCC has adopted a new rate formula for any attaching party, including cable systems, which offers telecommunications services. This new formula will result in significantly higher attachment rates for cable systems which choose to offer such services, or permit their transmission on their cable systems, but does not begin to take effect until 2001 and will be phased in by equal increments over the ensuing five years. Various parties have requested the FCC to reconsider these new regulations and several parties have filed petitions for review at the FCC and in federal appellate courts. A 1997 proceeding to consider whether certain elements of the existing rate formula should be adjusted also remains pending before the FCC. If adopted, these adjustments may increase the fees paid by cable operators to utilities for pole attachments and conduit space. The ultimate outcome of these rulemakings and the ultimate impact of any revised FCC rate formula or of any new pole attachment rate regulations on us or our business cannot be determined at this time.



  Must Carry/Retransmission Consent



     The 1992 Cable Act contains broadcast signals carriage requirements that, among other things, allow local commercial television broadcast stations to elect once every three years between requiring a cable system to carry the station, known as must carry, or negotiating for payments for granting permission to the cable operator to carry the station, known as retransmission consent. A cable system generally is required to devote up to one-third of its activated channel capacity for the carriage of local commercial television stations whether pursuant to the mandatory carriage or retransmission consent requirements of the 1992 Cable Act. Local non-commercial television stations are also given mandatory carriage rights, subject to certain exceptions, within the larger of: (A) a 50-mile radius from the station's city of license; or (B) the station's Grade B contour, a measure of signal strength. Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems must obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations," i.e., commercial satellite-delivered independent stations, such as WGN. Must carry requests can limit a cable systems' programming offerings, and retransmission consent demands may require substantial payments or other concessions. Either option has a potentially adverse affect on our business. The burden associated with "must carry" may increase substantially as broadcasters proceed with planned conversion to digital transmission and if the FCC determines that cable systems must carry all analog and digital broadcasts in their entirety. The FCC has initiated a rulemaking proceeding concerning whether and under what circumstances cable operators must carry digital broadcast signals.



  Access Channels



     LFAs can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with 36 or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. While the 1984 Cable Act allowed cable operators substantial latitude in setting leased access rates, the 1992 Cable Act requires leased access rates to be set according to a formula determined by the FCC. The FCC has adopted rules regulating the terms, conditions and maximum rates a cable operator may charge for use of the designated channel capacity, but use of commercial leased access channels has been relatively limited.



     The FCC released revised rules in February 1997 mandating a modest rate reduction. The reduction sparked some increase in part-time use, but did not make commercial leased access substantially more attractive to third party programmers. The FCC has initiated a proceeding to consider whether the leased access requirement applies to cable modem internet access services offered by cable operators.



  Access to Programming



     To spur the development of independent cable programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business posture, the 1992 Cable Act precludes satellite distributed video programmers affiliated with cable companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. Recently, there has been increased interest in further restricting the marketing practices of cable programmers, including subjecting programmers who are not affiliated with cable operators to all of the existing program access requirements. In an effort to increase competition in the video marketplace, the FCC revised its program access complaint procedures. Among other revisions, the order increased sanctions for violation of the program access rules. The FCC has, in subsequent decisions, declined to broaden the scope of the rules to include terrestrially delivered programming.



  Inside Wiring



     In October 1997, the FCC adopted new procedural guidelines governing the disposition of home run wiring, a line running to an individual subscriber's unit from a common feeder or riser cable, in multi-dwelling units, or MDUs. The rules allow MDU owners to attempt to force cable television operators without contracts to either sell, abandon or remove home run wiring and terminate service to MDU subscribers unless operators retain rights under common or state law to maintain ownership rights in the home run wiring. In addition, the FCC is reviewing the enforceability of contracts to provide exclusive video service within an MDU complex. The FCC has sought comment on abrogating all such contracts held by incumbent cable operators, but allowing such contracts when held by new entrants. These changes, if ultimately adopted, will make it easier for an MDU complex owner to terminate service from an incumbent cable operator in favor of a new entrant and leave the already competitive MDU sector even more challenging for incumbent cable operators unless operators retain rights under common or state law to maintain ownership rights in the home run wiring.



  Other FCC Regulations



     The FCC continues to have rulemaking proceedings pending that will implement various provisions of the 1996 Telecom Act. It also has adopted regulations implementing various provisions of the 1992 Cable Act and the 1996 Telecom Act, many of which have been the subject of petitions requesting reconsideration of various aspects of its rulemaking proceedings. In addition to the FCC regulations noted above, there are other FCC regulations covering such areas as:



     - equal employment opportunity;



     - syndicated program exclusivity;



     - network program non-duplication;



     - closed captioning of video programming;



     - registration of cable systems;



     - maintenance of various records and public inspection files;



     - microwave frequency usage;



     - lockbox availability;



     - origination cablecasting and sponsorship identification;



     - antenna structure notification;



     - marking and lighting;



     - carriage of local sports broadcast programming;



     - application of rules governing political broadcasts;



     - limitations on advertising contained in non-broadcast children's programming;

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


     - programmer access to cable systems;



     - programming agreements;



     - technical standards;



     - emergency alert system requirements;



     - consumer electronics equipment compatibility; and



     - DBS implementation.



     The 1992 Cable Act, the 1996 Telecom Act and the FCC's rules implementing these statutory provisions generally have increased the administrative and operational expenses of cable systems and have resulted in additional regulatory oversight by the FCC and local franchise authorities. We will continue to develop strategies to attempt to minimize the adverse impact that the FCC's regulations and the other provisions of the 1992 Cable Act and the 1996 Telecom Act have on our business. However, no assurances can be given that we will be able to develop and successfully implement such strategies to minimize the adverse impact of the FCC's rate regulations, the 1992 Cable Act or the 1996 Telecom Act on our business.



     The FCC has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities used in connection with cable operations.



COPYRIGHT



     Cable systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenue to a federal copyright royalty pool, cable operators can obtain blanket permission to retransmit copyrighted material on broadcast signals. The nature and amount of future payments for broadcast signal carriage cannot be predicted at this time. In a recent report to Congress, the Copyright Office recommended that Congress make major revisions of both the cable television and satellite compulsory licenses to make them as simple as possible to administer, to provide copyright owners with full compensation for the use of their work, and to treat every multichannel video delivery system the same, except to the extent that technological differences or differences in the regulatory burdens placed upon the delivery system justify different copyright treatment. The possible simplification, modification or elimination of the compulsory copyright license is the subject of continuing legislative review. The elimination or substantial modification of the cable compulsory license could adversely affect our ability to obtain suitable programming and could substantially increase the cost of programming that remained available for distribution to our customers. We cannot predict the outcome of this legislative activity.



     Cable operators distribute programming and advertising that use music controlled by the two major music performing rights organizations, ASCAP and BMI. In October 1989, the special rate court of the U.S. District Court of the Southern District of New York imposed interim rates on the cable industry's use of ASCAP-controlled music. The same federal district court recently established a special rate court for BMI. BMI and certain cable industry representatives recently concluded negotiations for a standard licensing agreement covering the usage of BMI music contained in advertising and other information inserted by operators into cable programming and on certain local access and origination channels carried on cable systems. ASCAP and cable industry representatives have met to discuss the development of a standard licensing agreement covering ASCAP music in local origination and access channels and pay-per-view programming. Recently, the U.S. District Court of the Southern District of New York ruled that, on an interim basis, cable operators must pay ASCAP the same fees paid to BMI for locally originated programming, PEG, leased access and local advertising. Although we cannot predict the ultimate outcome of these industry negotiations and litigation or the amount of any license fees we may be required to pay for past and future use of ASCAP-controlled music, we do not believe these license fees will be material to our operations.



STATE AND LOCAL REGULATION



     Cable television systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Federal law now prohibits franchise authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for non-compliance and may be terminable if the franchisee fails to comply with material provisions. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction. Each franchise generally contains provisions governing cable operations, service rates, franchise fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, and indemnification protections. A number of states, such as Connecticut, subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Although LFAs have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, LFAs cannot insist on franchise fees exceeding 5% of the system's gross revenues, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming.



     The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system operator, and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems, especially in the area of customer service and rate regulation. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.



     Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the franchise authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and service or increased franchise fees as a condition of renewal. Similarly, if a franchise authority's consent is required for the purchase or sale of a cable system or franchise, such authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for consent. Historically, franchises have been renewed for cable operators that have provided satisfactory services and have complied with the terms of their franchise. We have generally had good experiences with our cable franchise renewals.



     The 1996 Telecom Act provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require reasonable, competitively neutral compensation for management of the public right-of-way when cable operators provide telecommunications service.



     Earlier this month the U.S. District Court for the District of Oregon held that the City of Portland, Oregon had the authority to require AT&T Corp. to provide cable modem services to competitors on a non-discriminatory basis. AT&T has sought expedited review of this decision in the 9th Circuit Court of Appeals.



OTHER MATTERS



     The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry can be predicted at this time.

                                   MANAGEMENT



     Executive officers, key operations managers and outside directors of Classic are as follows:



EXECUTIVE OFFICERS AND
DIRECTORS OF CLASSIC COMMUNICATIONS            AGE                   POSITION
-----------------------------------            ---                   --------
Alberto Cribiore.............................  53    Director and Chairman of the Board
J. Merritt Belisle...........................  43    Director and Chief Executive Officer
Steven E. Seach..............................  41    Director, President and Chief Financial
                                                     Officer
Ronald W. Martin.............................  47    Executive Vice President of Operations
Kevin P. McCabe..............................  56    Executive Vice President and Chief
                                                       Accounting Officer
Elizabeth Kay Monigold.......................  46    Executive Vice President of
                                                     Administration
Lisa A. Hook.................................  41    Director
David Webb...................................  46    Director
Martin D. Payson.............................  63    Director



     Alberto Cribiore, founder and Managing Principal of Brera Capital Partners will be appointed Chairman of the Board upon the closing of the Brera Classic equity investment. Prior to forming Brera in 1997, Mr. Cribiore was Co-President and Partner at Clayton, Dubilier & Rice, Inc. which he joined in 1985 as one of three principal shareholders. He had previously been a Senior Vice President at Warner Communications, where he was responsible for mergers, acquisitions and divestitures. Mr. Cribiore is a cum laude graduate of Bocconi University in Milan, Italy and holds degrees in Business Administration and Economics. He is currently a Director of Riverwood International Corporation and Hansberger Group, Inc. Mr. Cribiore also serves as the Chairman of the Board and Director of Global Decisions Group, LLC, the parent company of Cambridge Energy Research Associates and MCM Group, Inc.



     J. Merritt Belisle, our Chief Executive Officer and Director, founded Classic in March 1992. From January 1988 through August 1991, he was a Vice President at Texas Commerce Investment Banking, a division of Texas Commerce Bank, N.A., Houston, Texas. From April 1985 to January 1988, Mr. Belisle was Chief Executive Officer of Community Cable Incorporated, a small multi-system cable television operator based in Austin, Texas. Community Cable was sold to a cable television subsidiary of Time Warner, Inc. Prior to founding Community Cable, Mr. Belisle was a corporate and securities attorney with the Houston office of Baker & Botts. Mr. Belisle received a BBA in 1977, a MPA in 1980, and a JD in 1981 from The University of Texas at Austin.



     Steven E. Seach, our President and Chief Financial Officer and Director, assisted Mr. Belisle in the founding of Classic in March 1992. Mr. Seach became a member of the Board of Classic in 1998. Mr. Seach became our President in October 1996 and, through August 1998, was substantially responsible for our operations. From March 1992 to June 1994, Mr. Seach served as an advisor to Classic and its Board of Directors for strategic, operational and financial matters. Mr. Seach became our Chief Financial Officer in July 1994. Prior to his association with us, Mr. Seach spent 12 years in the corporate banking and investment banking industries, primarily with Texas Commerce Bank, N.A., Houston, Texas. Mr. Seach received a BBA in finance from the University of Houston in 1980.



     Ronald W. Martin, who will become our Executive Vice President of Operations upon the closing of the Buford acquisition, will be responsible for all of our system operating and marketing functions. Since 1993, he has served as Buford's Executive Vice President and Chief Operating Officer. A graduate of Dakota Weslayan, he joined Buford in 1973 as Business Manager for KXON-TV in Mitchell, South Dakota, later serving in the same position at KFSM-TV in Fort Smith, Arkansas. He joined Buford's corporate staff in 1976, serving as Internal Auditor and Personnel Administrator. In 1981, Mr. Martin was named Vice President of Human Resources and Administration. Mr. Martin is a Board Member and past Chairman of the National Cable Television Cooperative and serves on the CTAM Digital Committee.



     Kevin P. McCabe, our Executive Vice President and Chief Accounting Officer joined us in February 1999. Mr. McCabe was an advisor to us from October 1998 to February 1999. From October 1995 until

February 1999, Mr. McCabe was a principal in The Austin Advisory, a financial consulting firm. He was employed by Uniquest, Inc. from March 1994 to September 1995. From 1991 to 1994, Mr. McCabe was Vice President, Controller of Dell Computer Corporation. Mr. McCabe spent 15 years at KPMG LLP, the last five years as a partner. He subsequently held increasingly responsible financial management positions at General Foods, Colgate-Palmolive and John Wiley & Sons. Mr. McCabe received a BS in management from Boston College.



     Elizabeth Kay Monigold, who will become our Executive Vice President of Administration upon the closing of the Buford acquisition, will be responsible for all of our human resources, legal, information systems and risk management functions, as well as operating responsibility for CCT. Since 1993, she has served as Buford's Executive Vice President and Chief Administrative Officer. Ms. Monigold joined Buford in 1981 and served in numerous capacities including the evaluation of new business opportunities such as data, telephony, digital and other new technologies. Ms. Monigold earned a BBA in Business Management from The University of Texas at Tyler.



     Lisa A. Hook, a Principal of Brera Capital Partners, will be appointed Director upon the closing of the Brera Classic equity investment. Prior to joining Brera Classic in 1998, Ms. Hook was a Managing Director of Alpine Capital Group, a telecommunications and media venture capital firm. From 1989 to 1996, Ms. Hook served in a number of senior executive level positions at Time Warner Inc., including Executive Vice President/Chief Operating Officer of Time Warner Telecom and Special Advisor to the Vice Chairman. From 1987 to 1989, Ms. Hook served as the Legal Advisor to the Chairman of the Federal Communications Commission. From 1985 to 1987, Ms. Hook served as a senior attorney at Viacom International, responsible for Viacom Cable. Prior to joining Viacom, Ms. Hook was an attorney with the law firm of Hogan & Hartson. Ms. Hook received her BA from Duke University and her JD from the Dickinson School of Law.



     David Webb, a Principal of Brera Capital Partners, will be appointed Director upon the closing of the Brera Classic equity investment. Prior to joining Brera Classic in 1999, Mr. Webb was a Managing Director in the investment banking division of Merrill Lynch, which he joined in 1991. Mr. Webb was the head of the firm's Global Financial Sponsors Group, and a member of the investment banking division's U.S. Operating Committee. Mr. Webb received a BA with honors from the University of North Carolina, where he was a Morehead Scholar, and an MBA from the Darden School of the University of Virginia. He is the director of the Homes for Homeless Inc.



     Martin D. Payson, the Chairman of Latin Communications Group, Inc., a privately-held Spanish language media company, will be appointed Director upon the closing of the Brera Classic equity investment. Previously, Mr. Payson was Vice Chairman of Time Warner Inc. and a member of its board of directors. Before the merger of Warner Communications Inc. and Time, Inc., Mr. Payson held the position of Office of the President and General Counsel of Warner Communications. Mr. Payson is a director of Delta Financial Corp. and Panavision Inc., as well as several privately-held companies and philanthropic organizations. Mr. Payson received his AB from Cornell University and his LLB cum laude from New York University School of Law.



     Our Board of Directors currently has one vacancy. Our existing investor group has the right to appoint an individual to this directorship.



OTHER CORPORATE PERSONNEL



     Bryan D. Noteboom, our Vice President of Finance & Administration, has been with us since our inception and coordinates our finance, human resources and risk management functions. Mr. Noteboom has an extensive background in cable television, accounting, and finance through prior work experience in the cable industry and as a senior auditor with Coopers & Lybrand. Mr. Noteboom earned a BBA in Accounting/Finance from the University of Texas at Austin in December 1985 and is a licensed Certified Public Accountant.

     Mark Rowe, our Corporate Controller, joined us in 1998 and coordinates our accounting function, including SEC reporting and budgeting. Prior to joining us, Mr. Rowe worked as an audit manager at Ernst & Young, serving a number of telecommunication industry clients. Mr. Rowe earned a BBA in Accounting from The University of Texas at Austin in 1990 and is a licensed Certified Public Accountant.



     Ashley M. Kimery, our Corporate Treasurer, joined us in 1995 and currently oversees our cash management and tax functions. Prior to joining us, Ms. Kimery worked for seven years in both the audit and tax departments at Ernst & Young LLP. Ms. Kimery earned a BBA in Accounting from Texas A&M University in 1987, an MPA in Tax from The University of Texas at Austin in 1991 and is a licensed Certified Public Accountant.



     John Ellis, our Management Information Systems Manager, has over 25 years experience in information technology and is responsible for the development, implementation and operation of all software and hardware network interfaces for us. Mr. Ellis joined Buford in 1981 and was instrumental in the network design of the Tyler, Texas call center. Mr. Ellis is currently serving on the CableLabs Year 2000 Committee.



     Ronald G. Jansonius, our Advanced Technology Manager, has been with us since 1996 and is responsible for directing our advanced technology initiatives. Mr. Jansonius has over 6 years of computer, network, and broadband technology expertise. He received a BS from Fort Hays State University in 1982.



KEY OPERATIONS PERSONNEL



     Nita M. Basgall, our Regional Manager, has been with us since our inception and oversees all operational, technical and local marketing aspects of our systems in Kansas, Nebraska and Northwest Missouri. Ms. Basgall has over 24 years of experience in the cable television industry. Ms. Basgall serves on the Board of Directors of the Kansas Cable Telecommunications Association.



     Arl Cope, our Regional Manager, joined Buford in 1987 and is responsible for the oversight of all operational, technical and local marketing aspects of certain of our systems in Arkansas, southern Missouri, and northern Louisiana. A 30 year veteran of the cable television industry, Mr. Cope currently serves as Secretary/Treasurer of the Arkansas Cable Telecommunications Association and has been a Board Member since 1989.



     William E. Flowers, Jr., our Regional Manager, has over 18 years of experience in the cable television industry and oversees all operational, technical and local marketing aspects of our systems in the western and panhandle regions of Texas and in New Mexico. Mr. Flowers joined us in August 1998.



     Steve Lowe, our Regional Manager, has over 25 years in the cable television industry and oversees all operational, technical and local marketing aspects of our systems in central and east Texas and central Louisiana. Prior to joining Buford in 1988, Mr. Lowe constructed, owned and operated cable systems in western Oklahoma. Mr. Lowe currently serves on the Board of Directors of the Texas Cable Television Association.



     Ron Schaeffer, our General Manager of CCT, is responsible for the operation of existing business and the development of new business within CCT. Mr. Schaeffer joined Buford in 1992 and has been instrumental in the development of the Satellite Education Network, which is designed to provide interactive educational services to prisons. Mr. Schaeffer is a graduate of New York University.



     David D. Walker, our Regional Manager, has over 28 years of experience in the cable television industry and oversees all operational, technical and local marketing aspects of certain of our systems in Missouri, Oklahoma, and Arkansas. Mr. Walker serves on the Board of Directors of the Arkansas Cable
Telecommunications Association.



     Rowdy O. Whittington, our Plant Integrity Manager, oversees our system technical compliance standards. Mr. Whittington also manages the operations of a select number of systems in Colorado. Mr. Whittington has over 12 years of experience in the cable television industry.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS



     Our executive officers are the executive officers of Classic Cable and hold the same offices. Other than the executive officers of Classic and Classic Cable who are also directors, no other directors of Classic or Classic Cable receive any compensation for serving as a director. The following table summarizes the compensation for services rendered which Classic paid to the Chief Executive Officer, President and other executive officers as to whom the total annual compensation exceeded $100,000 in 1998:



                           SUMMARY COMPENSATION TABLE



                                                                                 LONG-TERM
                                                                                COMPENSATION
                                            ANNUAL COMPENSATION                 ------------
                               ----------------------------------------------    RESTRICTED
                                                               OTHER ANNUAL        STOCK
 NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS       COMPENSATION(1)   AWARDS(2)(3)
 ---------------------------   ----    ------     -----       ---------------   ------------
J. Merritt Belisle...........  1998   $200,000   $361,539(4)      $6,607          $ 49,609
  Chief Executive Officer
Steven E. Seach..............  1998   $277,084   $258,302(5)      $6,607          $659,471
  President and Chief
  Financial Officer
Gilbert W. Nichols(6)........  1998   $103,332   $ 44,101         $3,563          $     --
  Vice President of
  Operations


---------------

(1) Amounts reported as other annual compensation represent our contribution under our 401(k) plan and/or vehicle fringe benefits.



(2) The executive officers of Classic received restricted stock, options, stock appreciation rights or other compensation during 1996 under the 1996 Stock Restricted Plan. See "-- 1996 Restricted Stock Plan." On July 29, 1998, Messrs. Belisle and Seach held 229,050 shares and 67,283 shares of restricted stock, respectively, and each of Messrs. Belisle and Seach exchanged their existing shares of restricted stock for 242,209 new shares of restricted stock with revised vesting terms and other restrictions. See "-- 1998 Restricted Stock Plan." Long-term compensation amounts are calculated by multiplying the number of 1998 restricted shares issued by the per share value of Classic's unrestricted stock as of the date of issuance, less an amount equal to the number of 1996 restricted shares exchanged therefor multiplied by the per share value of Classic's unrestricted stock on the date of issuance.



(3) As of December 31, 1998, Messrs. Belisle and Seach each owned 242,209 restricted shares of Classic's common stock. Such shares vest 33.3% per year over three years commencing July 29, 1998, provided that upon the occurrence of certain events, including the consummation of the Brera Classic equity investment, this vesting may be accelerated. The total value of all restricted stock owned by Messrs. Belisle and Seach was approximately $913,000 each, computed without taking into consideration any of the restrictions. Messrs. Belisle and Seach are entitled to dividends in respect of their restricted shares in the same manner as the holders of unrestricted shares, but only to the extent that such dividends exceed the distribution thresholds applicable thereto. See "-- 1998 Restricted Stock Plan."



(4) Includes a transaction fee of $300,000 paid pursuant to a pre-existing employment agreement in connection with the acquisition of certain properties from Cable One in July 1998, and the related financings.



(5) Includes a transaction fee of $250,000 paid pursuant to a pre-existing employment agreement in connection with the acquisition of certain properties from Cable One in July 1998, and the related financings.



(6) Mr. Nichols resigned effective March 19, 1999.

1996 RESTRICTED STOCK PLAN



     Certain members of management own restricted stock subject to the terms of our 1996 Restricted Stock Plan. Pursuant to the 1996 Plan, we may, from time to time, grant restricted stock to our officers and other key employees upon the terms, conditions and provisions of the 1996 Plan. Concurrent with the adoption of the 1996 Plan, we granted a total of 517,626 shares of common stock as of such date, of which only 144,940 shares are currently outstanding. Pursuant to the granting agreement, such shares of restricted stock were to vest 25.0% per year over four years. One-half of such shares of restricted stock were subject to a distribution threshold equal to $9.93 per share, i.e., the first $9.93 of distributions with respect to such shares were to be withheld and distributed instead to the other holders of common stock, and one-fourth of the shares were subject to a distribution threshold of $19.06 per share and one-fourth to a distribution threshold of $29.78 per share.



1998 RESTRICTED STOCK PLAN



     We have adopted the 1998 Restricted Stock Plan. The terms of the 1998 Plan are similar in all material respects to the 1996 Plan. In July 1998, each of Messrs. Seach and Belisle exchanged all of his existing shares under the 1996 Plan for 242,209 shares of restricted common stock pursuant to the 1998 Plan, each representing approximately 6.8% of common stock on a fully diluted basis. Pursuant to the granting agreement, such shares of restricted common stock are to vest 33.3% per year over three years. All of such shares of restricted common stock are subject to a distribution threshold equal to $3.77 per share.



EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS



     Upon the consummation of the Brera Classic equity investment, J. Merritt Belisle and Steven E. Seach will each enter into an employment agreement with us, on substantially similar terms with their current employment agreements. Upon consummation of the Brera Classic equity investment, Mr. Belisle will be paid $780,000 and Mr. Seach will be paid $700,000 under their current employment agreements. Each of the employment agreements provides for their continued employment with us for a continuing two year period at all times. Messrs. Belisle and Seach are each to be paid an annual salary of $350,000 per year. Each employment agreement provides that upon termination by us without cause, the employee will be entitled to the pre-payment of all remaining compensation and benefits under the agreement, i.e., two years' of base compensation and benefits. Each employment agreement also prohibits the employee from competing with us during his term of employment and for a period of two years thereafter.



     The employment agreements provide that Messrs. Belisle and Seach will each be granted a stock option to purchase 279,874 shares of common stock at an exercise price of $14.57 per share, which vests on a monthly basis over a three-year period, or immediately in the event of a sale of all the stock for cash or securities by merger, tender offer, stock purchase or an initial public offering of our common stock.



     Messrs. Belisle and Seach will each also receive a second stock option to purchase 279,874 shares of common stock, to vest over a three-year period commencing on the date of a sale of all of the stock involving an initial public offering or a stock-for-stock merger or immediately upon the closing of a sale of all of the common stock for cash or a sale of substantially all of our assets. The price of the second option is the gross sale price per share of common stock in our initial public offering or, in connection with a sale of stock or assets, an amount equal to $14.57 per share increased by 14% per annum from the consummation of the Brera Classic equity investment to the date of such a sale.



     The employment agreements of Messrs. Belisle and Seach in effect prior to the consummation of the Brera Classic equity investment provide a transaction fee of 1% to be paid on the value of all mergers, acquisitions, or dispositions of assets or subsidiaries by us that are consummated during their term of employment. Messrs. Belisle and Seach will each receive a transaction fee of $1.5 million upon the successful consummation of the Buford acquisition. The employment agreements to be executed in connection with the Brera Classic acquisition agreement do not contain a provision for transaction fees to be paid to Messrs. Belisle and Seach.

     Upon the consummation of the Buford acquisition, we expect to enter into employment agreements with Ronald W. Martin and Elizabeth Kay Monigold. These employment agreements will relate to their employment by us as the Executive Vice President of Operations and the Executive Vice President of Administration, respectively, and will be for a one year period.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     Our Board of Directors as a whole determines the compensation of our executive officers. J. Merritt Belisle, our Chief Executive Officer, and Steven
E. Seach, our President, as Board members, participate in deliberations of the Board of Directors with respect to compensation of all executive officers.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



LOANS TO AFFILIATES



     During 1998, Classic had outstanding subordinated indebtedness, including accrued interest, in the amount of approximately $4.5 million to Austin Ventures, L.P., The Texas Growth Fund, and BT Capital Partners, Inc. and preferred stock, including accrued and unpaid dividends, in the amount of approximately $29.4 million to NationsBanc Capital Corp. and BT Capital Partners, Inc., each a stockholder. Approximately $3.9 million of such indebtedness bore interest at the rate of 15.0% per annum and the remainder bore interest at the rate of 7.5% per annum. All of such subordinated indebtedness and preferred stock had been incurred or issued to fund the acquisition of various cable properties acquired by us. We repaid such indebtedness and redeemed the preferred stock from the holders thereof out of the proceeds received from a previous issuance of senior subordinated notes.



     In 1997, we advanced approximately $200,000 to Mr. Belisle, which has been forgiven.



STOCKHOLDER VOTING AGREEMENTS



     Brera Classic has entered into stockholder voting agreements with Austin Ventures, L.P., BT Capital Partners, Inc., The Texas Growth Fund, BA SBIC Management, L.L.C., as the successor in interest to NationsBanc Capital Corp.,
J. Merritt Belisle, Steven E. Seach, and Bryan Noteboom, who collectively hold approximately 80.4% of the fully diluted common stock, before giving effect to the Brera Classic equity investment. The stockholder voting agreements require the stockholders to vote in favor of the Brera Classic equity investment. Each of the stockholders which are a party to these stockholder voting agreements have granted Brera Classic their irrevocable proxies to give effect to the stockholder voting agreements.



1995 STOCKHOLDERS AGREEMENT



     Each member of management holding shares of our common stock executed a stockholders agreement with us and our other shareholders dated as of October 15, 1995. The stockholders agreement generally provides us with a right of first refusal in the event of proposed sales of common stock owned by the members of management, and upon any termination of a management stockholder's employment, to repurchase any common stock owned by such management stockholder. The stockholders agreement contains certain rights of the management stockholders to participate in sales of common stock and certain obligations of the management stockholders to sell their common stock in the case of a sale for cash of all outstanding common stock. Finally, the management stockholders are required to vote their common stock to elect to our Board of Directors the directors nominated by the other stockholders under the stockholders agreement. This stockholders agreement will terminate for our existing stockholders entering into the 1999 stockholders agreement. The 1995 stockholders agreement, and all rights and obligations of the management stockholders thereunder described above, will also terminate following an initial public offering of common stock meeting certain criteria.

1999 STOCKHOLDERS' AGREEMENT



     Upon consummation of the Brera Classic equity investment, Classic, Brera Classic, BT Capital Partners, Inc., Austin Ventures, L.P., BA SBIC Management, L.L.C., as the successor in interest to NationsBanc Capital Corp., J. Merritt Belisle, Steven E. Seach and certain other stockholders of Classic will enter into the 1999 stockholders' agreement which subjects the equity securities these stockholders hold in Classic to a right of first offer to us and other stockholders party to the stockholders' agreement. The agreement also provides that the other stockholders party to the agreement are entitled to participate in any proposed sale under the right of first offer on a pro-rata basis. The agreement contains preemptive purchase rights in favor of the stockholders party to the stockholders' agreement in the event we issue or sell additional equity securities in Classic, other than in an initial public offering. Further, until such time as the parties to the stockholders' agreement together own less than 30% of the outstanding common stock of Classic, the parties have agreed to vote their common stock to cause the board of directors to consist of seven members, being four members designated by Brera Classic, the chief executive officer of Classic, initially J. Merritt Belisle, and two other individuals to be designated by Austin Ventures, L.P., Austin Ventures III-A, L.P., Austin Ventures III-B, L.P., BA SBIC Management, L.L.C., BT Capital Partners, Inc., and The Texas Growth Fund. One of the two individuals to be named by such stockholders will be Steven E. Seach for so long as he is employed by us.



MANAGEMENT AND ADVISORY FEE AGREEMENT



     As part of the Brera Classic equity investment, Classic and Brera Classic have entered into an agreement that provides that Brera Classic will be paid a transaction fee of $3 million upon closing of the Brera Classic equity investment in consideration for arranging the equity investment. The agreement further provides that we will pay Brera Classic an annual fee of $250,000 in consideration for transactional assistance and advice provided to us until we are sold or complete an initial public offering.

                             PRINCIPAL STOCKHOLDERS



     The following table sets forth certain information, pro forma for the Brera Classic equity investment, regarding the beneficial ownership of our common stock by (A) each executive officer and director, (B) each stockholder known by us to beneficially own 5.0% or more of such common stock, and (C) all directors and officers as a group.



                                                                                           PERCENT OF FULLY-
                                     VOTING     NON VOTING                 FULLY-DILUTED        DILUTED
                                     COMMON       COMMON                      COMMON            COMMON
BENEFICIAL OWNER(1)                 SHARES(2)   SHARES(2)    WARRANTS(3)      SHARES           STOCK(4)
-------------------                 ---------   ----------   -----------   -------------   -----------------
Brera Classic.....................  6,490,734..        --           --       6,490,734           64.4%
BT Capital Partners, Inc..........  1,326....     735,986       30,225         767,537            7.6
Austin Ventures, L.P.(5)..........  735,987..          --           --         735,987            7.3
BA SBIC Management, L.L.C.(6).....  6,631....     542,995      152,418         702,044            6.9
J. Merritt Belisle................  244,862..          --           --         244,862            2.4
Steven E. Seach...................  244,862..          --           --         244,862            2.4
Lisa A. Hook(7)...................  6,490,734..        --           --       6,490,734           64.4
Alberto Cribiore(8)...............  6,490,734..        --           --       6,490,734           64.4
David Webb(9).....................  6,490,734          --           --       6,490,734           64.4
                                    ---------   ---------      -------       ---------           ----
All directors and officers as a
  group...........................  7,724,402   1,278,981      182,643       9,185,576           91.0%
                                    =========   =========      =======       =========           ====


---------------


(1) The address for Brera Classic, Lisa Hook, Alberto Cribiore, and David Webb is 712 Fifth Avenue, 34th Floor, New York, New York 10009. The address for Austin Ventures, L.P. is 1300 Norwood Tower, 114 West 7th Street, Austin, Texas 78701. The address for BT Capital Partners, Inc. is 130 Liberty Street, 25th Floor, New York, New York 10006. The address for BA SBIC Management L.L.C. is 100 North Tryon Street, Charlotte, North Carolina 28255. The address for J. Merritt Belisle and Steven E. Seach is 515 Congress Ave., Suite 2626, Austin, Texas 78701.



(2) All shares of non-voting common stock are convertible into shares of voting common stock without cost and without advance notice by the holders thereof. As a result, we believe that such shares should be taken into account in considering voting interests in us.



(3) Warrants are for shares of common stock which may be acquired at $.001 per share pursuant to a warrant which is exercisable at any time.



(4) Assumes exercise of all outstanding warrants.



(5) Austin Ventures, L.P. owns 323,832 shares, Austin Ventures III-A, L.P. owns 223,422 shares and Austin Ventures III-B, L.P. owns 188,733 shares. AV Partners, L.P. is the general partner of each of these partnerships.



(6) BA SBIC Management L.L.C. is the successor in interest to NationsBanc Capital Corp.



(7) Lisa Hook is a director of Classic and a manager of Brera Classic. Ms. Hook is not the registered holder of any shares and disclaims the beneficial ownership of the shares listed above except to the extent of her indirect interest in the assets of the nominal shareholder, if any.



(8) Alberto Cribiore is a director of Classic and a manager of Brera Classic. Mr. Cribiore is not the registered holder of any shares and disclaims the beneficial ownership of the shares listed above except to the extent of his indirect interest in the assets of the nominal shareholder, if any.



(9) David Webb is a director of Classic and a manager of Brera Classic. Mr. Webb is not the registered holder of any shares and disclaims the beneficial ownership of the shares listed above except to the extent of his indirect interest in the assets of the nominal shareholder, if any.

                       DESCRIPTION OF OTHER INDEBTEDNESS



     The description set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the definitive documents which will set forth the terms and conditions of our new credit facility.



     We have no operations of our own. Consequently, we will rely on dividends from Classic Cable, and hence the cash flow of Classic Cable, in order to meet our debt service obligations. In order to finance the Buford acquisition, Classic Cable will borrow up to $250.0 million under a new credit facility, agented by Goldman Sachs Credit Partners L.P., Union Bank of California, N.A. and The Chase Manhattan Bank. The new credit facility consists of the following:



                                                                                        MAXIMUM
                                                                            MAXIMUM    ALTERNATE
                                                                             LIBOR     BASE RATE
NEW CREDIT FACILITY                           AMOUNT             TENOR     SPREAD(1)   SPREAD(1)
-------------------                           ------           ---------   ---------   ---------
                                       (DOLLARS IN MILLIONS)
Revolving Credit Facility............         $ 75.0           8.0 years    250 bps     150 bps
Term Loan A Facility.................           75.0           8.0 years    250 bps     150 bps
Term Loan B Facility.................          100.0           8.5 years    275 bps     175 bps
                                              ------
          Total Facility.............         $250.0
                                              ======


---------------


(1) Pricing subject to a leverage-based pricing grid.



     The $75.0 million 8.0 year revolving credit facility will be made available to Classic Cable for working capital, capital expenditures, refinancing debt and general corporate purposes, including acquisitions. Up to $25.0 million may be used to redeem Classic Cable's 2008 notes put by the noteholders as a result of the change of control. The $175.0 million in term loan facilities, comprised of a $75.0 million 8.0 year Term loan A facility and a $100.0 million 8.5 year Term loan B facility, will be drawn at the closing of the Buford acquisition to fund Classic Cable's purchase of Buford and to refinance debt and pay certain other costs associated with the Buford acquisition.



     The new credit facility is secured by a perfected first priority security interest in substantially all of Classic Cable's personal property, including, without limitation, the capital stock of Classic Cable's direct and indirect subsidiaries. The new credit facility is unconditionally guaranteed by each of Classic Cable's direct and indirect domestic subsidiaries. In addition, the new credit facility will be subject to several customary negative covenants as well as financial covenants, including



     - a maximum total debt ratio,



     - a maximum senior debt ratio,



     - a minimum interest coverage ratio,



     - a pro forma debt service coverage ratio, and



     - a maximum capital expenditures amount.



     As part of the loan documentation, the new credit facility will provide an additional $100 million incremental facility on a term loan basis, with amortization no faster and interest rates no higher than those applicable to the Term loan B facility. This incremental facility will share ratably and equally in all collateral and guarantees which secure the new credit facility. The incremental credit facility may be used to redeem Classic Cable's 2008 notes put by the noteholders as a result of the change of control. Classic Cable's ability to borrow under this incremental facility terminates on the earlier of 45 days after the closing of the Brera Classic equity investment or the date on which the 2008 indenture requires redemption to take place.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT


     The old notes were sold by Classic on July 29, 1998, in a transaction exempt from registration under the Securities Act pursuant to Rule 144A under the Securities Act. In connection with that placement, Classic entered into the Registration Rights Agreement, which requires that Classic file the Registration Statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of that Registration Statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes, which will be issued without a restrictive legend and which generally may be reoffered and resold by the holder without registration under the Securities Act. The Registration Rights Agreement further provides that Classic must use its best efforts to (i) cause the Registration Statement with respect to the Exchange Offer to be declared effective on or before and (ii) consummate the Exchange Offer on or
before               . Except as provided below, upon the completion of the
Exchange Offer, Classic's obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this prospectus is a part and the summary herein contains the material provisions of the agreement; however, for a complete description of the terms and provisions of the agreement, reference is made to the Registration Rights Agreement. As a result of the filing and the effectiveness of the Registration Statement and completion of the Exchange Offer, certain interest rate increases on the notes provided for in the Registration Rights Agreement will not become payable by Classic. Following the completion of the Exchange Offer (except as set forth in the paragraph immediately below), holders of old notes not tendered will not have any further registration rights and those old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market of the old notes could be adversely affected upon completion of the Exchange Offer.



     In order to participate in the Exchange Offer, a holder must represent to Classic, among other things, that (i) the exchange notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the exchange notes, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of the exchange notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the exchange notes and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of Classic. Pursuant to the Registration Rights Agreement, Classic is required to file a "shelf" registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the old notes if (i) because of any change in law or applicable interpretations of the staff of the Commission, Classic is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 150 days of the Offering or the Registration Statement related to this Exchange Offer is not declared effective within 120 days of the Offering, (iii) the Initial Purchaser, (iv) any applicable law or interpretations do not permit any holder of old notes to participate in the Exchange Offer, (v) any holder of old notes participates in the Exchange Offer and does not receive freely transferrable exchange notes in exchange for old notes or (vi) Classic so elects. In the event that Classic is obligated to file a "shelf" registration statement, it will be required to keep such "shelf" registration statement effective for at least three years. Other than as set forth in this paragraph, no holder will have the right to participate in the "shelf" registration statement nor otherwise to require that Classic register such holder's shares of old notes under the Securities Act. See "-- Procedures for Tendering."



     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third-parties unrelated to Classic, Classic believes that, with the exceptions set forth below, exchange notes issued pursuant to the Exchange Offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any person receiving such exchange notes, whether or not such person is the registered holder (other than any such holder or such other person that is an "affiliate" of Classic within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."


CONSEQUENCES OF FAILURE TO EXCHANGE


     Following the completion of the Exchange Offer (except as set forth in the second paragraph under "-- Purpose and Effect"), holders of old notes not tendered will not have any further registration rights and those old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for a holder's old notes could be adversely affected upon completion of the Exchange Offer if the holder does not participate in the Exchange Offer.


TERMS OF THE EXCHANGE OFFER


     Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, Classic will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Classic will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the Exchange Offer. Holders may tender some or all of their old notes pursuant to the Exchange Offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.



     The form and terms of the exchange notes are substantially the same as the form and terms of the old notes except that the exchange notes have been registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the old notes and will be issued pursuant to, and entitled to the benefits of, the Indenture pursuant to which the old notes were issued.



     As of July 31, 1998, the old notes representing $114,000,000 aggregate principal amount at maturity were outstanding and there was one registered holder, a nominee of DTC. This prospectus, together with the Letter of Transmittal, is being sent to such registered Holder and to others believed to have beneficial interests in the old notes. Classic intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder.



     Classic shall be deemed to have accepted validly tendered old notes when, as, and if Classic has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from Classic. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.



     Holders who tender old notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of old notes pursuant to the Exchange Offer. Classic will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See
"-- Fees and Expenses."


EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     Classic shall keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to holders of the old notes. The term

"Expiration Date" shall mean 5:00 p.m., New York City time, on                ,
1999, unless Classic, in its reasonable discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, Classic will issue a notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Classic reserves the right, in its reasonable discretion, (i) to delay accepting any old notes, to extend the Exchange Offer or, if any of the conditions set forth under "-- Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner.


PROCEDURES FOR TENDERING


     Only a holder of old notes may tender the old notes in the Exchange Offer. Except as set forth under "The Exchange Offer -- Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign, and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such old notes must be received by the Exchange Agent along with the Letter of Transmittal, prior to the Expiration Date or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such old notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "-- Exchange Agent" prior to the Expiration Date.



     The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and Classic in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.



     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO CLASSIC. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.



     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.



     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless old notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").


     If the Letter of Transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.



     If the Letter of Transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to Classic of their authority to so act must be submitted with the Letter of Transmittal unless waived by Classic.



     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by Classic in its reasonable discretion, which determination will be final and binding. Classic reserves the absolute right to reject any and all old notes not properly tendered or any old notes Classic's acceptance of which would, in the opinion of counsel for Classic, be unlawful. Classic also reserves the right to waive any defects, irregularities, or conditions of tender as to particular old notes. Classic's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as Classic shall determine. Although Classic intends to notify holders of defects or irregularities with respect to tenders of old notes, neither Classic, the Exchange Agent, nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.



     In addition, Classic reserves the right in its reasonable discretion to purchase or make offers for any old notes that remain outstanding after the Expiration Date or, as set forth under "-- Conditions to the Exchange Offer," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.



     By tendering, each holder will represent to Classic that, among other things, (i) the exchange notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the registered holder, (ii) neither the holder nor any such other person is engaging in or intends to engage in a distribution of such exchange notes, (iii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes, and (iv) neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of Classic.



     In all cases, issuance of exchange notes for old notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering Holder thereof (or, in the case of old notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such nonexchanged old notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

     Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."


BOOK-ENTRY TRANSFER


     The Exchange Agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes being tendered by causing the Book-Entry Transfer Facility to transfer such old notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.



     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender old notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.


GUARANTEED DELIVERY PROCEDURES


     If a registered holder of the old notes desires to tender such old notes and the old notes are not immediately available, or time will not permit such holder's old notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by Classic (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.


WITHDRAWAL RIGHTS


     Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable.



     For a withdrawal of a tender of old notes to be effective, a written or (for DTC participants) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the old notes to be withdrawn (the "Depositor"), (ii) identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of such old notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such old notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such old notes are to be registered, if different from that of the Depositor. All questions as to the validity, form, and eligibility (including time of receipt) of such notices will be determined by Classic, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the Exchange Offer. Properly withdrawn old notes may be retendered by following one of the procedures under "-- Procedures for Tendering" at any time on or prior to the Expiration Date.


CONDITIONS TO THE EXCHANGE OFFER


     Notwithstanding any other term of the Exchange Offer, Classic shall not be required to accept for exchange, or exchange exchange notes for, any old notes, and may terminate or amend the Exchange Offer as provided above at any time before the Expiration Date, if:



          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the reasonable judgment of Classic, might materially impair the ability of Classic to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to Classic or any of its subsidiaries; or



          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the reasonable judgment of Classic, might materially impair the ability of Classic to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to Classic; or



          (c) any governmental approval has not been obtained, which approval Classic shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.



     If Classic determines in its reasonable discretion that any of the conditions are not satisfied, Classic may (i) refuse to accept any old notes and return all tendered old notes to the tendering holders, (ii) extend the Exchange Offer and retain all old notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such old notes (see "-- Withdrawal Rights") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered old notes which have not been withdrawn. Classic shall keep the Exchange Offer open for at least 20 business days (or longer if required by applicable law, including in connection with any material modification or waiver of the terms or conditions of the Exchange Offer that requires such extension under applicable law) after the date notice of the Exchange Offer is mailed to holders or old notes.



     In addition, Classic will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for any such old notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "TIA"). In any such event Classic is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed letters of Transmittal should be directed to the Exchange Agent. BankOne, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                                  Deliver to:

                         BankOne, N.A., EXCHANGE AGENT

By Registered or Certified Mail:       By Overnight Courier:               By Hand Delivery:
     235 West Schrock Road             235 West Schrock Road             235 West Schrock Road
  Westerville, Ohio 43271-0184      Westerville, Ohio 43271-0184      Westerville, Ohio 43271-0184
   Attention: Corporate Trust        Attention: Corporate Trust        Attention: Corporate Trust
           Operations                        Operations                        Operations

                         Facsimile Transmission Number:
                        (For Eligible Institutions Only)
                                  614/248-9987

                   Confirm Receipt of Facsimile by Telephone:
                                  800/346-5153

    (Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand, or by overnight delivery service.)

FEES AND EXPENSES


     Classic will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of Classic.



     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by Classic and are estimated in the aggregate to be $175,000, which includes fees and expenses of the Exchange Agent, accounting, legal, printing, and related fees and expenses.


TRANSFER TAXES


     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct Classic to register exchange notes in the name of, or request that old notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                       DESCRIPTION OF THE EXCHANGE NOTES


GENERAL


     The notes will be issued under the Indenture (the "Classic Indenture") dated as of July 29, 1998, between Classic and Bank One, N.A., as Trustee (the "Trustee"). The following statements are subject to the detailed provisions of the Classic Indenture and are qualified in their entirety by reference to the Classic Indenture, including the terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Capitalized terms used herein which are not otherwise defined shall have the meaning assigned to them in the Classic Indenture.



     The Classic common stock issued in conjunction with the Classic private offering (the "Shares") is not being registered with the exchange notes. Until the occurrence of the "Separability Date" as defined below, the Shares are not separately transferable from the old notes. The Shares will not be separately transferable until the earliest of (i) February 1, 1999; (ii) the date on which a registration statement with respect to a registered exchange offer for the exchange notes is declared effective under the Securities Act; (iii) the occurrence of an Event of Default under the Indenture; or (iv) such earlier date as determined by the Initial Purchaser in its sole discretion. The date of the occurrence of an event specified in clauses (i) - (iv) above is referred to as the "Separability Date."


PRINCIPAL, MATURITY AND INTEREST


     The notes will be issued in an aggregate principal amount at maturity of up to $114.0 million and will mature on August 1, 2009. The old notes were, and the exchange notes are, being offered at a substantial discount from their principal amount at maturity. For United States federal income tax purposes, a significant amount of original issue discount will be recognized by a holder as ordinary income as such discount is amortized from the Issuance Date, but holders of the notes will not receive any cash payments on the notes until February 1, 2004. See "United States Federal Income Tax Considerations -- United States
Holders -- Original Issue Discount."



     No cash interest will accrue on the notes until August 1, 2003.



     Beginning on August 1, 2003, cash interest on the notes will accrue at the rate of 13 1/4% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing February 1, 2004, to holders of record at the close of business on the January 15 and July 15 immediately preceding the interest payment date. Cash interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from August 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.



     Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of Classic maintained for such purpose in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in care of First Chicago Trust Company of New York, 14 Wall Street, 8th Floor, Suite 4607, New York, New York 10005), except that, at the option of Classic, payment of interest, if any, may be made by check mailed to the registered holders of the notes at their registered addresses.



     The notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of the notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.


RANKING


     The notes will be senior unsecured obligations of Classic, ranking pari passu to all existing and future Senior Indebtedness, and senior in right of payment with all existing and future unsecured senior subordinated and subordinated Indebtedness of Classic.

     Classic, on an unconsolidated basis, has no Indebtedness outstanding other than the old notes.



     Substantially all of the operations of Classic are conducted through its Subsidiaries and, therefore, Classic is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. Classic's Subsidiaries will not be guarantors of the notes and are separate entities with no obligation to make payments on the discount notes or to make funds available therefor. Claims of creditors of such Subsidiaries, including trade creditors, secured creditors and creditors holding Indebtedness and guarantees issued by such Subsidiaries, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of Classic, including holders of the notes. The notes, therefore, will be effectively subordinated to all Indebtedness and other liabilities and commitments of Classic's Subsidiaries. At December 31, 1998, the total liabilities of Classic's Subsidiaries was approximately $239.3 million, including trade payables. Although the Classic Indenture limits the incurrence of Indebtedness of certain of Classic's Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Classic Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Classic Indenture. See
"-- Certain Covenants -- Limitation on Indebtedness."



     The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to Classic or its assets, or any liquidation, dissolution or other winding up of Classic, whether voluntary or involuntary, or whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or other marshaling of assets or liabilities of Classic, all Senior Indebtedness must be paid in full before any payment or distribution (excluding distributions of certain permitted equity interests or subordinated securities) is made on account of the principal of, premium, if any, or interest on the notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the notes (other than payments previously made pursuant to the provisions described under "Defeasance and Covenant Defeasance").



     By reason of such subordination, in the event of liquidation or insolvency, creditors of Classic who are holders of Senior Indebtedness may recover more, ratably, than the holders of the notes, and funds which would be otherwise payable to the holders of the notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full and Classic may be unable to meet its obligations fully with respect to the notes.



     The Classic Indenture limits, but does not prohibit, the incurrence by Classic and its Subsidiaries of additional Indebtedness, and the Classic Indenture prohibits the incurrence by Classic of Indebtedness that is subordinated in right of payment to any Senior Indebtedness of Classic and senior in right of payment to the notes.


OPTIONAL REDEMPTION


     The notes will be redeemable, in whole or in part, at any time after August 1, 2003, at the option of Classic, on not less than 30 and not more than 60 days' notice prior to the redemption date by first class mail to each holder of notes at the following redemption prices (expressed as percentages of the principal amount at maturity), if redeemed during the twelve-month period beginning with August 1 of the year indicated below, in each case together with accrued and unpaid interest, if any, thereon to the date of redemption:


                                                            REDEMPTION
                          YEAR                                PRICE
                          ----                              ----------
2003.....................................................     106.63%
2004.....................................................     104.42
2005.....................................................     102.21
2006 and thereafter......................................     100.00

     In addition, at any time and from time to time, on or prior to August 1, 2001, Classic may redeem all (but not less than all) of the notes with the Net Cash Proceeds of one or more Equity Offerings of or Strategic Equity Investment in Classic, at a redemption price in cash equal to 113.25% of the Accreted Value to be redeemed plus accrued and unpaid interest, if any, to the date of redemption. Any such redemption will be required to occur within 45 days following the closing of any such Equity Offering or Strategic Equity Investment.



     Upon the occurrence of a Change of Control, Classic may redeem all, but not less than all, the notes in cash, at a redemption price equal to the Accreted Value thereof plus accrued and unpaid interest to the date of redemption plus the Applicable Premium. Notice of redemption of the notes pursuant to this paragraph shall be mailed to holders of the notes not more than 30 days following the occurrence of a Change of Control. Classic may not redeem notes pursuant to this paragraph if it has made a Change of Control Offer with respect to such Change of Control.



     If fewer than all the notes are to be redeemed, the Trustee will select the notes to be redeemed, if the notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the notes are not so listed, on a pro rata basis or by lot or by such other method that the Trustee deems to be fair and equitable to holders. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed and a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued; provided, that no notes of a principal amount of $1,000 or less shall be redeemed in part. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as Classic shall have deposited with the Paying Agent for the notes funds in satisfaction of the applicable redemption price pursuant to the Classic Indenture.


REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control


     The Classic Indenture provides that upon the occurrence of a Change of Control, each holder of notes shall have the right to require Classic to repurchase all or any part of such holder's notes pursuant to an offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the Accreted Value thereof plus any accrued and unpaid interest, if any, thereon to the date of repurchase (the "Change of Control Payment").



     A "Change of Control" means the occurrence of any of the following events:
(i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Equity Interest of Classic; (ii) Classic consolidates with, or merges with or into, another Person (other than a Wholly Owned Restricted Subsidiary) or Classic or any its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Classic and its Subsidiaries (determined on a consolidated basis) to any Person (other than Classic or any Wholly Owned Restricted Subsidiary); (iii) Classic is liquidated or dissolved or adopts a plan of liquidation or dissolution (whether or not otherwise in compliance with the provisions of the Classic Indenture); or (iv) a majority of the members of the Board of Directors of Classic shall consist of Persons who are not Continuing Members.



     Within 30 days of the occurrence of a Change of Control, Classic shall send by first-class mail, postage prepaid, to the Trustee and to each holder of the notes, at the address appearing in the register of notes maintained by the Registrar, a notice stating: (i) that the Change of Control Offer is being made pursuant to this covenant and that all notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any note not tendered will continue to accrue interest;
(4) that, unless Classic defaults in the payment of the Change of Control Payment, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that holders accepting the offer to have their notes purchased pursuant to a Change of Control Offer will be required to surrender the exchange notes to the Paying Agent at the address specified in the notice prior to the close of business on the business day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the notes delivered for purchase, and a statement that such holder is withdrawing its election to have such notes purchased; (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, provided that each note purchased and each such exchange note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof; (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and (9) the name and address of the Paying Agent.



     On the Change of Control Payment Date, Classic shall, to the extent lawful
(i) accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee notes so accepted together with an Officers' Certificate stating the notes or portions thereof tendered to Classic. The Paying Agent shall promptly mail to each holder of notes so accepted payment in an amount equal to the purchase price for such notes, and Classic shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each such new note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof. The Company will send to the Trustee and the holders of notes on or as soon as practicable after the Change of Control Payment Date a notice setting forth the results of the Change of Control Offer.



     Classic will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Classic Indenture applicable to a Change of Control Offer made by Classic and purchases all notes or portions thereof validly tendered and not withdrawn under such Change of Control Offer. Classic will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant.



     The definition of Change of Control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of "all or substantially all" of the assets of Classic and its Subsidiaries. Although there is a developing body of case law interpreting the phrase "substantially all," there is not a precise or established definition of the phrase under applicable law. Accordingly, the ability of a holder of the notes to require Classic to repurchase such notes as a result of a sale, assignment, conveyance, transfer, lease or other disposition of less than all of the assets of Classic and its Subsidiaries to another Person or group may be uncertain.



     If a Change of Control Offer is made, there can be no assurance that Classic will have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders of the notes seeking to accept the Change of Control Offer. The Classic Cable Indenture governing the notes issued by Classic Cable restricts Classic Cable from paying dividends or making distributions to Classic. See "-- Ranking." The failure of Classic to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the notes the rights described under "Events of Default."

     The existence of a holder's right to require Classic to repurchase such holder's notes upon a Change of Control may deter a third party from acquiring Classic in a transaction which constitutes a Change of Control.



     The provisions of the Classic Indenture do not afford holders of the notes the right to require Classic to repurchase the notes in the event of a highly leveraged transaction or certain transactions with Classic's management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of Classic by management or its affiliates) involving Classic that may adversely affect holders of the notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving Classic's management or its Affiliates, or a transaction involving a recapitalization of Classic, will result in a Change of Control if it is the type of transaction specified by such definition.


  Asset Sales


     The Classic Indenture provides that Classic shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale unless (i) Classic or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof, as determined in good faith by the Board of Directors of Classic and evidenced in a board resolution; and (ii) not less than 75% of the consideration received by Classic or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.



     Within 365 days after the receipt of any Net Available Cash from an Asset Sale, Classic or the applicable Restricted Subsidiary may apply such Net Available Cash to: (A) acquire all or substantially all of the assets of a Related Business; (B) acquire Voting Stock of a Related Business from a Person that is not a Subsidiary of Classic; provided, that, (x) after giving effect thereto, Classic or its Restricted Subsidiary owns a majority of such Voting Stock and (y) such acquisition is otherwise made in accordance with the Classic Indenture, including, without limitation, the "Limitation on Restricted Payments" covenant; (C) make a capital expenditure or acquire other long-term assets that are used or useful in a Related Business; or (D) prepay, repay, redeem or purchase Indebtedness outstanding under the Senior Credit Agreement. To the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B), (C) or (D) ("Excess Proceeds"), Classic shall make an Offer to holders of the notes to purchase notes and an offer to holders of Pari Passu Indebtedness to repurchase such indebtedness pursuant to and subject to the conditions set forth below.



     Notwithstanding the foregoing provisions, Classic and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance herewith except to the extent that the aggregate Net Available Cash from all Asset Sales which are not applied in accordance with this covenant exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.



     For the purposes of this covenant, the following are deemed to be cash: (x) the assumption by the transferee of Indebtedness of Classic (other than Indebtedness that is subordinated to the notes and other than any Disqualified Equity Interest of Classic) or Indebtedness of any Restricted Subsidiary and the release of Classic or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Sale; (y) securities received by Classic or any Restricted Subsidiary from the transferee that are converted by Classic or such Restricted Subsidiary into cash within 20 days of the applicable Asset Sale (to the extent of the cash received); and (z) any liabilities (as shown on Classic's or such Restricted Subsidiary's most recent balance sheet) of Classic or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Classic or any such Restricted Subsidiary from further liability.



     When the aggregate amount of Excess Proceeds exceeds $10 million or more, Classic will apply the Excess Proceeds to the repayment of the notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring Classic to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows: (A) Classic will make an offer to purchase (an "Offer") from all holders of the Discount notes in accordance with the procedures set forth in the Classic Indenture in the maximum principal amount (expressed as a multiple of $1,000) of notes that may be purchased out of an amount ( the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes, and the denominator of which is the sum of the outstanding principal amount of the notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all notes tendered) and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, Classic will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will Classic be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness. The offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Classic Indenture. To the extent that the aggregate Offered Price of the notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, Classic may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of discount notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Net Available Cash, if any shall be reset at zero.



     If Classic is required to make an Offer, Classic shall mail, within 30 days following the Reinvestment Date, a notice to the holders of notes stating, among other things: (1) that such holders have the right to require Classic to apply the Excess Proceeds to repurchase such notes at a purchase price in cash equal to 100% of the Accreted Value thereof plus accrued and unpaid interest, if any, to the date of purchase; (2) the purchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed; (3) the instructions, determined by Classic, that each holder must follow in order to have such notes repurchased; and (4) the calculations used in determining the amount of Excess Proceeds to be applied to the repurchase of such notes.



     Classic will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant.



     The Indenture governing the notes issued by the Company restricts the Company from paying dividends or making any distribution to Classic. If Classic is unable to obtain dividends or receive distributions from the Company sufficient to permit repurchase of the notes pursuant to an Offer, Classic will not have the financial resources to make an Offer.


EVENTS OF DEFAULT


     An Event of Default is defined in the Classic Indenture as (i) a default in any payment of interest on any note when due, continued for 30 days, (ii) a default in the payment of principal (or premium, if any, on) of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by Classic to comply with its obligations under "-- Certain Covenants -- Merger or Sales of Assets," (iv) the failure by Classic to comply for 30 days after notice with any of its obligations under the covenants described under "-- Repurchase at the Option of Holders -- Change of Control" or "-- Certain Covenants" (in each case, other than a failure to purchase notes), (v) the failure by Classic to comply for 60 days after notice with its other agreements contained in the Classic Indenture,
(vi) the failure by Classic or any Restricted Subsidiary of Classic to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid

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or accelerated exceeds $5 million or its foreign currency equivalent (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Classic or any Restricted Subsidiary of Classic (the "bankruptcy provisions") or (viii) any judgment or decree for the payment of money in excess of $5 million is rendered against Classic or any Restricted Subsidiary of Classic and either (A) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days of after notice (the
"judgment default provision").



     The Classic Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the Accreted Value of all the notes to be due and payable immediately. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amount with respect to all of the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes.



     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Discount notes outstanding by written notice to Classic and the Trustee, may rescind and annul such declaration and its consequences if (a) Classic has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Classic Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all notes then outstanding, (iii) the principal of and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the non-declaration of acceleration, have been cured or waived as provided in the Classic Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.



     The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all outstanding notes waive any past default under the Classic Indenture and its consequences, except a default (i) in the payment of the principal of, premium, if any, or interest on any note (which may only be waived with the consent of each holder of notes effected) or (ii) in respect of a covenant or provision which under the Classic Indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment.



     No holder of any of the notes has any right to institute any proceedings with respect to the Classic Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the notes and the Classic Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding notes. Such limitations do not, however, apply to a suit instituted by a holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.



     Classic is required to notify the Trustee within five business days of the occurrence of any Default. Classic is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Classic Indenture, including whether or not any Default has occurred.



     The holders of a majority in principal amount of the notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee subject to certain limitations specified in the Classic Indenture. Subject to the provisions of the Classic Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing,

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the Trustee will be under no obligation to exercise any of its rights or powers under the Classic Indenture at the request or direction of any of the holders of the notes, unless such holders have offered to the Trustee reasonable indemnity.


CERTAIN COVENANTS

  Limitation on Restricted Payments


     The Classic Indenture provides that, so long as any of the notes remain outstanding, Classic shall not, and shall not permit any Restricted Subsidiary to, make any Restricted Payment if (i) immediately before or immediately after giving effect to such Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment; (ii) immediately after giving effect to such Restricted Payment, Classic would not be able to incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "-- Limitation on Indebtedness" below; or (iii) immediately after giving effect to any such Restricted Payment, the aggregate of all Restricted Payments which shall have been made on or after the date of the Classic Indenture (the amount of any Restricted Payment, if other than cash, to be based upon the fair market value thereof on the date of such Restricted Payment) would exceed an amount equal to the difference between (a) the Cumulative Credit and (b) 1.4 times Cumulative Interest Expense.



     "Restricted Payment" means (i) any dividend (whether made in cash, property or securities) on or with respect to any Equity Interests of Classic or of any Restricted Subsidiary (other than any dividend made to Classic or another Wholly Owned Restricted Subsidiary or any dividend payable in Equity Interests of Classic or any Restricted Subsidiaries); or (ii) any distribution (whether made in cash, property or securities) on or with respect to any Equity Interests of Classic or of any Restricted Subsidiary (other than any distribution made to Classic or another Wholly Owned Subsidiary or any distribution payable in Equity Interests of Classic or any Restricted Subsidiary); or (iii) any redemption, repurchase, retirement or other direct or indirect acquisition of any Equity Interests of Classic or a Restricted Subsidiary, or any warrants, rights or options to purchase or acquire any such Equity Interests or any securities exchangeable for or convertible into any such Equity Interests; or (iv) any redemption, repurchase, retirement or other direct or indirect acquisition for value or other payment of principal, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligations; or (v) any Investment (other than a Permitted Investment).



     The provisions of the first paragraph of this covenant shall not prevent
(i) the retirement of any of Classic's Equity Interests in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Classic or an employee stock ownership plan or to a trust established by Classic or any Subsidiary of Classic for the benefit of its employees) of Equity Interests of Classic (other than any Disqualified Equity Interest), provided that the Net Cash Proceeds from the issuance are excluded from clause (i) of the definition of Cumulative Credit; (ii) the payment of any dividend or distribution on, or redemption of Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the first paragraph of this covenant and the other provisions of the Classic Indenture;
(iii) investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the provisions described under "-- Repurchase at the Option of Holders -- Asset Sales" above; (iv) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations in exchange for, or out of Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of Classic or any employee stock ownership plan or to a trust established by Classic or any Subsidiary of Classic (for the benefit of its employees)) of Equity Interests of Classic (other than any Disqualified Equity Interest); and (v) the making and consummation of (A) an Offer in accordance with the provisions of the Classic Indenture with any Excess Proceeds or (B) a Change of Control Offer with respect to the notes in accordance with the provisions of the Classic Indenture; provided, however, that in the case of clause (ii), no Default or Event of Default


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


shall have occurred and be continuing at the time of such Restricted Payment or as a result thereof. In determining the aggregate amount of Restricted Payments made on or after the date of the Classic Indenture, Restricted Payments made pursuant to clause (ii) shall be included in such calculation.


  Limitation on Indebtedness


     The Classic Indenture provides that Classic shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) except for Permitted Indebtedness; provided, however, that Classic or any Restricted Subsidiary which is a Subsidiary Guarantor may incur Indebtedness if, at the time of and immediately after giving pro forma effect to such incurrence of Indebtedness and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to 8.0 to 1.0.


     The foregoing limitations will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:


          (a) Indebtedness under the notes and the Classic Indenture;



          (b) Indebtedness of Classic and the Restricted Subsidiaries outstanding on the Issuance Date and listed on a schedule to the Classic Indenture, other than Indebtedness described in clause (a), (c), (d), (f) or (j) of this paragraph;



          (c) Indebtedness of (x) any Wholly Owned Restricted Subsidiary owed to or issued to and held by Classic or any Restricted Subsidiary and (y) Classic owed to and held by any Wholly Owned Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of Classic's obligations under the Classic Indenture and the notes; provided, however, that an incurrence of Indebtedness that is not permitted by this clause (c) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of Classic or a Restricted Subsidiary referred to in this clause (c) to any Person (other than Classic or a Wholly Owned Restricted Subsidiary) such that such Restricted Subsidiary ceases to be a Restricted Subsidiary or (ii) any designation of a Restricted Subsidiary which holds Indebtedness of Classic as an Unrestricted Subsidiary;



          (d) Guarantees by any Restricted Subsidiary of Indebtedness of Classic permitted in accordance with the provisions of the Classic Indenture;


          (e) Indebtedness of any Restricted Subsidiary under the Senior Credit Agreement in the aggregate principal amount at any one time outstanding not to exceed $125 million;


          (f) Indebtedness of Classic or any Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a "refinancing") of outstanding Indebtedness of Classic or any Restricted Subsidiary, as the case may be, incurred in compliance with clause (a), (b), (e), (g) or (j) of this paragraph of this covenant; provided, however, that (i) Indebtedness of Classic may not be refinanced under this clause (f) with Indebtedness of any Restricted Subsidiary, (ii) any such refinancing shall not exceed the sum of the principal amount or liquidation preference or redemption payment value (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount) of the Indebtedness being refinanced plus the amount of accrued interest or dividends thereon and such reasonable fees and expenses incurred in connection therewith, (iii) Indebtedness representing a refinancing of Indebtedness of Classic shall not mature prior to the stated maturity of the Indebtedness refinanced and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced,
     (iv) Subordinated Obligations of Classic may only be refinanced with Subordinated Obligations of Classic, and (v) Other Pari Passu Debt which is unsecured may only be refinanced with unsecured Indebtedness, which is either Other Pari Passu Debt or Subordinated Obligations;


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          (g) Indebtedness of Classic or a Restricted Subsidiary represented by
     Capitalized Lease Obligations, mortgage financings, performance bonds, purchase money obligations or letters of credit, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Classic or such Restricted Subsidiary in an aggregate principal amount not to exceed $10 million at any time outstanding;



          (h) Indebtedness incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Classic (other than Indebtedness incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Classic); provided, however, that on the date of such acquisition and after giving effect thereto, the Debt to Operating Cash Flow Ratio would have been less than or equal to the Debt to Operating Cash Flow Ratio immediately prior thereto;



          (i) Indebtedness of Classic and any Restricted Subsidiary under a Hedging Agreement related to floating interest on Indebtedness under the Senior Credit Agreement provided that such Hedging Agreement is designed solely to protect against fluctuations in interest rates and does not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates;



          (j) Indebtedness under the Classic Cable notes and the related Indenture; and



          (k) In addition to any indebtedness described in clauses (a) through
     (j) above, Indebtedness of Classic or any of the Restricted Subsidiary so long as the aggregate principal amount of all such indebtedness incurred pursuant to this clause (k) does not exceed $5 million at any one time outstanding.



     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (i) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Classic shall classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.


  Limitation on Transactions with Affiliates.


     (a) Classic will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate, officers or directors of Classic (an "Affiliate Transaction") unless
(i) the terms of such transaction are no less favorable to Classic or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate; (ii) in the event such Affiliate Transaction involves an aggregate amount in excess of $1.0 million, the terms of such transaction are set forth in writing and shall have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (i) above) and (iii) in the event such Affiliate Transaction involves an aggregate amount in excess of $10 million, Classic has received a written opinion from a nationally recognized independent investment banking firm, or nationally recognized accounting or appraisal firm, that such Affiliate Transaction is fair to Classic and its Restricted Subsidiaries from a financial point of view.



     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be made pursuant to the covenant
"-- Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of

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Directors and otherwise permitted under the Classic Indenture, (iii) the grant of stock options or similar rights to employees and directors of Classic in the ordinary course of business pursuant to plans approved by the Board of Directors, and otherwise permitted under the Classic Indenture, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of Classic or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of Classic and its Restricted Subsidiaries who are not employees of Classic or its Restricted Subsidiaries,
(vi) any transaction between Classic and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries or (vii) the payment of Investment Banking Fees.


  Limitation on Sale or Issuance of Capital Stock of Restricted Subsidiaries


     Classic (a) will not, and will not permit any Restricted Subsidiary of Classic to, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of any Equity Interest of any Restricted Subsidiary to any Person (other than to Classic or a Wholly Owned Restricted Subsidiary), unless (i) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interest of such Restricted Subsidiary and (ii) the Net Cash Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the provision described above under "-- Repurchase at the Option of Holders -- Asset Sales" and (b) will not permit any Restricted Subsidiary to issue any of its Equity Interest (other than, if required under applicable law, shares of its Equity Interest constituting directors' qualifying shares) to any Person other than to Classic or Wholly Owned Restricted Subsidiary.


  Limitation on Sale/Leaseback Transactions


     Classic will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) Classic or such Restricted Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/ Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Indebtedness without equally and ratably securing the notes pursuant to the covenant described under "-- Limitation on Liens," (ii) the net cash proceeds received by Classic or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined in good faith by the Board of Directors of Classic and certified in an Officers' Certificate to the Trustee) of such property and (iii) the transfer of such property is permitted by, and Classic or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales."


  Limitation on Liens


     The Classic Indenture provides that Classic shall not, and will not permit any Restricted Subsidiary to, directly or indirectly incur any Indebtedness secured by a Lien against or on any of its property or assets now owned or hereafter acquired by Classic or any Restricted Subsidiary unless contemporaneously therewith, (a) if such Indebtedness is not subordinated Indebtedness, effective provision is made to secure the notes equally and ratably with such secured Indebtedness, and (b) if such Indebtedness is subordinated Indebtedness, the notes are secured by a lien against such assets or property that is senior in priority to the liens securing such Subordinated Indebtedness. This restriction does not, however, apply to Indebtedness secured by (i) Liens securing the Indebtedness under the Senior Credit Agreement; (ii) Liens, if any, in effect on the date of the Classic Indenture; (iii) Liens in favor of governmental bodies to secure progress or advance payments; (iv) Liens on Equity Interests or Indebtedness existing at the time of the acquisition thereof (including acquisition through merger or consolidation), provided that such Liens were not incurred in anticipation of such acquisition; (v) Liens securing the notes; (vi) Liens securing Indebtedness of Classic in an amount not to exceed $5 million at any time outstanding; (vii) Other Permitted Liens; and
(viii) any extension, renewal or replacement of any Lien referred to in


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the foregoing clauses (i) through (vii), inclusive, but only to the extent such
Liens do not extend to any other property or assets (other than improvements).

  Limitation on Guarantees of Certain Indebtedness


     The Classic Indenture provides that Classic shall not (a) permit any Restricted Subsidiary to guarantee any Indebtedness of Classic other than the notes (the "Other Indebtedness"), or (b) pledge any intercompany Indebtedness representing obligations of any of its Restricted Subsidiaries to secure the payment of Other Indebtedness, in each case unless such Restricted Subsidiary, Classic and the Trustee execute and deliver a supplemental indenture causing such Restricted Subsidiary to guarantee Classic's obligations under the Classic Indenture and the exchange notes to the same extent that such Restricted Subsidiary guaranteed Classic's obligations under the Other Indebtedness (including waiver of subrogation, if any, except that (i) such guarantee need not be secured unless required pursuant to "-- Limitation on Liens" and (ii) if such Indebtedness is by its terms expressly subordinated to the notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary's guarantee of the notes at least to the same extent as such Indebtedness is subordinated to the notes).



     Notwithstanding the foregoing, any guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of Classic, of all of Classic's Equity Interest in, or all or substantially all the assets of, such Restricted Subsidiary, which transaction is in compliance with the terms of the Classic Indenture and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of Classic or any Restricted Subsidiaries and (with respect to any guarantees created after the date of the Classic Indenture) the release by the holders of the Indebtedness of Classic described in clause (a) above of their security interest or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as (A) no other Indebtedness of Classic has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary also release their security interest in or guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).


  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries


     The Classic Indenture provides that Classic shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends in cash or otherwise or make any other distributions to Classic or any Restricted Subsidiary on its Equity Interests; (b) pay any Indebtedness owed to Classic or any Restricted Subsidiary; (c) make loans or advances or guarantee any such loans or advances, to Classic or any Restricted Subsidiary; (d) transfer any of its properties or assets to Classic or any Restricted Subsidiary; (e) grant Liens on the assets of Classic or any Restricted Subsidiary in favor of the holders of the notes; or (f) guarantee the notes or any renewals or refinancings thereof (any of the actions described in clauses (a) through (f) above is referred to herein as a "Specified Action"), except for (i) such encumbrances or restrictions arising by reason of Acquired Indebtedness of any Restricted Subsidiary existing at the time such Person became a Restricted Subsidiary, provided that such encumbrances or restrictions were not created in anticipation of such Person becoming a Restricted Subsidiary and are not applicable to Classic or any other Restricted Subsidiary, (ii) such encumbrances or restrictions arising under refinancing indebtedness permitted by clause (f) of the second paragraph under "-- Limitation on Indebtedness" above; provided that the terms and conditions of any such restrictions are not less favorable to the holders of notes than those under the Indebtedness being refinanced, (iii) customary provisions restricting the assignment of any contract of Classic or any Restricted Subsidiary, (iv) with respect to clause (d) above, restrictions in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent the restriction


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restricts the transfer of property subject to such security agreement or mortgage; (v) restrictions pursuant to the senior credit agreement; and (vi) restrictions pursuant to the notes of Classic Cable and the indenture under which such notes were issued.


  Limitation on Unrestricted Subsidiaries


     Classic may designate after the Issuance Date any Subsidiary (other than a Subsidiary which is a guarantor) as an "Unrestricted Subsidiary" under the Classic Indenture (a "Designation") only if:


          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;


          (b) Classic would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of "Limitation on Restricted Payments" above in an amount (the "Designation Amount") equal to the greater of (1) the net book value of Classic's interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of Classic's interest in such Subsidiary as determined in good faith by Classic's board of directors;



          (c) Classic would be permitted under the Classic Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "--Limitation on Indebtedness" at the time of such Designation (assuming the effectiveness of such Designation);



          (d) such Unrestricted Subsidiary does not own any Equity Interest in any Restricted Subsidiary of Classic which is not simultaneously being designated an Unrestricted Subsidiary;



          (e) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a guarantee for the notes; and



          (f) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with Classic or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Classic or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Classic or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.



     In the event of any such Designation, Classic shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant
"-- Limitation on Restricted Payments" for all purposes of the Classic Indenture in the Designation Amount.



     The Classic Indenture also provides that Classic shall not and shall not cause or permit any Restricted Subsidiary to at any time (x) provide credit support for, or subject any of its property or assets (other than the Equity Interest of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than permitted Investments in Unrestricted Subsidiaries) or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of Classic as an Unrestricted Subsidiary shall be deemed to be the designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.



     Classic may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:


          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Classic Indenture; and



          (c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, Classic could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Indebtedness."



     All Designations and Revocations must be evidenced by a resolution of the board of directors of Classic delivered to the Trustee certifying compliance with the foregoing provisions.


  Reports


     The Classic Indenture provides that, whether or not Classic is subject to
Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto, Classic shall file with the SEC (if permitted by SEC practice and applicable law and regulations) so long as the notes are outstanding the annual reports, quarterly reports and other periodic reports which Classic would have been required to file with the SEC pursuant to Section 13(a) or 15(d) or any successor provision thereto if Classic was so subject on or prior to the respective dates (the "Required Filing Dates") by which Classic would have been required to file such documents if Classic was so subject. Classic shall also in any event (a) within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit or cause to be transmitted by mail to all holders of notes, at such holder's address appearing in the register maintained by the Registrar, without cost to such holders, and
(ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which Classic is required to file with the SEC pursuant to the preceding sentence, or if such filing is not so permitted, information and data of a similar nature, and (b) if, notwithstanding the preceding sentence, filing such documents by Classic with the SEC is not permitted by SEC practice or applicable law or regulations, promptly upon written request supply copies of such documents to any holder of notes. Classic shall not be obligated to file any such reports with the SEC if the SEC does not permit such filings for all companies similarly situated other than due to any action or inaction by Classic. Classic will also comply with Section 314(a) of the TIA. In addition, for so long as any of the notes remain outstanding and prior to the later of the consummation of the Exchange Offer and the effectiveness of the Shelf Registration Statement, if required, Classic shall furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.


  Merger or Sales of Assets


     The Classic Indenture provides that Classic shall not, in a single transaction or through a series of related transactions, consolidate or merge with or into, or sell, assign, convey, lease, transfer or otherwise dispose of, all or substantially all of its assets to, another Person or a group of Persons, or permit any Restricted Subsidiary to do so if such transaction would result in the transfer of all or substantially all of the assets of Classic on a consolidated basis, unless (i) either (A) Classic shall be the continuing Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than Classic), or to which any such transfer shall have been made, is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any State thereof or the District of Columbia; (ii) the surviving Person (if other than Classic) expressly assumes by supplemental indenture all the obligations of Classic under the notes and the Classic Indenture; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction, the surviving Person would be able to incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "--Limitation of Indebtedness" above; and (v) Classic shall have delivered to the Trustee prior to the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the Classic Indenture.



     In addition, each Subsidiary Guarantor shall not, and Classic shall not permit a Subsidiary Guarantor to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than Classic or any Subsidiary Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than Classic or any Subsidiary Guarantor), unless clauses (i)-(v) above are satisfied with respect to such Subsidiary Guarantor (rather than Classic).



     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraphs in which Classic is not the Surviving Person and the Surviving Person is to assume all the obligations of Classic under the notes and the Classic Indenture pursuant to a supplemental indenture, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Classic and Classic would be discharged from its obligations under the Classic Indenture and the notes.


CERTAIN DEFINITIONS


     Set forth below is a summary of certain of the defined terms used in the covenants contained in the Classic Indenture. Reference is made to the Classic Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.



     "Accreted Value" means with respect to any note, as of any specified date on or prior to August 1, 2003, the amount provided below for each $1,000 principal amount at maturity of notes:


          (i) if the specified date occurs on one of the following dates after the issue date (each a "Semiannual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semiannual Accrual Date:

                  SEMIANNUAL ACCRUAL DATE                     ACCRETED VALUE
                  -----------------------                     --------------
August 1, 1998..............................................       526.85
February 1, 1999............................................       561.75
August 1, 1999..............................................       598.97
February 1, 2000............................................       638.65
August 1, 2000..............................................       680.96
February 1, 2001............................................       726.08
August 1, 2001..............................................       774.18
February 1, 2002............................................       825.47
August 1, 2002..............................................       880.16
February 1, 2003............................................       938.47
August 1, 2003..............................................     1,000.00

          (ii) if the specified date occurs between two Semiannual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semiannual Accrual Date immediately preceding such specified date and
     (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semiannual Accrual Date less the Accreted Value for the immediately preceding Semiannual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semiannual Accrual Date to the specified date, using a 360-day year of 12 30-day months.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person and not incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

     "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Classic; (ii) any spouse, immediate family member or other relative who has the same principal residence as any Person described in clause
(i) above; (iii) any trust in which any such Persons described in clauses (i) and (ii) above has a beneficial interest; and (iv) any corporation or other organization of which any such Persons described above collectively owns 5% or more of the equity of such entity. For purposes of this definition, "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") when used with respect to any specified Person includes the direct or indirect beneficial ownership of more than 5% of the voting securities of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.



     "Applicable Premium" means, with respect to a note, the greater of (i) 1.0% of the then outstanding principal amount of such note and (ii) the excess of (A) the present value of the required interest and principal payments due on such note to the first optional redemption date (assuming all outstanding notes were called for redemption on such date) or to the final maturity date of the notes at the option of Classic, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such note.



     "Asset Acquisition" means (i) an Investment by Classic or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into Classic or any Restricted Subsidiary, or (ii) any acquisition by Classic or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit, a division or line of business of such Person or which is otherwise outside of the ordinary course of business.



     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale leaseback transaction) to any Person other than Classic or any Wholly Owned Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary, (ii) any material license, franchise or other authorization of Classic or any Restricted Subsidiary, (iii) any assets of Classic or any Restricted Subsidiary which constitute substantially all of an operating unit, a division or a line of business of Classic or any Restricted Subsidiary or (iv) any other property or asset of Classic or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transaction consummated in compliance with "-- Repurchase at the Option of Holders -- Change of Control" above and "-- Certain Covenants -- Merger or Sales of Assets" above, and the creation of any Lien not prohibited under "-- Certain
Covenants -- Limitation on Liens" above, (ii) the sale of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Classic or any Restricted Subsidiary, as the case may be, (iii) any transaction consummated in compliance with "-- Certain Covenants -- Limitation on Restricted Payments" above, and (iv) sales, transfers or other disposition of assets with a fair market value not in excess of $1 million in any transaction or series of transactions.



     "Attributable Debt" means in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).


     "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles consistently applied.

     "Cash Equivalents" means (i) United States dollars; (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank that is a member of the Federal Reserve System having capital and surplus in excess of $500.0 million; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) commercial paper having a rating of at least P-1 from Moody's or a rating of at least A-1 from S&P; and (vi) money market mutual or similar funds having assets in excess of $100.0 million, at least 95% of the assets of which are comprised of assets specified in clauses
(i) through (v) above.


     "Consolidated Income Tax Expense" means, with respect to Classic for any period, the provision for federal, state, local and foreign income taxes payable by Classic and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.



     "Consolidated Interest Expense" means, with respect to Classic and the Restricted Subsidiaries for any period, without duplication, the sum of (i) the interest expense of Classic and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Hedging Agreements, however denominated, with respect to such Indebtedness; and (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Classic and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Classic to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.



     "Consolidated Net Income" means, with respect to any period, the net income
(loss) of Classic and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication, (i) all extraordinary, unusual or nonrecurring items of income or expense and of gains or losses and all gains and losses from the sale or other disposition of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period; (ii) that portion of such net income
(loss) derived from or in respect of investments in Persons other than any Restricted Subsidiary, except to the extent actually received in cash by Classic or any Restricted Subsidiary; (iii) the portion of such net income (loss) allocable to minority interests in unconsolidated Persons for such period, except to the extent actually received in cash by Classic or any Restricted Subsidiary; (iv) net income (loss) of any other Person combined with Classic or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; (v) net income (loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income (loss) is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule of governmental regulation applicable to that Restricted Subsidiary or the holders of its Equity Interests; (vi) the cumulative effect of a change in accounting principles after the date of the Classic Indenture; and
(vii) net income (loss) attributable to discontinued operations determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.



     "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of Classic and the Restricted Subsidiaries outstanding as of such date of determination (including the liquidation value of all Disqualified Equity Interest), less the obligations of Classic or any Restricted Subsidiary under any Hedging Agreement as of such date of determination that would appear as a liability on the balance sheet of such Person, in each case determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.


     "Continuing Members" means, as of the date of determination, any Person who
(i) was a member of the Board of Directors of Classic on the date of the Indenture, (ii) was nominated for election or elected to the Board of Directors of Classic with the affirmative vote of a majority of the Continuing Members who were members of the Board of Directors of Classic at the time of such nomination or election of (iii) is a representative of, or was approved by, a Permitted Holder.



     "Cumulative Credit" means the sum of (i) the aggregate Net Cash Proceeds received by Classic from the issue or sale (other than to a Subsidiary) of Equity Interests (other than Disqualified Equity Interest) of Classic on or after the Issuance Date, plus (ii) the principal amount (or, if less, accreted amount determined in accordance with generally accepted accounting principles) of any Indebtedness of Classic which has been converted into or exchanged for Equity Interests of Classic on or after the Issuance Date, plus (iii) cumulative Operating Cash Flow on or after the Issuance Date, to the end of the fiscal quarter immediately preceding the date of the proposed Restricted Payment, or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus (iv) to the extent not already included in Operating Cash Flow, if any Investment constituting a Restricted Payment that was made after the date of the Classic Indenture is sold or otherwise liquidated or repaid the initial dividend amount of such Restricted Payment (less the cost of disposition, if any) on the date of such sale, liquidation or repayment, as determined in good faith by the Board of Directors.



     "Cumulative Interest Expense" means the aggregate amount of Consolidated Interest Expense paid or accrued of Classic and the Restricted Subsidiaries on or after the Issuance Date, to the end of the fiscal quarter immediately preceding the proposed Restricted Payment.



     "Debt to Operating Cash Flow Ratio" means the ratio of (i) the Consolidated Total Indebtedness as of the date of calculation (the "Determination Date") to
(ii) four times the Operating Cash Flow for the latest three months for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during the Measurement Period; (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and (III) if Classic or any Restricted Subsidiary shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with generally accepted accounting principles consistently applied, as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.


     "Disqualified Equity Interest" means, with respect to any Person, any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or is exchangeable into Indebtedness or Disqualified Equity Interest, on or prior to the earlier of the maturity date of the notes or the date on which no notes remain outstanding.


     "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, and membership interests in such Person, including any Preferred Stock.


     "Equity Offering" means an underwritten public offering by Classic for cash (with gross proceeds to Classic of not less than $25 million) of its common stock, pursuant to the Securities Act registration statement (not including Forms S-4 or S-8).


     "Hedging Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies.

     "Hedging Obligation" means the obligations of such Person pursuant to any Hedging Agreement.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (ii) all Capitalized Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

          (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

          (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

          (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interest or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

          (vi) all obligations of the type referred to in clauses (i) through
     (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

          (vii) all obligations of the type referred to in clauses (i) through
     (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

          (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Investment" in any Person means, directly or indirectly, any advance, loan or other extension of credit (including by means of a guarantee) or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise) such Person, the acquisition, by purchase or otherwise, of any stock, bonds, notes, debentures, partnership, membership or joint venture interests or other securities or other evidence of beneficial interest of any Person, and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. If Classic or any Restricted Subsidiary sells or otherwise disposes of any Voting Equity Interest of any direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, Classic no longer owns, directly or indirectly, greater than 50% of the outstanding Voting Equity Interests of such Restricted Subsidiary, Classic shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Voting Equity Interests of such former Restricted Subsidiary not sold or disposed of.



     "Investment Banking Fee" means pursuant to an agreement between J. Merritt Belisle and Steven E. Seach, on the one hand, and Classic, on the other hand, a fee to be paid by Classic to such individuals (i) upon the consummation of the Financing Plan in the aggregate amount of $550,000 and (ii) thereafter from time to time in connection with the consummation of acquisitions or financings by Classic in an amount equal to 1.0% of the purchase price paid for such acquisitions.


     "Lien" means any mortgage, pledge, lien, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof or any agreement to give a security interest).

     "Moody's" means Moody's Investors Service, Inc., or any successor rating agency.


     "Net Available Cash" from an Asset Sale means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Sale, (ii) all payments made on any indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon or other security arrangement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale, (iii) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale and
(iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by Classic or any Restricted Subsidiary after such Asset Sale.



     "Net Cash Proceeds" means, with respect to any issuance or sale of Equity Interests, the proceeds in the form of cash or Cash Equivalents received by Classic or any Restricted Subsidiary of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.



     "Non-Recourse Indebtedness" means Indebtedness of a Person (i) as to which neither Classic nor any of the Restricted Subsidiaries (other than such Person or any Subsidiaries of such Person) (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) the incurrence of which will not result in any recourse against any of the assets of either of Classic or the Restricted Subsidiaries (other than to such Person or to any Subsidiaries of such Person and other than to the Equity Interests in such Restricted Subsidiary or an Unrestricted Subsidiary).

     "Operating Cash Flow" means, with respect to Classic and the Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to the lesser of (a) the amount of cash dividends received by Classic from the Company and (b) Consolidated Net Income for such period increased (without duplication) by the sum of (i) Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; and (iii) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of Classic and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, and decreased by non-cash items to the extent they increased Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period, provided, that with respect to the definition of Debt to Operating Cash Flow only, Operating Cash Flow shall always have the meaning ascribed in Section (b) above. For purposes of this definition, the following items shall, to the extent expensed in calculating Consolidated Net Income, be added to Consolidated Net
Income: (A) any amounts paid to employees of Classic in respect of investment banking or transaction fees in connection with acquisitions or financings of, or advisory services to, Classic, in an amount not to exceed 1.5 percent of the fair market value of such acquisition or the amount of such financing, and (B) cancellation of debt to any employee of Classic in an aggregate principal amount not to exceed $200,000.



     "Other Pari Passu Debt" means Indebtedness of Classic that does not constitute Subordinated Obligations and is not senior in right of payment to the notes.



     "Other Permitted Liens" means (i) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied; (ii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied; (iii) easements, rights of way, and other restrictions on use of property or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the property subject thereto or interfere with the ordinary conduct of the business of Classic or its Subsidiaries; (iv) Liens related to Capitalized Lease Obligations, mortgage financings or purchase money obligations (including refinancings thereof), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Classic or any Restricted Subsidiary or a Related Business, provided that any such Lien encumbers only the asset or assets so financed, purchased, constructed or improved; (v) Liens resulting from the pledge by Classic of Equity Interests in any Subsidiary in connection with the Senior Credit Agreement; (vi) liens resulting from the pledge by Classic of Equity Interests in an Unrestricted Subsidiary in any circumstance where recourse to Classic is limited to the value of the Equity Interests so pledged; (vii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (viii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including without limitation, landlord Liens on leased properties); (ix) leases or subleases granted to third Persons not interfering with the ordinary course of business of Classic; (x) deposits made in the ordinary course of business to secure liability to insurance carriers;
(xi) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xii) Liens on the assets of Classic to secure hedging agreements with respect to Indebtedness permitted by the Classic Indenture to be incurred;
(xiii) attachment or judgment Liens not giving rise to a Default or an Event of Default; and (xiv) any interest or title of a lessor under any capital lease or operating lease.


     "Permitted Holders" means Austin Ventures, L.P., BT Capital Partners, Inc., NationsBank Capital Investors, J. Merritt Belisle and Steven E. Seach.


     "Permitted Investments" means (i) Cash Equivalents; (ii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (iii) the extension of credit to vendors, suppliers and customers in the ordinary course of business; (iv) Investments existing as of the date of the Classic Indenture, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require Classic or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith; (v) Hedging Agreements;
(vi) any Investment for which the sole consideration provided is Equity Interests of Classic; (vii) any Investment consisting of a guarantee permitted under clause (e) of the second paragraph of "-- Certain Covenants -- Limitation on Indebtedness" above; (viii) Investments in Classic, in any Wholly Owned Restricted Subsidiary or any Person that, as a result of or in connection with such Investment, becomes a Wholly Owned Restricted Subsidiary or is merged with or into or consolidated with Classic or a Wholly Owned Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(ix) loans and advances to officers, directors and employees of Classic and the Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses in each case incurred in the ordinary course of business not to exceed $1 million outstanding at any time; (x) any acquisition of assets solely in exchange for the issuance of Equity Interests of Classic; and (xi) other Investments made after the date of the Indenture, in addition to any Permitted Investments described in clauses (i) through (x)above, in an aggregate amount at any one time outstanding not to exceed $1 million.


     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Preferred Stock" means, in any Person, an Equity Interest of any class or classes, however designated, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "Reinvestment Date" means the date which is 365 days after the receipt of any Net Available Cash from an Asset Sale.

     "Related Business" means a cable television, media and communications, telecommunications or data transmission business, and businesses ancillary, complementary or reasonably related thereto.


     "Restricted Subsidiary" means any Subsidiary of Classic other than an Unrestricted Subsidiary.


     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

     "Semiannual Accrual Date" has the meaning ascribed under the definition of Accreted Value.


     "Senior Indebtedness" means the principal of, premium, if any, and interest (including interest, whether or not allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on any Indebtedness of Classic (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the

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


notes, (ii) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of Classic, (iii) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to Classic, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) any liability for foreign, federal, state, local or other taxes owed or owing by Classic to the extent such liability constitutes Indebtedness, (vi) Indebtedness of Classic to a Subsidiary or any other Affiliate of Classic or any of such Affiliate's Subsidiaries, (vii) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by Classic, and amounts owed by Classic for compensation to employees or services rendered to Classic, (viii) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture and (ix) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.


     "S&P" means Standard & Poor's Ratings Group, a division of the McGraw Hill Company, Inc., or any successor rating agency.


     "Strategic Equity Investment" means an investment in Classic by a company which is primarily engaged in the media and communications industry or the telecommunications industry and which has a market capitalization (if a public company) on the date of such investment in Classic of more than $1 billion or, if not a public company, had total revenues of more than $5 billion during its previous fiscal year.



     "Subordinated Obligations" means, with respect to Classic, any Indebtedness of Classic which is expressly subordinated in right of payment to the notes.



     "Subsidiary" means a Person the majority of whose voting stock, membership interests or other Voting Equity Interests is or are owned by Classic or a Subsidiary. Voting stock in a corporation includes Equity Interests having voting power under ordinary circumstances to elect directors.



     "Subsidiary Operating Cash Flow" means, with respect to any Subsidiary for any period, the "Operating Cash Flow" of such Subsidiary and its Subsidiaries for such period determined by utilizing all of the elements of the definition of "Operating Cash Flow" in the Classic Indenture, including the defined terms used in such definition, consistently applied only to such Subsidiary and its Subsidiaries on a consolidated basis for such period.



     "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date fixed for redemption of the notes following a Change of Control (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining Weighted Average Life to Maturity of the notes; provided, however, that if the Weighted Average Life to Maturity of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities from which such yields are given, except that if the Weighted Average Life to Maturity of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.



     "Unrestricted Subsidiary" means any Subsidiary of Classic (other than a Subsidiary Guarantor) designated as such pursuant to and in compliance with the covenant described under "-- Certain Covenants -- Limitation on Unrestricted Subsidiaries." Any such designation may be revoked by a resolution of the Board of Directors of Classic delivered to the Trustee, subject to the provisions of "-- Certain Covenants -- Limitation on Unrestricted Subsidiaries."



     "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (i) as to which neither Classic nor any Restricted Subsidiary is directly or indirectly liable (by virtue of Classic or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except guaranteed debt of Classic or any Restricted Subsidiary to any Affiliate, in which case (unless the incurrence of such guaranteed debt resulted in a Restricted Payment at the time of incurrence) Classic shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of Classic or any Subsidiary to declare, a default on such Indebtedness of Classic or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; provided that notwithstanding the foregoing any Unrestricted Subsidiary may guarantee the notes.


     "Voting Equity Interests" means Equity Interests in any Person with voting power under ordinary circumstances entitling the holders thereof to elect the board of directors, board of managers or other governing body of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment of final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.


     "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary of which all of the outstanding Equity Interests (other than Equity Interests constituting directors' qualifying shares to the extent mandated by applicable law) are owned by Classic or by one or more Wholly Owned Restricted Subsidiaries or by Classic and one or more Wholly Owned Restricted Subsidiaries. Notwithstanding the foregoing, so long as Universal Cable Holdings, Inc. holds at least 75% of the issued and outstanding shares of stock of Universal Cable Communications, Inc., Universal Cable of Beaver, Oklahoma, Inc. and Universal Cable Midwest, Inc., each of such entities shall be deemed to be a Wholly Owned Subsidiary.


NO LIABILITY OF MANAGERS, OFFICERS, EMPLOYEES, OR SHAREHOLDERS


     No manager, director, officer, employee, member, shareholder, partner or incorporator of Classic or any Subsidiary, as such, will have any liability for any obligations of Classic under the notes or the Classic Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and the SEC is of the view that such a waiver is against public policy.


DEFEASANCE AND COVENANT DEFEASANCE


     The Classic Indenture provides that Classic may elect either (a) to defease and be discharged from any and all obligations with respect to the notes (except for the obligations to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust) ("defeasance") or (b) to be released from its obligations with respect to the notes under certain covenants (and related Events of Default) contained in the Classic Indenture, including but not limited to those described above under "Certain Covenants' ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest, if any, on the notes, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (x) no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to Events of Default resulting from certain events of bankruptcy, insolvency or reorganization, would occur at any time in the period ending on the 91st day after the date of deposit) and (y) Classic has delivered to the Trustee an opinion of counsel (as specified in the Classic Indenture) to the effect that
(i) defeasance or covenant defeasance, as the case may be, will not require registration of Classic, the Trustee or the trust fund under the Investment Company Act of 1940, as amended, or the

Investment Advisors Act of 1940, as amended, and (ii) the holders of the notes will recognize income, gain or loss for Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (a) above, must refer to and be based upon a private ruling concerning the notes of the Internal Revenue Service or a ruling of general effect published by the Internal Revenue Service.



MODIFICATION OF CLASSIC INDENTURE



     From time to time, Classic and the Trustee may, without consent of holders of the notes, enter into one or more supplemental indentures for certain specified purposes, including providing for a successor or successors to Classic, adding guarantees, releasing guarantors when permitted by the Classic Indenture, providing for security for the notes, adding to the covenants of Classic, surrendering any right or power conferred upon Classic, providing for uncertificated notes in addition to or in place of certificated notes, making any change that does not adversely affect the rights of any note holder, complying with any requirement of the Trust Indenture Act or curing certain ambiguities, defects or inconsistencies. The Classic Indenture contains provisions permitting Classic and the Trustee, with the consent of holders of at least a majority in aggregate principal amount of the notes at the time outstanding, to modify the Classic Indenture or any supplemental indenture or the rights of the holders of the notes, except that no such modifications shall, without the consent of each holder affected thereby (i) change or extend the fixed maturity of the notes, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon or change the currency in which the notes are payable; (ii) reduce the premium payable upon any redemption of notes in accordance with the optional redemption provisions of the notes or change the time before which no such redemption may be made; (iii) waive a default in the payment of principal or interest on the notes (except that holders of a majority in aggregate principal amount of the notes at the time outstanding may (a) rescind an acceleration of the notes that resulted from a non-payment default and (b) waive the payment default that resulted from such acceleration) or alter the rights of note holders to waive defaults; or (iv) reduce the aforesaid percentage of notes, the consent of the holders of which is required for any such modification. Any existing Event of Default, other than a default in the payment of principal or interest on the notes, or compliance with any provision of the notes or the Classic Indenture, other than any provision related to the payment of principal or interest on the notes, may be waived with the consent of holders of at least a majority in aggregate principal amount of the notes at the time outstanding.


COMPLIANCE CERTIFICATE


     The Classic Indenture provides that Classic will deliver to the Trustee within 120 days after the end of each fiscal year of Classic an Officers' Certificate stating whether or not the signers know of any Event of Default that has occurred. If they do, the certificate will describe the Event of Default and its status.


BOOK-ENTRY; DELIVERY AND FORM


     The exchange notes will be represented by one or more permanent global exchange notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.



     Each Global note will be subject to certain restrictions on transfer set forth therein as described under "Notices to Investors."



     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified Institutional Buyers may hold their interests in a Global note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.


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


     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such Global Note for all purposes under the Indenture and the exchange notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in additional to those provided for under the Classic Indenture and, if applicable, those of Euroclear and Cedel Bank.



     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Classic, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.



     Classic expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. Classic also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.


     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.


     Classic expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Notices to Investors."



     Classic understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to other such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").



     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interest in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Classic nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.



     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by Classic within 90 days, Classic will issue Certificated Notes, which may bear the legend referred to under "Notices to Investors," in exchange for the Global notes. Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under "Notices to Investors," in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     The following is a summary of U.S. federal income tax considerations relevant to Holders of the notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations, which may affect the tax consequences described herein. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, or investors who have hedged the risk of owning exchange notes, may be subject to special rules. In addition, this discussion is limited to persons that will hold the exchange notes as "capital assets" within the meaning of section 1221 of the Code.



     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE TAX CONSEQUENCES TO TAXPAYERS WHO ARE SUBJECT TO SPECIAL RULES (SUCH AS FINANCIAL INSTITUTIONS, TAX-EXEMPT ORGANIZATIONS, INSURANCE COMPANIES, S CORPORATIONS, REGULATED INVESTMENT COMPANIES, REAL ESTATE INVESTMENT TRUSTS, BROKER-DEALERS, TAXPAYERS SUBJECT TO THE ALTERNATIVE MINIMUM TAX AND PERSONS THAT WILL HOLD THE EXCHANGE NOTES AS PART OF A POSITION IN A "STRADDLE" OR AS PART OF A "CONSTRUCTIVE SALE, " "HEDGING" OR "CONVERSION" TRANSACTION) OR ADDRESS ASPECTS OF FEDERAL TAXATION THAT MIGHT BE RELEVANT TO A PROSPECTIVE INVESTOR BASED UPON SUCH INVESTOR'S PARTICULAR TAX SITUATION. THIS SUMMARY DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE EXCHANGE NOTES (INCLUDING THE INVESTOR'S STATUS AS A UNITED STATES HOLDER OR A NON-UNITED STATES HOLDER), AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.



     EACH HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.



EXCHANGE OF OLD NOTES FOR EXCHANGE NOTES



     Winstead Sechrest & Minick P.C., counsel to Classic ("Counsel"), has advised Classic that in its opinion, the exchange of the old notes for exchange notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, in the opinion of Counsel, the exchange notes received by a holder will be treated as a continuation of the old notes in the hands of such holder and consequently, in the opinion of Counsel, there will be no federal income tax consequences to holders exchanging old notes for exchange notes pursuant to the Exchange Offer. Counsel's opinion does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.



     Classic recommends that each holder of old notes consult such holder's own tax adviser as to the particular tax consequences of exchanging such holder's old notes for exchange notes, including the applicability and effect of any state local or foreign tax laws.


UNITED STATES HOLDERS

  General


     The following discussion constitutes Counsel's opinion regarding material, but not all, United States federal income tax consequences of the ownership and sale or other disposition of the notes by a beneficial owner that, for United States federal income tax purposes, is a "United States person" (a "United States Holder"). Prospective Holders of the exchange notes are urged to consult with their tax advisors concerning their individual tax circumstances and any prospective investment in the exchange notes. As used herein, a "United States person" means a citizen or individual resident (as defined in

Section 7701(b) of the Code) of the United States; a corporation or partnership (including any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia unless, in the case of a partnership, otherwise provided by regulation; an estate the income of which is includible in gross income for United States federal income tax purposes without regard to its source; or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be so treated shall also be considered to be United States persons.


  Original Issue Discount


     Because the notes were issued at a discount from their "stated redemption price at maturity," the notes were issued with original issue discount, and each Holder will be required to include in its gross income original issue discount ("OID") income as described below.



     Original issue discount on each note will equal the excess of the stated redemption price at maturity of the discount note over its issue price. A Holder of a note must include OID in income as ordinary interest income as it accrues on the basis of a constant yield to maturity. Generally, OID must be included in income in advance of the receipt of cash representing such income.



     In general, the "issue price" of a note is determined by allocating the "issue price" between the notes and the Classic common stock issued in conjunction with the notes at the Classic private offering based on their relative fair market value. For this purpose, the "issue price" is the initial offering price to the public (excluding underwriters, brokers, etc.) at which a substantial amount of the old notes and the shares of Classic common stock issued in conjunction therewith (the "shares") were first sold. Classic will allocate a portion of the issue price to the notes and the shares. Classic's allocation reflects its best judgment as to the relative values of each of those instruments at the time of issuance, but will not be binding on the Internal Revenue Service (the "Service"). Classic's allocation will be binding on each Holder of an old note and shares that does not explicitly disclose that its allocation of the issue price of the old note and shares is different than Classic's allocation. Such disclosure must be made on a statement attached to such Holder's timely filed federal income tax return for its taxable year that includes the acquisition date of the old note and shares.



     The stated redemption price at maturity of a note will equal the sum of all payments other than any "qualified stated interest" payments. Qualified stated interest is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because interest on the notes will not be paid prior to February 1, 2004, none of the payments on the notes will constitute qualified stated interest. Accordingly, all payments on the notes will be treated as part of their stated redemption price at maturity and the notes will have significant original issue discount.



     A United States Holder will be required to include OID in income periodically over the term of a note before receipt of the cash or other payment attributable to such income, regardless of such Holder's method of tax accounting. The amount of OID required to be included in a United States Holder's gross income for any taxable year is the sum of the "daily portions" of OID with respect to the note for each day during the taxable year or portion of a taxable year during which such Holder holds the note. The daily portion is determined by allocating to each day of any "accrual period" within a taxable year a pro rata portion of an amount equal to the "adjusted issue price" of the note at the beginning of the accrual period multiplied by the "yield to maturity" of the note. For purposes of computing OID, Classic will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. A United States Holder is permitted to use different accrual periods, provided that each accrual period is no longer than one year, and each scheduled payment of interest or principal occurs on either the


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first or last day of an accrual period. The adjusted issue price of a note at the beginning of any accrual period is the issue price of the note increased by the amount of OID previously includible in the gross income of the Holder and decreased by any payments previously made on the note. The yield to maturity is the discount rate that, when used in computing the present value of all payments of principal and interest to be made on a note, produces an amount equal to the issue price of the note. Under these rules, United States Holders of notes will be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Payments of stated interest on a note will not be separately included in income, but rather will be treated first as payments of previously accrued OID and then as payments of principal and, consequently, will reduce a United States Holder's basis in a note as described below under "-- United States Holders -- Sale, Exchange or Redemption of the Discount Notes."



     If Classic fails to register the exchange notes or the exchange offer is not consummated within the required period of time (and in certain other circumstances), Classic may be required to pay certain amounts to Holders as liquidated damages. See "The Exchange Offer -- Purpose and Effect." The payment of the liquidated damages (calculated as an increase in interest rate) should not result in a deemed taxable exchange of the notes. Although the characterization of these amounts is uncertain, such liquidated damages probably constitute contingent interest, which is generally not includible in income before fixed or paid.


  Election to Treat All Interest as Original Issue Discount


     A Holder, subject to certain limitations, may elect to treat all "interest" on any note as original issue discount and calculate the amount includible in gross income under the method described above. For this purpose, "interest" includes stated and unstated interest, OID, acquisition discount, market discount and de minimis market discount, as adjusted by any acquisition premium or amortizable bond premium. Such election, if made with respect to a market discount obligation, will constitute an election to include market discount in income currently on all market discount obligations acquired by such Holder on or after the first taxable year to which the election applies. See "-- United States Holders -- Market Discount." The election is to be made for the taxable year in which the Holder acquired the note and may not be revoked without the consent of the Service.


  Acquisition Premium


     A United States Holder that purchases a note for an amount that is greater than its adjusted issue price as of the purchase date will be considered to have purchased such note at an "acquisition premium." The amount of OID that such Holder must include in its gross income with respect to such note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year. The information reported by Classic to the record Holders of the notes on an annual basis will not account for an offset against OID for any portion of the acquisition premium. Accordingly, each United States Holder should consult its own tax advisor as to the determination of the acquisition premium amount and the resulting adjustments to the amount of reportable OID.


  Amortizable Bond Premium


     A United States Holder that purchases an exchange note for an amount in excess of its principal amount will be considered to have purchased the exchange note at a premium and may elect to amortize such premium, using a constant yield method, over the remaining term of the exchange note (or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date). The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the exchange note. Bond premium on an exchange note held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the exchange note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Service.


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

  Market Discount


     If a United States Holder purchases, subsequent to its original issuance, an exchange note for an amount that is less than its "revised issue price" as of the purchase date, the amount of the difference generally will be treated as "market discount," unless such difference is less than a specified de minimis amount. The Code provides that the revised issue price of a note equals its issue price plus the amount of OID includable in the income of all holders for periods prior to the purchase date (disregarding any deduction for acquisition premium) reduced by the amount of all prior cash payments on the note. Subject to a de minimis exception, a United States Holder will be required to treat any gain recognized on the sale, exchange, redemption, retirement or other disposition of the exchange note as ordinary income to the extent of the accrued market discount that has not previously been included in income. Unless a Holder elects to accrue under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the Holder has held the obligation and the denominator of which is the number of days from the date the Holder acquired the obligation until its maturity. A Holder may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry an exchange note purchased with market discount. Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includible in income. If the Holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by the Holder in that taxable year or thereafter, the interest deferral rule described above will not apply.



  Sale, Exchange or Redemption of Discount Notes



     Generally, a sale, exchange or redemption of the notes will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a note will initially equal the cost of the note to such Holder and will be increased by any (i) amounts included in income as OID, and (ii) any market discount previously included in income by such United States Holder, and decreased by (a) any principal and stated interest payments received by the United States Holder, and (b) any amortized premium previously deducted from income by the United States Holder. Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term gain or loss if the note is held by the United States Holder for more than one year, otherwise such gain or loss will be short-term.


     United States Holders that are corporations will generally be taxed on net capital gains at a maximum rate of 35%. In contrast, United States Holders that are individuals will generally be taxed on net capital gains at a maximum rate of (i) 28% for property held for 18 months or less but more than one year, and
(ii) 20% for property held more than 18 months. Recent legislative proposals would reduce the holding period for the property to qualify for the maximum 20% rate to 12 months or more. There can be no assurance that such proposals will be enacted into law in their present form, if at all. Special rules (and generally lower maximum rates) apply for individuals in lower tax brackets. Any capital losses realized by a United States Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a United States Holder that is an individual generally may be used only to offset capital gains plus $3,000 of other income per year.

  The AHYDO Rule


     The notes will constitute "applicable high yield discount obligations" ("AHYDOs") because the yield to maturity of such notes is equal to or greater than the sum of the relevant applicable federal rate (the "AFR") for July, plus five percentage points, and the notes bear "significant" OID. The notes bear significant OID for this purpose because, as of the close of any accrual period ending more than five years after issuance, the total amount of income includible by a Holder with respect to a note will exceed the sum of (i) the total amount of stated interest paid under the note before the close of such accrual period, and (ii) the product of the issue price of the debt note and its yield to maturity.

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


     Under Sections 163(e) and 163(i) of the Code, a C corporation that is an issuer of discount notes that are subject to the AHYDO rules is not entitled to deduct OID that accrues with respect to such discount notes until amounts attributable to such OID are paid in cash. In addition, to the extent that the yield to maturity of the notes exceeds 11.8% (the sum of the relevant AFR plus six percentage points) (the "Excess Yield"), the "disqualified portion" of the OID accruing on the notes will be permanently disallowed, and the disqualified portion will be characterized as a nondeductible dividend with respect to the issuer and also will be treated as a dividend distribution (to the extent of available current and accumulated earnings and profits) solely for purposes of the dividends received deductions of Sections 243, 246 and 246A of the Code with respect to Holders that are U.S. corporations. The disqualified portion of OID for any accrual period will equal the product of (i) a percentage determined by dividing the Excess Yield by the yield to maturity, and (ii) the OID for the accrual period. Subject to otherwise applicable limitations, such a corporate Holder will be entitled to a dividend received deduction with respect to the disqualified portion of the accrued OID if the issuer has sufficient current or accumulated "earnings and profits." To the extent that the issuer's earnings and profits are insufficient, any portion of the OID that otherwise would have been recharacterized as a dividend for purposes of the dividends received deduction will continue to be treated as ordinary OID income in accordance with the rules described above in "Original Issue Discount." Treatment of the notes as AHYDOs will not disqualify interest or OID with respect to notes from the portfolio interest exception described below under "-- Foreign Holders -- Interest;" provided that all applicable requirements for the exception are otherwise satisfied.


FOREIGN HOLDERS


     The following discussion constitutes Counsel's opinion regarding material, but not all, United States federal income tax consequences of the ownership and sale or other disposition of the exchange notes by any beneficial owner of a exchange note that is not a United States Holder (a "Non-United States Holder"). Resident alien individuals will be subject to United States federal income tax with respect to the exchange notes as if they were United States Holders.



TAXATION OF STATED INTEREST



     Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest (including OID) paid on the exchange notes to a Non-United States Holder will not be subject to the normal 30% United States federal withholding tax, provided that (i) the interest is "effectively connected with the conduct of a trade or business in the United States" by the Non-United States Holder and the Non-United States Holder timely furnishes Classic with two duly executed copies of Internal Revenue Service Form 4224 (or any successor form), or (ii) all of the following conditions of the portfolio interest exception (the "Portfolio Interest Exception") are met: (A) the Non-United States Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of stock of a corporate Issuer entitled to vote, (B) the Non-United States Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Issuer through stock ownership, (C) the Non-United States Holder is not a bank receiving interest (including OID) pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (D) either (1) the Non-United States Holder certifies to Classic or its agent, under penalties of perjury, that it is a Non-United States Holder and provides its name and address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the exchange notes in such capacity, certifies to Classic or its agent, under penalties of perjury, that such statement has been received from the beneficial owner of the exchange notes by it or by a Financial Institution between it and the beneficial owner and furnishes Classic or its agent with a copy thereof. The foregoing certification may be provided by the Non-United States Holder on Internal Revenue Service Form W-8 (or any successor form). Such certificate is effective with respect to payments of interest (including OID) made after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years.


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


     On October 14, 1997, final regulations were published in the Federal Register (the "1997 Final Regulations") that affect the United States federal income taxation of Non-United States Holders. The 1997 Final Regulations are effective for payments after December 31, 1999, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules discussed below. While the discussion under this heading and under "-- Backup Withholding Tax and Information Reporting," below, sets forth the material provisions of the 1997 Final Regulations affecting prospective Non-United States Holders, prospective Holders of the exchange notes are urged to consult their tax advisors concerning their individual tax circumstances and any prospective investment in light of the 1997 Final Regulations.


     The 1997 Final Regulations provide documentation procedures designed to simplify compliance by withholding agents. The 1997 Final Regulations generally do not affect the documentation rules described above, but add other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a "qualified intermediary" (as defined below) on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described above. Qualified intermediaries include: (i) foreign financial institutions or foreign clearing organizations (other than a United States branch or United States office of such institution or organization), or
(ii) foreign branches or offices of United States financial institutions or foreign branches or offices of United States clearing organizations, which, as to both (i) and (ii), have entered into withholding agreements with the Service. In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised Service Form W-8 (discussed below), from each beneficial owner. Under another option, an authorized foreign agent of a United States withholding agent will be permitted to act on behalf of the United States withholding agent (including the receipt of withholding certificates, the payment of amounts of income subject to withholding and the deposit of tax withheld), provided that certain conditions are met.


     For purposes of the certification requirements, the 1997 Final Regulations generally treat as the beneficial owners of payments on an exchange note those persons that, under United States federal income tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payments to an entity classified as a foreign partnership under United States tax principles, the partners, rather than the partnership, generally must provide the required certifications to qualify for the withholding tax exemption described above (unless the partnership has entered into a special agreement with the Service). A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The 1997 Final Regulations provide certain presumptions with respect to withholding for Holders not furnishing the required certifications to qualify for the withholding tax exemption described above. In addition, the 1997 Final Regulations will replace a number of current tax certification forms (including Internal Revenue Service Form W-8) with a single, revised Service Form W-8 (which, in certain circumstances, requires information in addition to that previously required). Under the 1997 Final Regulations, this revised Form W-8 will remain valid until the last day of the third calendar year following the year in which the certificate is signed.


     The 1997 Final Regulations provide transition rules concerning existing certificates, such as Service Form W-8. Valid withholding certificates that are held on December 31, 1999 will generally remain valid until the earlier of December 31, 2000 or the date of their expiration. Existing certificates that expire in 1999 will not be effective after their expiration. Certificates dated prior to January 1, 1998 will generally remain valid until the end of 1998, irrespective of the fact that their validity expires during 1998.


     In the event that the interest (including OID) paid on the exchange notes is effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder, the Non-United States Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States persons in essentially the same manner as if the exchange notes were held by a United States person, as discussed above. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.


     If the interest on the exchange notes is not "effectively connected" and does not qualify for the Portfolio Interest Exception, then the interest will be subject to United States federal withholding tax at a flat rate of 30% (or a lower applicable income tax treaty rate upon delivery of the appropriate certification of eligibility for treaty benefits).


  Gain on Sale or Other Disposition


     Subject to special rules applicable to individuals as described below, a Non-United States Holder will generally not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the exchange notes, unless the gain is effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder or of a partnership, trust or estate in which such Non-United States Holder is a partner or beneficiary.


     Gains realized by a Non-United States Holder that are effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States persons, as described above, unless exempt by an applicable income tax treaty. In the case of a Non-United States Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-United States Holder is a qualified resident of the treaty country.


     In addition to being subject to the rules described above, an individual Non-United States Holder who holds the exchange notes as a capital asset will generally be subject to tax at a 30% rate on any gain recognized on the sale or other disposition of such exchange notes if (i) such gain is not effectively connected with the conduct of a trade or business within the United States of the Non-United States Holder, and (ii) such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and either (A) has a "tax home" in the United States (as specially defined for purposes of the United States federal income tax), or (B) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the exchange notes is attributable to such office or other fixed place of business. Individual Non-United States Holders may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates (including certain former long-term residents of the United States).



     Under the 1997 Final Regulations, withholding of United States federal income tax may apply to payments on a taxable sale or other disposition of the exchange notes by a Non-United States Holder who does not provide appropriate certification to the withholding agent with respect to such transaction.


BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to interest (including OID) paid to, and to the proceeds of sales or other dispositions before maturity by, certain non-corporate persons. In addition, a 31% backup withholding tax applies if a non-corporate person (i) fails to furnish such person's Taxpayer Identification Number ("TIN") (which, for an individual, is his or her Social Security Number) to the payor in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the Service, (iii) is notified by the Service that such person has failed properly to report payments of interest and dividends, or (iv) in certain circumstances, fails to certify, under penalties of perjury, that such person has not been notified by the Service that such person is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply to payments made to certain exempt recipients, such as corporations and tax-exempt organizations.

     In the case of a Non-United States Holder, under current United States federal income tax law, backup withholding and information reporting do not apply to payments of interest (including OID) with respect to an exchange note, or to payments on the sale or other disposition of an exchange note, if such Holder has provided to Classic or its paying agent the certification described in clause (ii)(D) of "--Foreign Holders -- Interest" or has otherwise established an exemption.



     Under current United States federal income tax law, (i) interest payments (including OID) with respect to an exchange note collected outside the United States by a foreign office of a custodian, nominee or broker acting on behalf of a beneficial owner of an exchange note, and (ii) payments on the sale or other disposition of an exchange note to or through a foreign office of a broker are not generally subject to backup withholding or information reporting. However, if such custodian, nominee or broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period (a "U.S. Related Person"), such custodian, nominee or broker may be subject to certain information reporting (but not backup withholding) requirements with respect to such payments, unless such custodian, nominee or broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such custodian, nominee or broker is required to report if such person has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.



     The 1997 Final Regulations modify certain of the certification requirements for backup withholding and expand the group of U.S. Related Persons. It is possible that Classic or its paying agent may request new withholding exemption forms from Holders in order to qualify for continued exemption from backup withholding when the 1997 Final Regulations become effective.


     Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a person under the backup withholding rules are allowed as a refund or a credit against such person's United States federal income tax, provided that the required information is furnished to the Service.

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


                              PLAN OF DISTRIBUTION



     Based on interpretations by the SEC set forth in no-action letters issued to third parties, Classic believes that exchange notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an "affiliate" of Classic within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from Classic, or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the old notes to the initial purchasers, with the prospectus contained in the exchange offer registration statement. Pursuant to the exchange and registration rights agreement, Classic has agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. Classic has agreed that, for a period of 120 days after the expiration date, it will make this prospectus, and any amendment or supplement to this prospectus, available to any broker-dealer that requests such documents in the letter of transmittal.



     Each holder of the old notes who wishes to exchange its old notes for exchange notes in the exchange offer will be required to make certain representations to Classic as set forth in "The Exchange Offer -- Purpose and Effect."



     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Classic has agreed that, for a period of 120 days after the consummation of the exchange offer, it will use its commercially reasonable efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such
resale. In addition, until             , 1999, all dealers effecting
transactions in the exchange notes may be required to deliver a prospectus.



     Classic will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



     For a period of 120 days after the consummation of the exchange offer, Classic will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Classic has agreed to pay all expenses


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


incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any broker-dealers and will indemnify the holders of the Securities, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS


     The validity of the exchange notes will be passed upon by Winstead Sechrest & Minick P.C., Austin, Texas.


                                    EXPERTS


     The consolidated financial statements of Classic Communications, Inc. at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



     The consolidated financial statements of Buford Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



CLASSIC COMMUNICATION, INC.
  Audited Annual Financial Statements
     Report of Independent Auditors.........................    F-2
     Consolidated Balance Sheets as of December 31, 1998 and
      1997..................................................    F-3
     Consolidated Statements of Operations for the years
      ended December 31, 1998, 1997, and 1996...............    F-4
     Consolidated Statements of Stockholders' Deficit for
      the years ended December 31, 1998, 1997, and 1996.....    F-5
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1998, 1997, and 1996...............    F-6
     Notes to Consolidated Financial Statements.............    F-7
  Unaudited Interim Financial Statements
     Unaudited Consolidated Balance Sheet as of March 31,
      1999..................................................   F-18
     Unaudited Consolidated Statements of Operations for the
      three months ended March 31, 1999 and 1998............   F-19
     Unaudited Consolidated Statements of Cash Flows for the
      three months ended March 31, 1999 and 1998............   F-20
     Notes to Unaudited Consolidated Financial Statements...   F-21

BUFORD GROUP, INC.
  Audited Annual Financial Statements
     Independent Auditors' Report...........................   F-22
     Consolidated Balance Sheets as of December 31, 1998 and
      1997..................................................   F-23
     Consolidated Statements of Operations for the years
      ended December 31, 1998, 1997, and 1996...............   F-24
     Consolidated Statements of Stockholders' Equity for the
      years ended December 31, 1998, 1997, and 1996.........   F-25
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1998, 1997, and 1996...............   F-26
     Notes to Consolidated Financial Statements.............   F-27
  Unaudited Interim Financial Statements
     Unaudited Condensed Consolidated Balance Sheet as of
      March 31, 1999........................................   F-35
     Unaudited Condensed Consolidated Statements of
      Operations for the three months ended March 31, 1999
      and 1998..............................................   F-36
     Unaudited Condensed Consolidated Statements of Cash
      Flows for the three months ended March 31, 1999 and
      1998..................................................   F-37
     Notes to Unaudited Condensed Consolidated Financial
      Statements............................................   F-38

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors


Classic Communications, Inc.



     We have audited the accompanying consolidated balance sheets of Classic Communications, Inc. and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed in the Index at
Item 21(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Classic Communications, Inc. and its subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                            /s/  ERNST & YOUNG LLP



Austin, Texas


March 30, 1999

                          CLASSIC COMMUNICATIONS, INC.



                          CONSOLIDATED BALANCE SHEETS



                                     ASSETS



                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
Cash and cash equivalents...................................  $  2,779   $    616
Accounts receivable, net....................................     5,474      4,519
Prepaid expenses............................................       424        607

Property, plant and equipment...............................   127,169     96,850
Less accumulated depreciation...............................   (39,977)   (28,211)
                                                              --------   --------
                                                                87,192     68,639

Deferred financing costs, net...............................     8,919      4,494
Intangible assets:
  Subscriber relationships..................................    95,180     82,364
  Franchise rights..........................................    71,464     59,149
  Noncompete agreements.....................................     8,425     12,104
  Goodwill..................................................    40,435     39,695
  Other.....................................................       140        228
                                                              --------   --------
                                                               215,644    193,540
  Less accumulated amortization.............................   (65,828)   (52,253)
                                                              --------   --------
                                                               149,816    141,287
                                                              --------   --------
        Total assets........................................  $254,604   $220,162
                                                              --------   --------

        LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Liabilities:
  Accounts payable..........................................  $    647   $    772
  Subscriber deposits and unearned income...................     4,846      3,507
  Other accrued expenses....................................     6,106      5,922
  Accrued interest..........................................     5,883      1,534
  Long-term debt............................................   282,842    187,967
  Subordinated debt.........................................        --      4,023
  Deferred taxes, net.......................................     1,068      2,918
                                                              --------   --------
        Total liabilities...................................   301,392    206,643
15% PIK Redeemable Senior Preferred Stock: $.01 par value;
  redemption price -- $1,000 per share plus accrued and
  unpaid dividends (1998 -- none; 1997 -- $1,880,159);
  1998 -- 20,000 shares authorized, none issued and
  outstanding; 1997 -- 20,000 shares authorized, 5,000
  issued and outstanding at net issue price plus accrued PIK
  stock dividends of 1,880 shares...........................        --      5,978
15% PIK Redeemable Junior Preferred Stock: $.01 par value;
  redemption price -- $1,000 per share plus accrued and
  unpaid dividends (1998 -- none; 1997 -- $5,585,969);
  1998 -- 35,000 shares authorized, none issued and
  outstanding; 1997 -- 35,000 shares authorized, 14,815
  issued and outstanding at net issue price plus accrued PIK
  stock dividends of 5,586 shares...........................        --     19,435
8% PIK Cumulative Redeemable Preferred Stock, Series A of
  Television Enterprises, Inc. (a subsidiary): no par value;
  redemption price -- $100 per share plus accrued and unpaid dividends (1998 -- none; 1997 -- $25,548); 1998 -- 12,670
  shares authorized, none issued and outstanding;
  1997 -- 12,670 shares authorized, issued and outstanding
  at net issue price........................................        --      1,292
Stockholders' deficit:
  Common Stock, Voting, convertible to Nonvoting Common
    Stock: $.01 par value; 1998 -- 5,442,000 shares
    authorized, 1,720,608 issued and outstanding;
    1997 -- 3,142,922 authorized, 621,532 issued and
    outstanding.............................................        17          6
  Common Stock, Nonvoting, convertible to Voting Common
    Stock: $.01 par value; 1998 -- 4,503,000 shares
    authorized, 1,528,261 issued and outstanding;
    1997 -- 2,600,108 authorized, 2,185,532 issued and
    outstanding.............................................        15         22
  Additional paid-in capital................................    28,544     31,287
  Accumulated deficit.......................................   (75,364)   (44,501)
                                                              --------   --------
        Total stockholders' deficit.........................   (46,788)   (13,186)
                                                              --------   --------
        Total liabilities, redeemable preferred stock and
        stockholders' deficit...............................  $254,604   $220,162
                                                              ========   ========



                            See accompanying notes.

                          CLASSIC COMMUNICATIONS, INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                 (IN THOUSANDS)



                                                                 YEARS ENDED DECEMBER 31
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
Revenues....................................................  $ 69,802   $ 60,995   $ 59,821
Operating expenses:
  Programming...............................................    17,840     14,916     15,106
  Plant and operating.......................................     8,437      7,622      7,308
  General and administrative................................    11,295      9,257      8,688
  Marketing and advertising.................................       850        438        238
  Corporate overhead........................................     3,648      4,322      2,213
  Depreciation and amortization.............................    30,531     27,832     27,510
                                                              --------   --------   --------
          Total operating expenses..........................    72,601     64,387     61,063
                                                              --------   --------   --------
Loss from operations........................................    (2,799)    (3,392)    (1,242)
Interest expense............................................   (24,442)   (21,299)   (20,633)
Gain on sale of cable system................................        --      3,644      4,901
Write-off of abandoned telephone operations and accrual of
  related costs.............................................      (220)      (500)    (2,994)
Other income................................................       192         71         --
                                                              --------   --------   --------
Loss before income taxes and extraordinary item
                                                               (27,269)   (21,476)   (19,968)
Income tax benefit..........................................     1,930      7,347      6,802
                                                              --------   --------   --------
Loss before extraordinary item..............................   (25,339)   (14,129)   (13,166)
Extraordinary loss on extinguishment of debt................    (5,524)        --         --
                                                              --------   --------   --------
          Net loss..........................................  $(30,863)  $(14,129)  $(13,166)
                                                              ========   ========   ========
Loss applicable to common stockholders......................  $(35,274)  $(18,209)  $(16,734)
                                                              ========   ========   ========



                            See accompanying notes.

                          CLASSIC COMMUNICATIONS, INC.



                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                  VOTING             NONVOTING          COMMON STOCK
                               COMMON STOCK         COMMON STOCK          CLASS A                                       TOTAL
                            ------------------   ------------------   ----------------   ADDITIONAL                 STOCKHOLDERS'
                             SHARES               SHARES              SHARES              PAID-IN     ACCUMULATED      EQUITY
                             ISSUED     AMOUNT    ISSUED     AMOUNT   ISSUED    AMOUNT    CAPITAL       DEFICIT       (DEFICIT)
                            ---------   ------   ---------   ------   -------   ------   ----------   -----------   -------------
Balance at December 31,
 1995.....................    646,901    $ 6     1,642,537    $17      10,075    $ --     $36,909      $(17,206)      $ 19,726
 Conversion of common
   stock..................   (542,995)    (5)      542,995      5          --      --          --            --             --
 Restricted stock
   awards.................    258,813      3            --     --          --      --          (3)           --             --
 Stock exchange...........    258,813      2            --     --     (10,075)     --          (2)           --             --
 Compensation on
   restricted stock.......                                                                  1,058                        1,058
 Expenses related to
   equity transactions....         --     --            --     --          --      --         (85)           --            (85)
 Accretion of discount on
   preferred stock........         --     --            --     --          --      --        (237)           --           (237)
 Dividends on preferred
   stock..................         --     --            --     --          --      --      (3,331)           --         (3,331)
 Net loss.................         --     --            --     --          --      --          --       (13,166)       (13,166)
                            ---------    ---     ---------    ---     -------    ----     -------      --------       --------
Balance at December 31,
 1996.....................    621,532      6     2,185,532     22          --      --      34,309       (30,372)         3,965
 Compensation on
   restricted stock.......                                                                  1,058                        1,058
 Accretion of discount on
   preferred stock........         --     --            --     --          --      --        (237)           --           (237)
 Dividends on preferred
   stock..................         --     --            --     --          --      --      (3,843)           --         (3,843)
 Net loss.................         --     --            --     --          --      --          --       (14,129)       (14,129)
                            ---------    ---     ---------    ---     -------    ----     -------      --------       --------
Balance at December 31,
 1997.....................    621,532      6     2,185,532     22          --      --      31,287       (44,501)       (13,186)
 Issuance of common
   stock..................    355,258      4            --     --          --      --       1,336            --          1,340
 Conversion of common
   stock..................    657,271      6      (657,271)    (6)         --      --          --            --             --
 Compensation on
   restricted stock.......         --     --            --     --          --      --       1,108            --          1,108
 Exchange of restricted
   common stock...........    188,085      2            --     --          --      --          (2)           --             --
 Repurchase of treasury
   stock..................   (101,538)    (1)           --     --          --      --        (773)           --           (774)
 Accretion of discount on
   preferred stock........         --     --            --     --          --      --      (1,869)           --         (1,869)
 Dividends on preferred
   stock..................         --     --            --     --          --      --      (2,542)           --         (2,542)
 Net loss.................         --     --            --     --          --      --          --       (30,863)       (30,863)
 Other....................         --     --            --     (1)         --      --          (1)           --             (2)
                            ---------    ---     ---------    ---     -------    ----     -------      --------       --------
Balance at December 31,
 1998.....................  1,720,608    $17     1,528,261    $15          --    $ --     $28,544      $(75,364)      $(46,788)
                            =========    ===     =========    ===     =======    ====     =======      ========       ========



                            See accompanying notes.

                          CLASSIC COMMUNICATIONS, INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)



                                                                  YEARS ENDED DECEMBER 31
                                                              -------------------------------
                                                                1998        1997       1996
                                                              ---------   --------   --------
OPERATING ACTIVITIES
Net loss....................................................  $ (30,863)  $(14,129)  $(13,166)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Provision for bad debts...................................        971      1,248      1,491
  Depreciation..............................................     12,041     10,285      9,491
  Amortization of intangibles...............................     18,352     17,547     18,019
  Amortization of deferred financing costs..................      1,181      1,373      1,491
  Discount accretion on bank debt...........................      3,589        457        490
  PIK interest on senior subordinated promissory Notes......        435        517        446
  Gain on sales of cable systems............................         --     (3,644)    (4,901)
  Non-cash compensation.....................................      1,108      1,058      1,058
  Deferred tax benefit......................................     (1,850)    (7,593)    (6,804)
  Extraordinary loss........................................      5,524         --         --
  Changes in working capital, net of acquisition amounts:
     Change in accounts receivable..........................     (1,841)      (321)    (3,952)
     Change in prepaids and other assets....................        166        126        754
     Change in other accruals and payables..................      1,100        413      2,685
     Change in accrued interest.............................      4,349        555        831
                                                              ---------   --------   --------
Net cash provided by operating activities...................     14,262      7,892      7,933
INVESTING ACTIVITIES
Acquisition of cable television systems.....................    (43,486)        --       (367)
Purchases of property, plant and equipment..................    (13,759)   (10,135)    (8,212)
Payments for other intangibles..............................         --       (323)      (467)
Net proceeds from sale of cable systems.....................         --      6,189     12,433
Net proceeds from litigation settlement.....................         --      2,928         --
                                                              ---------   --------   --------
Net cash provided by (used in) investing activities.........    (57,245)    (1,341)     3,387
FINANCING ACTIVITIES
Proceeds from long-term debt................................    281,208        759      2,208
Repayments of long-term debt................................   (190,308)    (7,246)   (13,345)
Repayments of subordinated indebtedness.....................     (4,458)        --         --
Repayment of promissory notes...............................       (650)        --         --
Financing costs.............................................     (9,455)        --       (232)
Redemption of preferred stock...............................    (31,023)        --         --
Cash dividends paid on preferred stock......................        (93)      (101)      (101)
Sales of common stock.......................................         50         --        (85)
Repurchase of common stock..................................       (125)        --         --
Purchase of subsidiary stock................................         --         --       (600)
                                                              ---------   --------   --------
Net cash provided by (used in) financing activities.........     45,146     (6,588)   (12,155)
                                                              ---------   --------   --------
Increase (decrease) in cash and cash equivalents............      2,163        (37)      (835)
Cash and cash equivalents at beginning of year..............        616        653      1,488
                                                              ---------   --------   --------
Cash and cash equivalents at end of year....................  $   2,779   $    616   $    653
                                                              =========   ========   ========
Cash taxes paid.............................................  $     166   $      1   $      5
Cash interest paid..........................................  $  15,247   $ 18,397   $ 17,367
Non-cash investing and financing activities:
  PIK dividends on preferred stock..........................  $   2,475   $  3,742   $  3,229
  Accretion of discount on preferred stock..................  $   1,869   $    237   $    237



                            See accompanying notes.

                          CLASSIC COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. ORGANIZATION

     Classic Communications, Inc. and its subsidiaries (collectively, the "Company") acquire, develop and operate cable television systems throughout the United States.

2. ACQUISITIONS AND DISPOSITIONS OF CABLE TELEVISION SYSTEMS

  Acquisitions


     In December 1998, the Company acquired certain assets of TCA Cable Partners in exchange for a cable television system in Texas (with a fair value of approximately $0.6 million) and cash consideration of $2.4 million.


     In July 1998, the Company acquired certain assets of Cable One, Inc. (the "Cable One Acquisition") serving communities in four states for approximately $41.7 million in cash and the assumption of $0.2 million in net operating liabilities. The purchase was financed from proceeds of the Company's private debt offering.

     The above acquisitions were accounted for using the purchase method and, accordingly, the operating results of the systems acquired have been included in the Company's consolidated financial statements since the date of acquisition.

  Dispositions

     During 1998, the Company sold or disposed of some smaller systems that did not fit into the Company's long-term strategic plans.

     In April and May 1997, the Company sold certain cable television systems in Kansas and Oklahoma for $5.7 million, net of selling expenses. The net pretax gain from the sales was approximately $3.6 million.

     In September 1996, the Company sold certain cable television systems in Arkansas for cash consideration of $12.4 million, net of selling expenses. The net pretax gain from the sale was approximately $5.2 million.

PRO FORMA INFORMATION

     The following summarized unaudited pro forma financial information assumes the Cable One acquisition had occurred on January 1, 1998 and 1997, respectively. The following pro forma information is not necessarily indicative of the results that would have occurred had the transaction been completed at the beginning of the period indicated, nor is it indicative of future operating results (in thousands):

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Revenues....................................................  $ 76,418    $ 72,177
Net loss before extraordinary item..........................  $(23,916)   $(10,072)
Net loss....................................................  $(29,440)   $(10,072)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

                          CLASSIC COMMUNICATIONS, INC.

  Revenue Recognition

     Service income includes subscriber service revenues and charges for installations and connections and is recognized in the period in which the services are provided to the customers. Subscriber services paid for in advance are recorded as income when earned.

     Initial installation revenue is recognized as revenue when the service is performed, to the extent of direct selling costs, with any balance deferred and taken into income over the estimated average period that subscribers are expected to remain connected to the system.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives of the assets:

Buildings...............................................    30 years
Cable television distribution systems...................  7-12 years
Office furniture and equipment..........................   3-7 years
Vehicles................................................     5 years

     Leasehold improvements are amortized over the shorter of their estimated life or the period of the related leases.

     Initial subscriber connection costs are capitalized as part of cable television distribution systems. Costs related to disconnects and reconnects of customers are expensed as incurred.

  Deferred Financing Costs

     Deferred financing costs are being amortized to interest expense using the interest method over the terms of the related debt.

  Intangible Assets

     The useful lives of the specific intangible assets are as follows:

Subscriber relationships................................   5-15 years
Franchise rights........................................   7-10 years
Noncompete agreements...................................      5 years
Goodwill................................................   5-40 years

     Intangible assets are being amortized using the straight-line method over their estimated useful lives.

  Impairment of Long-Lived Assets


     The Company periodically reviews the carrying amounts of property, plant and equipment, identifiable intangible assets and goodwill both purchased in the normal course of business and acquired through acquisition to determine whether current events or circumstances, as defined in Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, warrant adjustments to such carrying amounts by considering, among other things, the future cash inflows expected to result from the use of the asset and its eventual disposition less the future cash outflows expected to be necessary to obtain those inflows. An impairment loss would be measured by comparing the fair value of the asset with its carrying amount. Any write-down is treated as a permanent reduction in the carrying amount of the assets. Management reviews the

                          CLASSIC COMMUNICATIONS, INC.

valuation and amortization periods of goodwill on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value or revised useful life. No events or circumstances have occurred to warrant a diminished fair value or reduction in the useful life of goodwill.


  Income Taxes

     The Company adopted the provisions of the Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, upon inception. Accordingly, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the tax rates that are expected to be in effect when the differences are expected to reverse, based upon current laws and regulations.

  Cash and Cash Equivalents

     For financial reporting purposes, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

  Concentrations of Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, cash equivalents and accounts receivable. Excess cash is invested in high quality short-term liquid money instruments issued by highly-rated financial institutions. Concentrations of credit risk with respect to the Company's receivables are limited due to the large number of customers, individually small balances, short payment terms and required deposits.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities, approximate fair value because of their short maturities. All bank debt agreements carry variable interest rates and their carrying value is considered to approximate fair value. The estimated fair value of the Company's bonds is based on quoted market prices. The carrying amount of the Company's bonds was $186.5 million and the fair value was $198.4 million at December 31, 1998.

     The Company utilizes interest rate cap and interest rate swap agreements to manage interest rate exposures. The principal objective of such agreements is to minimize the risks and/or costs associated with financial activities. The Company does not utilize financial instruments for trading or other speculative purposes. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. The Company is exposed to credit loss in the event of nonperformance by these counterparties. However, the Company does not anticipate nonperformance by the other parties, and no material loss would be expected from their nonperformance.

  Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in years beginning after

                          CLASSIC COMMUNICATIONS, INC.

June 15, 1999. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

4. ACCOUNTS RECEIVABLE

     Accounts receivable consists of the following (in thousands):

                                                                DECEMBER 31
                                                              ---------------
                                                               1998     1997
                                                              ------   ------
Accounts receivable, trade..................................  $5,211   $4,570
Accounts receivable, other..................................     588      211
Less allowance for doubtful accounts........................    (325)    (262)
                                                              ------   ------
Accounts receivables, net of allowance......................  $5,474   $4,519
                                                              ======   ======

     The activity in the Company's allowance for doubtful accounts for the periods ending December 31, 1998, 1997 and 1996 is as follows (in thousands):

                                             BALANCE AT   CHARGED TO                BALANCE AT
                                             BEGINNING    COSTS AND                    END
FOR THE PERIOD ENDED                         OF PERIOD     EXPENSES    DEDUCTIONS   OF PERIOD
--------------------                         ----------   ----------   ----------   ----------
December 31, 1998..........................     $262        $  971      $  (908)       $325
December 31, 1997..........................     $513        $1,248      $(1,499)       $262
December 31, 1996..........................     $249        $1,491      $(1,227)       $513

5. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following (in thousands):

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Land........................................................  $  1,152   $  1,021
Buildings and improvements..................................     3,262      2,107
Vehicles....................................................     6,061      4,088
Cable television distribution systems.......................   106,373     83,499
Office furniture, tools and equipment.......................     3,858      2,499
Construction in progress....................................     6,463      3,636
                                                              --------   --------
                                                               127,169     96,850
Less accumulated depreciation...............................   (39,977)   (28,211)
                                                              ========   ========
                                                              $ 87,192   $ 68,639
                                                              ========   ========

                          CLASSIC COMMUNICATIONS, INC.

6. LONG-TERM DEBT

     Balances of amounts outstanding under the Company's various debt agreements are as follows (in thousands):

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
13.25% Senior Discount Notes................................  $114,000   $     --
  Unamortized discount......................................   (51,963)        --
9.875% Senior Subordinated Notes............................   125,000         --
  Unamortized discount......................................      (563)        --
1998 Credit Agreement
  Term loans................................................    75,000         --
  Revolving loans...........................................    20,800         --
1995 Senior Credit Agreement
  Term A loan...............................................        --     18,324
  Term B loan...............................................        --     58,184
  Line of credit notes......................................        --    112,717
  Unamortized discount......................................               (1,892)
Other.......................................................       568        634
                                                              --------   --------
                                                              $282,842   $187,967
                                                              ========   ========

     In July 1998, the Company issued $114.0 million of 13.25% Senior Discount Notes due 2009 and its wholly owned subsidiary, Classic Cable, issued $125.0 million of 9.875% Senior Subordinated Notes due 2008. Net of the applicable discounts and the fair value of the common stock sold along with the Senior Discount Notes, proceeds from these issues were $60.0 million and $124.4 million, respectively. Interest payments on the Senior Discount Notes do not commence until 2004. Interest payments on the Senior Subordinated Notes begin in 1999. Concurrent with the offering, Classic Cable entered into the 1998 Credit Agreement. The 1998 Credit Agreement consists of a $50.0 million Reducing Revolving Credit Facility which matures in 2006 and a $75.0 million Term Loan Facility which matures in 2007. Mandatory payments commence in 2000. The Company may be subject to mandatory prepayments based upon operating results, sales of assets, equity or debt offerings or other events. Interest is based upon either a LIBOR rate plus an applicable margin or, at the option of the Company, a base rate plus an applicable margin. Proceeds from the 1998 Credit Agreement totaled $95.8 million.

     In connection with the early extinguishment of the Senior Credit Agreement, an extraordinary loss of $5.5 million was recorded related to the write-off of unamortized deferred financing costs and discount.

     The Senior Discount Notes were sold in units that consisted of a $1,000 note and three shares of common stock of the Company. Shares issued in connection with the offering totaled 342,000. Proceeds of $3.77 per share were allocated to the sale of the shares. A discount of $1.3 million was recorded in connection with common stock issued. This per share amount represents the fair value of the stock as of the date of the offering.

     The 1998 Credit Agreement is collateralized by a security interest in essentially all the assets of Classic Cable. The Company has no operations of its own. Consequently, it will rely on dividends and cash flow of Classic Cable to meet its debt service obligations. The terms of the Credit Agreement restrict certain activities of Classic Cable, including the incurrence of additional indebtedness and the payment of certain dividends. Accordingly, substantially all the assets and operations of Classic Cable are restricted as to transfer to the Company and may not be available for dividends and/or debt service of the Company.

                          CLASSIC COMMUNICATIONS, INC.

     In connection with the 1998 Credit Agreement, the Company is required to pay a quarterly commitment fee that can range from 0.375% to 0.500% per annum on the unused portion of the revolving loan commitment.



     The 1995 Senior Credit Agreement consisted of a $20,000,000 Term A Loan, a $65,000,000 Term B Loan and Line of Credit Notes not to exceed $130,000,000. Interest was based upon either a LIBOR rate plus an applicable margin or, at the option of the Company, a base rate plus an applicable margin. The 1995 Senior Credit Agreement was amended in 1997. A fee of approximately $1 million was paid to the bank equal to 0.5% of the outstanding Term Loans and Line of Credit Notes. This amount is included as a component of interest expense in 1997.



     The Company utilizes interest rate cap and interest rate swap agreements to limit the impact of increases in interest rates on its floating rate debt. The agreements require premium payments to counterparties based upon a notional principal amount. No such agreements were outstanding at December 31, 1998 or 1997. Interest rate cap agreements entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates stated in the agreements. Interest rate swap agreements are used by the Company to change the interest rate of their debt from variable rate to fixed rate. The swap is a contractual agreement between the Company and another party to exchange payments periodically over the life of the agreement based upon the interest rates of the underlying debt over the period of the agreement. The differential to be paid or received is accrued and recognized as an adjustment of interest expense related to the debt (the accrual accounting method). The premium paid for both types of agreements is amortized to interest expense over the life of the agreement.



     Maturities of long-term debt are as follows (in thousands):



1999.....................................................   $    118
2000.....................................................      1,200
2001.....................................................        750
2002.....................................................        750
2003.....................................................        750
Thereafter...............................................    331,800
                                                            --------
                                                            $335,368
                                                            ========



7. SUBORDINATED DEBT



     Subordinated debt consisted of the following (in thousands):



                                                               DECEMBER 31
                                                              -------------
                                                              1998    1997
                                                              ----   ------
7.5% Junior Subordinated Promissory Notes(A)................  $--    $  295
15% Senior Subordinated Promissory Note(B)..................   --     3,728
                                                              ---    ------
                                                              $--    $4,023
                                                              ===    ======


---------------


(A) The Junior Subordinated Promissory Notes (the "Interest Notes") bore interest at 7.5% per annum. The Interest Notes had no required principal payments other than upon maturity on July 7, 2002. The interest on the Interest Notes was deferred until maturity. The Interest Notes and accrued interest were paid in full in July 1998.



(B) The Senior Subordinated Promissory Note (the "Senior Note") bore interest at 15% per annum, payable quarterly in arrears unless paid in kind ("PIK") through the issuance of new Senior Notes (the "PIK Notes") incorporating the same terms as the Senior Note. All principal and deferred

                          CLASSIC COMMUNICATIONS, INC.

     interest under the Senior and PIK Notes was due on December 31, 2007. The Senior Note, the PIK Notes and accrued interest were paid in full in July 1998.


8. CAPITAL STOCK

  Shares Reserved


     At December 31, 1998, 152,418 shares of Voting Common Stock and 183,435 shares of Nonvoting Common Stock were reserved for the exercise of the Common Stock Purchase Warrants.


  Common Stock


     In 1996, the Company issued 258,813 shares of restricted Voting Common Stock to complete an exchange for 10,075 shares of Class A Common Stock that was initiated in October 1995. The restrictions include a three and one half year vesting provision and the entitlement to $9.93 less per share in distributions than the amount otherwise payable for distribution to the holders of the Company's Common Stock. The amount by which the fair value of the restricted Voting Common Stock exceeded the fair value of the Class A Common Stock is recorded as compensation expense ratably over the vesting period. The fair value of the restricted Voting Common Stock and the Class A Common Stock was determined as of the issuance date by an independent valuation.


     The Company has the 1996 and 1998 Restricted Stock Award Plans ("the Plans") whereby employees may be granted shares of the Company's Voting Common Stock. The stock awards will generally vest over a three to four year period. In addition, upon any distribution event, the restricted stock stockholders will be entitled to either $29.78 less per share, $19.06 less per share or $3.77 less per share in distributions than the amount otherwise payable for distribution to the holders of the Company's Common Stock. The Company has authorized 743,231 shares under the Plans, all of which have been awarded. The fair value of the awards is recorded as compensation expense ratably over the vesting period. The fair value was determined by an independent valuation.

     The following table summarizes the activity of the Company's restricted stock:

                                            DISTRIBUTION THRESHOLDS
                                     --------------------------------------
                                     $29.78    $19.06     $9.93      $3.77     TOTAL
                                     -------   -------   --------   -------   --------
Balance at December 31, 1995.......       --        --         --        --         --
  Class A Common Stock Exchange....       --        --    258,813        --    258,813
  1996 Restricted Stock Award
     Plan..........................  129,407   129,406         --        --    258,813
                                     -------   -------   --------   -------   --------
Balance at December 31, 1996.......  129,407   129,406    258,813        --    517,626
  No activity in 1997..............       --        --         --        --         --
                                     -------   -------   --------   -------   --------
Balance at December 31, 1997.......  129,407   129,406    258,813        --    517,626
  Repurchase of stock..............       --        --    (76,350)       --    (76,350)
  1998 Restricted Stock Award Plan:
     Shares exchanged..............  (93,171)  (93,171)  (109,991)       --   (296,333)
     Shares awarded................       --        --         --   484,418    484,418
     Other.........................       (2)       (1)        --        --         (3)
                                     -------   -------   --------   -------   --------
Balance at December 31, 1998.......   36,234    36,234     72,472   484,418    629,358
                                     =======   =======   ========   =======   ========
Shares vested at December 31,
  1998.............................   27,176    27,176     54,354    67,280    175,986
                                     =======   =======   ========   =======   ========

     Upon certain events, the Company has repurchase rights for unvested shares. The Company also has the right of first refusal for any proposed disposition of shares issued under the Plans. The restrictions on the shares are transferable.

                          CLASSIC COMMUNICATIONS, INC.

  Preferred Stock



     In July 1998, the Company redeemed the outstanding shares of TVE Preferred Stock at a redemption price per share of $100 plus accrued and unpaid dividends.



     In July 1998, the Company redeemed the outstanding shares of Senior and Junior Preferred Stock at a redemption price per share of $1,000 plus accrued and unpaid dividends.



  Stock Purchase Warrants



     At December 31, 1998 and 1997, there were warrants outstanding to acquire 335,853 common shares at $.001 per share which expire beginning 2004 through 2006. No warrants have been exercised as of December 31, 1998. Under the terms of the warrant agreements, the exercise price and exercise rate shall be subject to adjustment in the event of a change in the number of shares outstanding or valuation of the Company's Common Stock.



  Voting Rights



     At December 31, 1998, all general voting power was vested in the holders of Voting Common Stock. The holders of Preferred Stock have no voting rights with regard to matters submitted to a vote of the stockholders. However, the affirmative consent or vote of at least 80% of the outstanding shares of Preferred Stock, voting as a class, shall be required with respect to any action affecting the power, preferences and rights of the holders of shares of Preferred Stock.



     Holders of Nonvoting Common Stock are entitled at any time and from time to time to convert any and all of the shares held into the same number of shares of Voting Common Stock provided that such conversion would be in accordance with all laws, regulations, rules or other requirements of any governmental authority applicable to such conversion.



  Dividends



     The holders of Junior and Senior Preferred Stock are entitled to a cumulative dividend equal to $150.00 per share per annum, due and payable at the end of each calendar quarter. Dividends are payable solely in the form of additional shares of such class of Preferred Stock.



     The holders of TVE Preferred Stock are entitled to a cumulative cash dividend equal to $8.00 per share per annum, due and payable on June 30 of each year.



     Dividends on Common Stock shall be paid at such times as may be declared by the Board of Directors. Through December 31, 1998, no such dividends had been declared.

                          CLASSIC COMMUNICATIONS, INC.

9. INCOME TAXES



     Significant components of income tax benefit from continuing operations are as follows (in thousands):



                                                                  DECEMBER 31
                                                          ---------------------------
                                                           1998      1997      1996
                                                          -------   -------   -------
Current:
  Federal...............................................  $   (80)  $   246   $    --
  State.................................................       --        --         2
                                                          -------   -------   -------
          Total Current.................................      (80)      246         2
Deferred:
  Federal...............................................   (1,536)   (6,304)   (5,649)
  State.................................................     (314)   (1,289)   (1,155)
                                                          -------   -------   -------
          Total Deferred................................   (1,850)   (7,593)   (6,804)
                                                          -------   -------   -------
          Income tax benefit............................  $(1,930)  $(7,347)  $(6,802)
                                                          =======   =======   =======



     The Company's provision for income taxes differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes and extraordinary items as a result of the following:



                                                                   DECEMBER 31
                                                            -------------------------
                                                            1998      1997      1996
                                                            -----     -----     -----
Tax at U.S. statutory rate................................  (34.0)%   (34.0)%   (34.0)%
State taxes, net of federal benefit.......................   (3.9)     (3.8)     (3.9)
Increase in valuation allowance...........................   27.8        --        --
Nondeductible items.......................................    3.0       3.6       3.8
                                                            -----     -----     -----
                                                             (7.1)%   (34.2)%   (34.1)%
                                                            =====     =====     =====



     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):



                                                                  DECEMBER 31
                                                              --------------------
                                                                1998        1997
                                                              --------     -------
Deferred tax liabilities:
  Book over tax basis of depreciable assets.................  $    698     $ 2,091
  Book over tax basis of assets that are amortizable for
     tax....................................................     3,144       5,414
                                                              --------     -------
          Total deferred tax liabilities....................     3,842       7,505
Deferred tax assets:
  Net operating loss carryforwards:
     Acquired...............................................     4,880       4,880
     Other..................................................    13,411       6,807
Other.......................................................     1,847         561
                                                              --------     -------
          Total deferred tax assets.........................    20,138      12,248
Less valuation allowance....................................   (17,364)     (7,661)
                                                              --------     -------
          Net deferred tax assets...........................     2,774       4,587
                                                              --------     -------
          Net deferred tax liabilities......................  $  1,068     $ 2,918
                                                              ========     =======

                          CLASSIC COMMUNICATIONS, INC.

     At December 31, 1998, the Company had net operating loss carryforwards of $47,771,000 for federal income tax purposes, which begin to expire in 2002 if not utilized. Utilization of some of the loss carryforwards are subject to various limitations under the Internal Revenue Code, which could result in expiration of the loss carryforward before utilization.



     Approximately $7.6 million of the total valuation allowance as of December 31, 1998 was previously recorded for certain acquisition net operating loss carryforwards and other acquisition deferred tax assets due to restrictions on their utilization under the tax law and other uncertainties regarding their realization. When, and if, realized, the tax benefit associated with these deferred tax assets will be applied to reduce goodwill and other noncurrent intangibles related to the acquisitions.



     During 1997, a subsidiary of the Company filed an amended income tax return for a period prior to its acquisition. This resulted in an additional net operating loss carryforward of $1,525,000 available to the Company. The Company has recorded a deferred tax asset of $584,000 for this item and a corresponding reduction to goodwill related to the subsidiary's acquisition.



10. EMPLOYEE BENEFIT PLAN



     The Company sponsors a defined contribution pension plan, a 401(k) plan. Participation in this plan is available to substantially all employees. Employees may contribute up to 15% of their pay. The Company will match employee contributions for an amount up to 3% of each employee's base salary. Costs of the plan, including the Company's matching contributions, were $149,000, $114,000 and $89,000 for the years ended December 31, 1998, 1997 and 1996, respectively.



11. ABANDONMENT OF TELEPHONE OPERATIONS



     At December 31, 1995 the Company was negotiating an agreement to purchase four telephone exchanges in Kansas. For various reasons, the Company did not complete the acquisitions and hence, did not enter the telephone business. Net assets of the telephone business, when abandoned in 1996, consisted primarily of property, plant and equipment. In connection therewith, the Company recorded a $2,994,000 charge in 1996 related to the termination of the purchase agreement and operations associated with the proposed acquisition. Items included in the charge were the write-off of certain costs capitalized in connection with the proposed acquisition, legal and consulting fees and estimated severance for personnel reductions. The Company revised their estimate of costs associated with the abandonment and took an additional charge of $500,000 in 1997.



     In November 1998, the Company settled certain litigation related to these transactions. Terms of the settlement included the sale of certain cable television systems in Kansas, the granting of a five year right of first refusal for the sale of certain other cable television systems in Kansas, and a five year non-competition agreement. In addition, the Company received cash consideration of $348,000 in 1999 in connection with the settlement. The settlement resulted in a loss of approximately $220,000.



12. SETTLEMENT OF CLAIMS



     In February 1998, the Company settled claims that arose in conjunction with divorce proceedings of an officer of the Company. The Company purchased certain stock of the Company in which the officer's wife held a community property interest and provided monetary consideration for the release of the claims. The Company acquired and canceled 101,538 shares of the Company's Common Stock (76,350 of which were restricted stock). The related expenses, including legal, consultant and other fees of approximately $1,411,000 are included in corporate overhead expenses in 1997.

                          CLASSIC COMMUNICATIONS, INC.

     In March 1997, the Company settled certain litigation in which the Company was seeking damages related to a previous year's acquisition. The Company received approximately $3.5 million in the settlement. The net proceeds of $3 million were recorded as a reduction of goodwill.



13. COMMITMENTS AND CONTINGENCIES



  Lease Arrangements



     The Company, as an integral part of its cable operations, has entered into short-term lease contracts for microwave service, pole use and office space. At December 31, 1998, approximate annual minimum aggregate rentals under such leases were $1,206,000 in 1999, $1,004,000 in 2000, $954,000 in 2001, $891,000
in 2002, $873,000 in 2003 and $287,000 thereafter. Rent expense was $1,285,000,
$1,160,000 and $1,071,000 for the years ended December 31, 1998, 1997 and 1996, respectively.



  Litigation



     The Company is involved in various legal proceedings that have arisen in the normal course of business. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the consolidated financial position and results of operations of the Company.

                          CLASSIC COMMUNICATIONS, INC.



                          CONSOLIDATED BALANCE SHEETS


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                              MARCH 31,
                                                                1999
                                                              ---------
                           ASSETS
Cash and cash equivalents...................................  $  3,472
Accounts receivable, net....................................     5,061
Prepaid expenses............................................       872
Property, plant, and equipment..............................   130,399
Less accumulated depreciation...............................   (43,641)
                                                              --------
                                                                86,758
Deferred financing costs, net...............................     9,061
Intangible assets:
  Subscriber relationships..................................    95,367
  Franchise rights..........................................    71,486
  Noncompete agreements.....................................     8,425
  Goodwill..................................................    40,506
                                                              --------
                                                               215,784
Less accumulated amortization...............................   (71,120)
                                                              --------
                                                               144,664
                                                              --------
       Total assets.........................................  $249,888
                                                              ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable..........................................  $    593
  Subscriber deposits and unearned income...................     5,011
  Accrued expenses..........................................     4,779
  Accrued interest..........................................     2,787
  Long-term debt............................................   290,428
  Deferred taxes, net.......................................     1,068
                                                              --------
       Total liabilities....................................   304,666
Stockholders' equity:
  Common Stock, voting......................................        17
  Common Stock, nonvoting...................................        15
  Additional paid-in capital................................    28,876
  Accumulated deficit.......................................   (83,686)
                                                              --------
       Total stockholders' equity...........................   (54,778)
                                                              --------
       Total liabilities and stockholders' equity...........  $249,888
                                                              ========



                            See accompanying notes.

                          CLASSIC COMMUNICATIONS, INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                              THREE MONTHS ENDED
                                                                   MARCH 31
                                                              ------------------
                                                                1999      1998
                                                              --------   -------
Revenues....................................................  $19,576    $16,072
Operating expenses:
  Programming...............................................    5,231      4,118
  Plant and operating.......................................    2,306      1,959
  General and administrative................................    2,948      2,699
  Marketing and advertising.................................      173        208
  Corporate overhead........................................      856        629
  Depreciation and amortization.............................    8,955      7,006
                                                              -------    -------
     Total operating expenses...............................   20,469     16,619
                                                              -------    -------
Loss from operations........................................     (893)      (547)
Interest expense............................................   (7,446)    (5,014)
Other income (expense)......................................       17         30
                                                              -------    -------
Loss before taxes...........................................   (8,322)    (5,531)
Income tax benefit..........................................       --        684
                                                              -------    -------
Net loss....................................................  $(8,322)   $(4,847)
                                                              =======    =======
Loss applicable to common stockholders......................  $(8,322)   $(6,165)
                                                              =======    =======



                            See accompanying notes.

                          CLASSIC COMMUNICATIONS, INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                              THREE MONTHS ENDED
                                                                   MARCH 31
                                                              -------------------
                                                                1999       1998
                                                              --------    -------
OPERATING ACTIVITIES
  Net loss..................................................  $(8,322)    $(4,847)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
     Provision for bad debt.................................      319         264
     Depreciation...........................................    3,664       2,723
     Amortization of intangibles............................    5,292       4,284
     Amortization of deferred financing costs...............      210         329
     Discount accretion on long-term debt...................    2,111         110
     Non-cash compensation..................................      332         237
     Change in operating assets and liabilities:
       Accounts receivable..................................       94         (77)
       Prepaid expenses.....................................     (448)         54
       Accounts payable.....................................      (54)       (115)
       Subscriber deposits and unearned income..............      165         107
       Accrued expenses.....................................   (1,327)     (1,728)
       Accrued interest.....................................   (3,096)         88
       Deferred taxes.......................................       --        (655)
                                                              -------     -------
  Net cash provided by (used in) operating activities.......   (1,060)        887
INVESTING ACTIVITIES
  Payments for other intangibles............................     (140)        (18)
  Purchase of property, plant and equipment.................   (3,230)     (2,122)
                                                              -------     -------
  Net cash used in investing activities.....................   (3,370)     (2,140)
FINANCING ACTIVITIES
  Proceeds from long-term debt..............................    5,500       1,000
  Repayments of long-term debt..............................      (25)        (21)
  Financing costs...........................................     (352)         --
  Cash dividends paid on preferred stock....................       --         (25)
  Repurchase of common stock................................       --        (125)
                                                              -------     -------
  Net cash provided by financing activities.................    5,123         829
                                                              -------     -------
  Change in cash and cash equivalents.......................      693        (424)
  Cash and cash equivalents at beginning of period..........    2,779         616
                                                              -------     -------
  Cash and cash equivalents at end of period................  $ 3,472     $   192
                                                              =======     =======



                            See accompanying notes.

                          CLASSIC COMMUNICATIONS, INC.



              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


                              AS OF MARCH 31, 1999



1. BASIS OF PRESENTATION



     The accompanying unaudited consolidated financial statements of Classic Communications, Inc. ("CCI"), have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.



2. ACCOUNTS RECEIVABLE



     The activity in CCI's allowance for doubtful accounts for the three months ending March 31, 1999 and 1998 is as follows (in thousands):



                                         BALANCE AT    CHARGED TO                   BALANCE AT
                                         BEGINNING      COSTS AND                     END OF
FOR THE THREE MONTHS ENDED               OF PERIOD      EXPENSES      DEDUCTIONS      PERIOD
--------------------------               ----------    -----------    ----------    ----------
March 31, 1999.........................     $325          $319           $287          $357
March 31, 1998.........................      262           264            266           260



3. INCOME TAXES



     CCI did not record an income tax benefit for the three months ended March 31, 1999. The effective tax rates for the three months ended March 31, 1999 and March 31, 1998 differ primarily due to an increase in the valuation allowance on deferred tax assets. CCI believes it is more likely than not that such deferred tax assets will not be utilized in the near term.



     CCI's benefit for income taxes differs from the amount computed by applying the statutory rate to loss before income taxes primarily due to the impact of permanent differences, an increase in the valuation allowance and other items as discussed above.



4. SUBSEQUENT EVENT



     Classic Cable, Inc., a wholly-owned subsidiary of CCI, has reached an agreement with Buford Group, Inc. to acquire the cable television business of Buford. The agreement is subject to completing definitive documentation. Buford's systems serve approximately 170,000 customers in Texas, Missouri, Arkansas and Louisiana.

                          INDEPENDENT AUDITORS' REPORT



THE BOARD OF DIRECTORS


BUFORD GROUP, INC.:



     We have audited the accompanying consolidated balance sheets of Buford Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Buford Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.



                                          KPMG LLP



Dallas, Texas


March 5, 1999

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS


                           DECEMBER 31, 1998 AND 1997


                             (DOLLARS IN THOUSANDS)



                                                                1998        1997
                                                              --------    --------
                           ASSETS
Cash and cash equivalents...................................  $  7,903    $  7,890
Accounts receivable, net....................................     2,878       2,514
Prepaid expenses............................................       166         342
Property, plant and equipment...............................   200,727     166,886
Less accumulated depreciation and amortization..............   (87,483)    (71,198)
                                                              --------    --------
                                                               113,244      95,688
Intangible assets:
  Franchise rights..........................................    54,417      35,767
  Noncompetition agreements.................................     7,434       7,434
  Excess cost over net assets of acquired companies.........     2,114       2,114
  Other.....................................................     2,116       2,031
                                                              --------    --------
                                                                66,081      47,346
Less accumulated amortization...............................   (16,705)    (12,001)
                                                              --------    --------
                                                                49,376      35,345
Other assets................................................     2,386       2,153
                                                              --------    --------
                                                              $175,953     143,932
                                                              ========    ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $  1,033    $  1,209
Deposits and unearned revenues..............................     2,234       1,984
Accrued expenses............................................     8,642       7,052
Long-term obligations.......................................   118,000      85,000
Deferred federal income taxes...............................     1,238       1,763
                                                              --------    --------
     Total liabilities......................................   131,147      97,008
                                                              --------    --------
Stockholders' equity:
  Common stock, $1 par value. Authorized 2,000 shares;
     issued and outstanding 1,000 shares....................         1           1
  Additional capital........................................    14,833       6,945
  Retained earnings.........................................    29,972      39,978
                                                              --------    --------
     Total stockholders' equity.............................    44,806      46,924
Commitments and contingencies...............................
                                                              --------    --------
                                                              $175,953    $143,932
                                                              ========    ========



See accompanying notes to consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                 (IN THOUSANDS)



                                                                1998       1997       1996
                                                              --------    -------    -------
Cable television revenues...................................  $ 70,475    $58,136    $49,561
Operating expenses:
  Programming...............................................    18,339     14,349     11,596
  Plant and operating.......................................     6,937      6,567      5,705
  General and administrative................................    16,183     14,910     12,557
  Marketing and advertising.................................       345        174        176
  Corporate overhead........................................     9,364      4,858      2,898
  Depreciation and amortization.............................    21,399     17,753     17,175
                                                              --------    -------    -------
                                                                72,567     58,611     50,107
                                                              --------    -------    -------
     Operating loss.........................................    (2,092)      (475)      (546)
                                                              --------    -------    -------
Other income (expense):
  Interest expense..........................................    (7,919)    (5,787)    (5,345)
  Interest income...........................................       307        324        521
  Gain (loss) on sales of assets............................      (165)       829      5,655
  Other, net................................................      (363)      (294)      (414)
                                                              --------    -------    -------
                                                                (8,140)    (4,928)       417
                                                              --------    -------    -------
     Loss before income taxes...............................   (10,232)    (5,403)      (129)
Income tax benefit (expense)................................       226        315        (94)
                                                              --------    -------    -------
     Net loss...............................................  $(10,006)   $(5,088)   $  (223)
                                                              ========    =======    =======



See accompanying notes to consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                 (IN THOUSANDS)



                                                                                          TOTAL
                                                  COMMON    ADDITIONAL    RETAINED    STOCKHOLDERS'
                                                  STOCK      CAPITAL      EARNINGS       EQUITY
                                                  ------    ----------    --------    -------------
Balance at December 31, 1995....................    $1       $ 1,968      $ 45,289      $ 47,258
Employee stock appreciation.....................    --         1,458            --         1,458
Net loss........................................    --            --          (223)         (223)
                                                    --       -------      --------      --------
Balance at December 31, 1996....................     1         3,426        45,066        48,493
Employee stock appreciation.....................    --         3,519            --         3,519
Net loss........................................    --            --        (5,088)       (5,088)
                                                    --       -------      --------      --------
Balance at December 31, 1997....................     1         6,945        39,978        46,924
Employee stock appreciation.....................    --         7,888            --         7,888
Net loss........................................    --            --       (10,006)      (10,006)
                                                    --       -------      --------      --------
Balance at December 31, 1998....................    $1       $14,833      $ 29,972      $ 44,806
                                                    ==       =======      ========      ========



See accompanying notes to consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                 (IN THOUSANDS)



                                                                1998       1997       1996
                                                              --------   --------   --------
Cash flows from operating activities:
  Net loss..................................................  $(10,006)  $ (5,088)  $   (223)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
       Depreciation and amortization........................    21,399     17,753     17,175
       Non-cash interest expense............................       171        168         --
       (Gain) loss on sales of assets.......................       165       (829)    (5,655)
       Employee stock appreciation expense..................     7,888      3,519      1,458
       Deferred federal income tax expense (benefit)........      (525)      (449)        94
       Changes in assets and liabilities, excluding
          acquisitions and dispositions:
            Accounts receivable.............................      (364)    (1,031)       484
            Prepaid expenses................................       176        (30)       (47)
            Federal income taxes receivable.................        --         --      1,040
            Accounts payable and accrued expenses...........     1,414      1,908       (522)
            Deposits and unearned revenue...................       250      1,418         79
            Other...........................................      (234)      (467)      (255)
                                                              --------   --------   --------
            Net cash provided by operating activities.......    20,334     16,872     13,628
                                                              --------   --------   --------
Cash flows from investing activities:
  Acquisitions of cable systems.............................   (29,900)   (17,771)   (18,350)
  Additions to property, plant and equipment................   (20,469)   (22,042)   (15,593)
  Additions to intangible assets............................    (3,139)    (1,098)        --
  Net proceeds from sale of assets..........................       357         --         --
  Net proceeds from disposition of cable systems............        --      1,228     13,654
                                                              --------   --------   --------
            Net cash used in investing activities...........   (53,151)   (39,683)   (20,289)
                                                              --------   --------   --------
Cash flows from financing activities:
  Proceeds from long-term obligations.......................    33,000     25,000      4,260
  Payments of long-term obligations.........................        --        (53)   (14,850)
  Payment of debt issuance costs............................      (170)        --       (337)
                                                              --------   --------   --------
            Net cash provided by (used in) financing
               activities...................................    32,830     24,947    (10,927)
Net increase (decrease) in cash and cash equivalents........        13      2,136    (17,588)
Cash and cash equivalents at beginning of year..............     7,890      5,754     23,342
                                                              --------   --------   --------
Cash and cash equivalents at end of year....................  $  7,903   $  7,890   $  5,754
                                                              ========   ========   ========



See accompanying notes to consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                        DECEMBER 31, 1998, 1997 AND 1996



(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



(A) ORGANIZATION



     Buford Group, Inc. and subsidiaries (the "Company") are engaged in cable television operations within the United States. The Company owns and operates cable television systems primarily in Texas, Louisiana, Arkansas, and Missouri.



(B) PRINCIPLES OF CONSOLIDATION



     The consolidated financial statements include the accounts of Buford Group, Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.



     During 1998, the Company purchased the remaining 76.8% of Friendship Cable, Ltd. ("FCL"), a Texas limited partnership in which the Company had held a 1% general partner interest and limited partner interests aggregating 22.2%. The accounts of FCL for 1998 and 1997 are consolidated because the Company, as general partner, is required to fund deficits incurred during the period from inception to January 1, 2000, and certain shareholders of the Company controlled the limited partner interests of FCL through the date of the Company's acquisition of the remaining interests. In prior years, allocated net losses to the limited partners had reduced their capital accounts to zero.



(C) REVENUE RECOGNITION



     Revenues from basic and premium services are recognized when the related services are provided.



     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system.



(D) STATEMENTS OF CASH FLOWS



     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.



     The Company uses the indirect method to present cash flows from operating activities. Supplemental disclosures of cash flow information follow:



                                                                 1998          1997
                                                              ----------    ----------
Interest paid...............................................  $7,593,000    $4,588,000
                                                              ==========    ==========
Income taxes paid...........................................  $  250,000    $   59,000
                                                              ==========    ==========



(E) PROPERTY, PLANT AND EQUIPMENT



     Property, plant and equipment are recorded at cost, including all direct cost and certain indirect costs of construction of cable television transmission and distribution systems, and the cost of new customer installations. Maintenance and repairs are charged to expense as incurred and equipment replacements and betterments are capitalized. The Company charges depreciation to operations on a straight-line basis over the estimated useful lives of the related property and equipment as follows:



Cable distribution equipment...........................   3 - 12 years
Furniture, fixtures, automobiles and other.............   3 - 12 years
Buildings and improvements.............................   5 - 20 years

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                        DECEMBER 31, 1998, 1997 AND 1996



(F) INTANGIBLE ASSETS



     The excess cost over net identifiable tangible and intangible assets of acquired companies is being amortized on a straight-line basis over the estimated economic lives of 40 years. Franchise rights purchased in connection with cable television operations are being amortized on a straight-line basis over 5 to 15 years. The costs of noncompetition agreements are being amortized on a straight-line basis over the terms of the respective agreements.



     The Company assesses the recoverability of intangible assets as well as the related amortization lives by determining whether the carrying value of the intangible assets can be recovered over the remaining lives through projected undiscounted future cash flows. To the extent that such projections indicate that undiscounted future cash flows are not expected to be adequate to recover the carrying amounts of the related intangible assets, such carrying amounts are adjusted for impairment to a level commensurate with the estimated fair value of the underlying assets.



(G) FEDERAL INCOME TAXES



     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. Income tax expense is the total of tax payable for the period and the change during the period in deferred tax assets and liabilities.



(H) DERIVATIVE FINANCIAL INSTRUMENTS AND FAIR VALUE



     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. Any derivative financial instruments are used to manage well-defined interest rate risks related to the Company's outstanding debt.



     Any costs of interest rate agreements are initially recognized as assets and amortized to interest expense over the lives of the agreements using the interest method. Under all interest rate agreements, the differential to be paid or received is recognized as an adjustment to interest expense. During the years ended December 31, 1998, 1997 and 1996, the Company recognized net expenses of $39,000, $38,000 and $59,000, respectively, under its interest rate agreements (see note 6).



     The carrying amounts of cash equivalents, accounts receivable and accounts payable reported in the accompanying consolidated financial statements approximate fair value due to their short maturities. The outstanding borrowings under the Company's credit agreement (note 6) bear interest at current market rates, and thus, the carrying amount of debt approximates estimated fair value. The fair value of the interest rate agreements (note 6) was approximately $(449,000) at December 31, 1998, which represents the estimated amount, based on dealer quotations, that the Company would pay, excluding accrued interest, to terminate the contracts at December 31, 1998, taking into account the current unrealized loss on open contracts.



(I) USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                        DECEMBER 31, 1998, 1997 AND 1996



liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



(J) COMPREHENSIVE INCOME



     The Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," in the first quarter of 1998, which required companies to disclose comprehensive income separately from net income. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-ownership sources. It includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The adoption of this statement had no effect on the Company at December 31, 1998, because the Company has no elements of other comprehensive income. Accordingly, comprehensive income and net income are the same amount for each period presented.



(2) ACQUISITIONS AND DISPOSITIONS



     In April 1998, the Company acquired cable systems from three unaffiliated parties for $29.9 million. In April and May 1997, the Company acquired cable systems from unaffiliated parties for $17.8 million. During 1996, the Company acquired cable systems from unaffiliated parties for $18.4 million.



     The acquisitions were accounted for as purchases and, accordingly, the purchase prices were allocated to tangible and intangible assets based on estimated fair values at the dates of the acquisitions. Operating results of the acquired systems are included in the accompanying financial statements from the dates of acquisition. Net assets acquired as a result of these acquisitions included $15.6 million, $7.4 million and $7.0 million in franchise rights and $14.3 million, $10.4 million and $11.4 million in property, plant and equipment during 1998, 1997 and 1996, respectively.



     On October 1, 1996, the Company sold all of its cable television systems operating in North Carolina for a cash purchase price of $11.8 million, resulting in a gain of $4.7 million. Additionally, on October 1, 1996, the Company sold cable television system assets of a consolidated partnership (70%-owned) for a total cash price of $2.1 million, resulting in a gain of $717,000.



     In September 1998, the Company acquired the remaining 76.8% of FCL for $2.8 million. The Company accounted for this transaction as a purchase business combination, and accordingly, allocated the purchase price to FCL's assets (primarily intangible assets) based on their estimated fair values.



     Unaudited pro forma operating results as though the 1998 and 1997 acquisitions discussed above had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, depreciation of property, plant and equipment, interest expense and certain other adjustments is as follows (in thousands):



                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------    -------
                                                                  (UNAUDITED)
Revenues....................................................  $ 73,531     67,354
Operating income (loss).....................................    (1,630)     1,801
Net loss....................................................   (10,177)    (4,831)

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                        DECEMBER 31, 1998, 1997 AND 1996



(3) ACCOUNTS RECEIVABLE



     Accounts receivable consist of the following (in thousands):



                                                               DECEMBER 31,
                                                              ---------------
                                                               1998     1997
                                                              ------    -----
Accounts receivable, trade..................................  $2,665    2,417
Accounts receivable, other..................................     627      554
                                                              ------    -----
                                                               3,292    2,971
Less allowance for doubtful accounts........................    (414)    (457)
                                                              ------    -----
                                                              $2,878    2,514
                                                              ======    =====



(4) OTHER ASSETS



     The Company is the named beneficiary on life insurance policies for key management members. The cash surrender value of the policies is recorded net of policy loans of $5,977,000 and $5,553,000 at December 31, 1998 and 1997,
respectively. The net amounts of $2,153,000 and $1,837,000 at December 31, 1998 and 1997, respectively, are included in other assets in the accompanying consolidated balance sheets.



(5) PROPERTY, PLANT AND EQUIPMENT



     A summary of property, plant and equipment and accumulated depreciation and amortization follows (in thousands):



                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------    -------
Cable distribution equipment................................  $188,264    155,119
Furniture, fixtures, automobiles and other..................     8,572      7,520
Buildings, land and improvements............................     3,891      4,247
                                                              --------    -------
                                                               200,727    166,886
Less accumulated depreciation and amortization..............   (87,483)   (71,198)
                                                              --------    -------
     Property, plant and equipment, net.....................  $113,244     95,688
                                                              ========    =======



(6) LONG-TERM OBLIGATIONS



     The Company had outstanding borrowings of $118,000,000 and $85,000,000 at December 31, 1998 and 1997, respectively, under a credit agreement with banks providing for up to $140,000,000 of borrowings. Borrowings bear interest at the bank's floating rate, the London Interbank Offered Rate ("LIBOR"), or a combination thereof as selected by the Company, plus a margin dependent on the Company's leverage ratio (as defined in the credit agreement). The weighted average effective interest rate at December 31, 1998 and 1997 was 6.75%. The Company must pay an annual commitment fee ranging from .25% to .375% of the unfunded portion of the commitment. Borrowings under the credit agreement are secured by the common stock of the Company and its subsidiaries. The credit agreement contains certain provisions which limit the Company as to additional indebtedness, sales of assets, liens, guarantees, investments and acquisitions. Additionally, the Company must maintain certain specified financial ratios.



     On April 30, 1998, the bank amended the credit agreement to extend the final maturity date to June 30, 2005. Beginning September 30, 1999, and quarterly thereafter through June 30, 2005, the

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                        DECEMBER 31, 1998, 1997 AND 1996



commitment amount is to be reduced by quarterly amounts ranging from $2,655,000 to $12,685,000. Additionally, on or before April 30 of each year, commencing April 30, 2000, the Company is required to make mandatory payments equal to 50% of the excess cash flow for the previous fiscal year, if any, as defined in the credit agreement.



     In accordance with the credit agreement, the Company has interest rate agreements with various banks to reduce the impact of changes in interest rates. At December 31, 1998, the Company had three interest rate collar agreements expiring in May 1999, October 1999 and June 2000 with a bank covering notional principal amounts of $10,000,000, $10,000,000 and $15,000,000, respectively.
These agreements have maximum cap rates of 8.20%, 7.50% and 6.55%, respectively, and each has a minimum floor rate of 5.65%. The Company also had an interest rate swap agreement with a bank covering a notional amount of $25,000,000, with a fixed rate of 5.73%, which expires in January 2000.



     The Company is exposed to credit loss in the event of nonperformance of the other parties to the above agreements; however, the Company does not anticipate nonperformance by such counterparties.



     As of December 31, 1998, principal payments due on indebtedness in future years was as follows (in thousands):



1999......................................................   $ 5,310
2000......................................................    10,620
2001......................................................    15,340
2002......................................................    18,880
Thereafter................................................    67,850



(7) ACCRUED EXPENSES



     Accrued expenses consist of the following (in thousands):



                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
Accrued programming.........................................  $2,970    $1,312
Accrued property taxes......................................   1,704     1,389
Accrued payroll and benefits................................   1,279     1,764
Accrued interest............................................     514       938
Accrued other...............................................   2,175     1,649
                                                              ------    ------
                                                              $8,642     7,052
                                                              ======    ======



(8) INCOME TAXES



     Income tax expense (benefit) for the years ended December 31, 1998, 1997 and 1996 includes the following (in thousands):



                                                              1998     1997     1996
                                                              ----     ----     ----
Current -- State............................................  $ 250    $ 134    $--
Current -- Federal..........................................     49       --     --
Deferred -- Federal.........................................   (525)    (449)    94
                                                              -----    -----    ---
                                                              $(226)    (315)    94
                                                              =====    =====    ===

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                        DECEMBER 31, 1998, 1997 AND 1996



     Actual income tax expense (benefit) differs from the "expected" income tax expense (benefit) (computed by applying the U.S. federal corporate tax rate of 35% to the loss before income taxes) as follows (in thousands):



                                                           1998       1997      1996
                                                          -------    -------    -----
Computed expected tax benefit...........................  $(3,581)   $(1,891)   $ (45)
Change in the valuation allowance.......................      394        328        1
Revision of prior year estimate.........................      299         --     (252)
Employee stock appreciation.............................    2,760      1,231      509
Other...................................................      (98)        17     (119)
                                                          -------    -------    -----
                                                          $  (226)      (315)      94
                                                          =======    =======    =====



     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented as follows (in thousands):



                                                               1998       1997
                                                              -------    -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 8,616    $ 5,992
  Alternative minimum tax credit carryforwards..............    5,692      5,692
  Investment in partnerships................................       --      1,593
  Deferred compensation.....................................       --        116
  Other.....................................................      968        670
                                                              -------    -------
       Total gross deferred tax assets......................   15,276     14,063
  Less valuation allowance..................................   (4,764)    (4,370)
                                                              -------    -------
       Net deferred tax assets..............................   10,512      9,693
                                                              -------    -------
Deferred tax liabilities:
  Property and equipment, principally due to differences in
     depreciation...........................................  $11,118    $10,898
  Other.....................................................      632        558
                                                              -------    -------
       Total gross deferred tax liabilities.................   11,750     11,456
                                                              -------    -------
       Net deferred tax liability...........................  $(1,238)   $(1,763)
                                                              =======    =======



     The net changes in the valuation allowance for 1998, 1997 and 1996 were increases of $394,000, $328,000, and $1,000, respectively. The Company has recognized deferred tax assets to the extent such assets can be realized through future reversals of existing temporary differences.



     At December 31, 1998, the Company had approximately $24,596,000 of tax net operating loss carryforwards which expire in years 2007 through 2012. In addition, the Company had approximately $5,700,000 of alternative minimum tax credit carryforwards available to reduce future regular federal income taxes over an indefinite period.



(9) LEASE OBLIGATIONS



     Total rental expense for operating leases was $1,427,000, $1,433,000 and $1,264,000 in 1998, 1997 and 1996, respectively. Included in these amounts are payments for pole rental agreements amounting to $1,313,000, $1,306,000 and $1,102,000 in 1998, 1997 and 1996, respectively. Pole rental agreements may be terminated by either party by written notice ranging up to ninety days.

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                        DECEMBER 31, 1998, 1997 AND 1996



(10) EMPLOYEE BENEFIT PLANS



     In January 1992, the Company established a savings plan to provide elective employee and employer contributions under Section 401(k) of the Internal Revenue Code. Under the terms of the plan, the Company may make voluntary contributions to the plan matching employee contributions in percentages and discretionary amounts as determined by the Board of Directors. The Company made matching and discretionary contributions to the plan of $423,000, $459,000 and $397,000 in 1998, 1997 and 1996, respectively.



     Under the terms of the Buford Television Partnership Agreement (the "Agreement") effective January 1, 1994, a new partnership, Buford Television Partnership ("BTP"), was formed to hold the outstanding shares of the Company. Under the terms of this Agreement, the stockholders on January 1, 1994 contributed 100% of their shares to the Partnership. Key employees were granted 12% ownership of future appreciation in the market value of the Company's common stock, as defined in the Agreement, through appreciation percentages. These appreciation percentages have none of the rights associated with ownership of the common stock of the Company, such as voting or dividend rights, and will have no value outside the context of the Agreement. However, the partners of BTP, which include the key employees, have voting rights in the management of BTP, the purpose of which is to acquire, manage, vote, pledge, hold and dispose of the Company's stock and to perform all duties necessary to accomplish the purposes of BTP. On December 1, 1997, the Agreement was amended whereby 620 shares of the Company's common stock were withdrawn from BTP by the principal stockholders, leaving BTP with 380 shares of the Company's common stock, or 38% ownership. However, the aforementioned key employees still retain 12% ownership of the future appreciation in the market value of 100% of the Company's common stock. Participants have vested 20% each year in the accumulated value of their appreciation percentages, and became fully vested as of December 31, 1998. The Company records expense for the accumulated value of the common stock appreciation based on vesting criteria over the five year vesting period, and subsequently, will continue to record expense based on the fully vested status of the key employees and changes in fair value of the Company's common stock. For the years ended December 31, 1998, 1997 and 1996, the Company recognized $7,888,000, $3,519,000 and $1,458,000, respectively, in expense related to the Agreement. The cumulative amount recorded pursuant to this agreement was $14,833,000 as of December 31, 1998.



     The Company has agreements with several employees that provide for amounts to be paid to such employees in the event of a sale of certain cable systems' assets. The amounts to be paid are based on several factors, including historical cash flow. No amounts have been recorded related to these agreements as the Company has not consummated a sale of any of the cable systems' assets covered by these agreements.



(11) CONTINGENCIES



     In October 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). During May 1993, pursuant to authority granted to it under the 1992 Cable Act, the Federal Communications Commission ("FCC") issued its rate regulation rules which became effective September 1, 1993. These rate regulation rules required cable systems in franchised areas serving at least 1,000 customers, which receive certification and are not subject to effective competition, as defined, to set rates for basic and cable programming services, as well as related equipment and installations, pursuant to general cost-of-service standards or FCC prescribed benchmarks. The Act also entailed quality service criteria and must carry/retransmission requirements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                        DECEMBER 31, 1998, 1997 AND 1996



     On February 1, 1996, Congress passed The Telecommunications Act of 1996 (the "1996 Act") which was signed into law on February 6, 1996. This new law altered federal, state and local laws and regulations for telecommunications providers and services, including the Company. Several aspects of the 1996 Act impact cable television, including the elimination of regulation of the cable programming service tier for certain smaller cable providers, including the Company.



     The Company believes that it has complied with all provisions of the 1992 Cable Act and the 1996 Act including the rate setting provisions promulgated by the FCC.



(12) SUBSEQUENT EVENT (UNAUDITED)



     In May 1999, the Company and its stockholders entered into an agreement to sell all of the common stock of the Company to Classic Cable, Inc. for approximately $302.3 million.

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET



                                 MARCH 31, 1999


                             (DOLLARS IN THOUSANDS)



                           ASSETS
Cash and cash equivalents...................................  $  9,049
Accounts receivable, net of allowance for doubtful accounts
  of $416...................................................     2,516
Prepaid expenses............................................       241
Property, plant and equipment...............................   203,848
Less accumulated depreciation and amortization..............   (91,905)
                                                              --------
                                                               111,943
Intangible assets:
     Franchise rights.......................................    54,417
     Noncompetition agreements..............................     7,434
     Excess cost over net assets of acquired companies......     2,114
     Other..................................................     1,089
                                                              --------
                                                                65,054
Less accumulated amortization...............................   (17,242)
                                                              --------
                                                                47,812
Other assets................................................     2,519
                                                              --------
                                                              $174,080
                                                              ========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $    416
Deposits and unearned revenues..............................     2,351
Accrued expenses............................................     8,003
Long-term obligations.......................................   118,000
Deferred federal income taxes...............................     1,099
                                                              --------
          Total liabilities.................................   129,869
                                                              --------
Stockholders' equity:
     Common stock, $1 par value. Authorized 2,000 shares;
      issued and outstanding 1,000 shares...................         1
     Additional capital.....................................    14,833
     Retained earnings......................................    29,377
                                                              --------
          Total stockholders' equity........................    44,211
Commitments and contingencies...............................
                                                              --------
                                                              $174,080
                                                              ========



See accompanying notes to unaudited condensed consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES



                  UNAUDITED CONDENSED STATEMENTS OF OPERATIONS



                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998


                                 (IN THOUSANDS)



                                                               1999       1998
                                                              -------    -------
Cable television revenues...................................  $18,861    $15,263
                                                              -------    -------
Operating expenses:
  Programming...............................................    5,217      4,105
  Plant and operating.......................................    1,694      1,657
  General and administrative................................    4,160      3,697
  Marketing and advertising.................................      109         93
  Corporate overhead........................................      358      2,104
  Depreciation and amortization.............................    5,727      4,870
                                                              -------    -------
                                                               17,265     16,526
                                                              -------    -------
     Operating income (loss)................................    1,596     (1,263)
                                                              -------    -------
Other income (expense):
  Interest expense..........................................   (2,094)    (1,592)
  Interest income...........................................       92         82
  Other, net................................................      (69)       (22)
                                                              -------    -------
                                                               (2,071)    (1,532)
                                                              -------    -------
     Loss before income taxes and cumulative effect of
      change in accounting principle........................     (475)    (2,795)
Income tax benefit (expense)................................       87       (156)
                                                              -------    -------
     Loss before cumulative effect of change in accounting
      principle.............................................     (388)    (2,951)
Cumulative effect of change in accounting principle, net of
  income tax benefit of $52.................................     (207)        --
                                                              -------    -------
     Net loss...............................................  $  (595)   $(2,951)
                                                              =======    =======



See accompanying notes to unaudited condensed consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES



           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                   THREE MONTHS ENDED MARCH 31, 1999 AND 1998


                                 (IN THOUSANDS)



                                                               1999       1998
                                                              -------    -------
Cash flows from operating activities:
  Net loss..................................................  $  (595)   $(2,951)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
       Depreciation and amortization........................    5,727      4,870
       Non-cash interest expense............................       --         42
       Employee stock appreciation expense..................       --      1,676
       Deferred federal income tax benefit..................      (87)      (143)
       Cumulative effect of change in accounting
        principle...........................................      207         --
       Changes in assets and liabilities:
          Accounts receivable...............................      362         73
          Prepaid expenses..................................      (75)      (264)
          Accounts payable and accrued expenses.............   (1,256)        68
          Deposits and unearned revenues....................      117        107
          Other.............................................     (133)        44
                                                              -------    -------
          Net cash provided by operating activities.........    4,267      3,522
                                                              -------    -------
Cash flows from investing activities:
  Additions to property, plant and equipment................   (3,121)    (4,496)
  Other.....................................................       --        163
                                                              -------    -------
          Net cash used in investing activities.............   (3,121)    (4,333)
                                                              -------    -------
Net increase (decrease) in cash and cash equivalents........    1,146       (811)
Cash and cash equivalents at beginning of period............    7,903      7,890
                                                              -------    -------
Cash and cash equivalents at end of period..................  $ 9,049    $ 7,079
                                                              =======    =======



See accompanying notes to unaudited condensed consolidated financial statements.

                      BUFORD GROUP, INC. AND SUBSIDIARIES



         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                            MARCH 31, 1999 AND 1998



(1) GENERAL AND BASIS OF PRESENTATION



(A) ORGANIZATION



     Buford Group, Inc. and subsidiaries are engaged in cable television operations within the United States. The Company owns and operates cable television systems primarily in Texas, Louisiana, Arkansas, and Missouri.



(B) PRINCIPLES OF CONSOLIDATION



     The unaudited condensed consolidated financial statements include the accounts of Buford Group, Inc. and its subsidiaries (the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.



(C) INTERIM FINANCIAL INFORMATION



     In the opinion of management, the accompanying unaudited condensed consolidated financial statements of the Company contain all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of March 31, 1999, and the results of operations and cash flows for the three months ended March 31, 1999 and 1998. These results are not necessarily indicative of the results to be expected for the full fiscal year.



(D) USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



(E) COMPREHENSIVE INCOME



     The Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," in the first quarter of 1998, which required companies to disclose comprehensive income separately from net income. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-ownership sources. It includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The adoption of this statement had no effect on the Company at December 31, 1998, because the Company has no elements of other comprehensive income. Accordingly, comprehensive income and net income are the same amount for each period presented.



(2) RECENT ACCOUNTING PRONOUNCEMENT



     The Company adopted the provisions of Statement of Position 98-5 ("SOP 98-5"), "Reporting on the Costs of Start-up Activities," effective as of January 1, 1999. This pronouncement requires that costs of start-up activities, including organizational costs, should be expensed as incurred. As a result of adopting SOP 98-5, the Company recorded a charge of $259,000, less tax benefit of $52,000, as the cumulative effect of recording the change in accounting principle as of January 1, 1999.

                      BUFORD GROUP, INC. AND SUBSIDIARIES



         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                            MARCH 31, 1999 AND 1998



(3) CONTINGENCIES



     In October 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). During May 1993, pursuant to authority granted to it under the 1992 Cable Act, the Federal Communications Commission ("FCC") issued its rate regulation rules which became effective September 1, 1993. These rate regulation rules required cable systems in franchised areas serving at least 1,000 customers, which receive certification and are not subject to effective competition, as defined, to set rates for basic and cable programming services, as well as related equipment and installations, pursuant to general cost-of-service standards or FCC prescribed benchmarks. The Act also entailed quality service criteria and must carry/retransmission requirements.



     On February 1, 1996, Congress passed The Telecommunications Act of 1996 (the "1996 Act") which was signed into law on February 6, 1996. This new law altered federal, state and local laws and regulations for telecommunications providers and services, including the Company. Several aspects of the 1996 Act impact cable television, including the elimination of regulation of the cable programming service tier for certain smaller cable providers, including the Company.



     The Company believes that it has complied with all provisions of the 1992 Cable Act and the 1996 Act including the rate setting provisions promulgated by the FCC.



(4) SUBSEQUENT EVENTS



     In May 1999, the Company and its shareholders entered into an agreement to sell the common stock of the Company to Classic Cable, Inc. for approximately $302.3 million. In connection with the Buford Television Partnership Agreement (the "Agreement"), which granted 12% ownership of future appreciation in the market value of the Company's common stock, and in which the key employees were 100% vested, management of the Company estimates that the key employees covered by the Agreement will receive approximately $14.8 million upon consummation of the sale to Classic Cable, Inc. under the current terms of the sale agreement. The Company has recognized compensation expense of approximately $14.8 million through December 31, 1998.



     Additionally, in the event that the sale is consummated under the current terms, management estimates that the Company will pay out approximately $2.4 million to certain employees under separate agreements that provide for payments in the event of the sale of certain cable systems' assets. The Company has not recognized expense related to these agreements as such amounts are payable only upon consummation of a sale of cable system assets.



     On June 28, 1999, the Company reduced the amount of the commitment in its bank credit agreement to $112.0 million.

================================================================================

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CLASSIC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CLASSIC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



    UNTIL            , 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THE UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Summary...............................    1
Risk Factors..........................   15
Use of Proceeds.......................   22
Unaudited Pro Forma Consolidated
  Financial Information...............   23
Selected Historical Consolidated
  Financial Data -- Classic
  Communications, Inc. ...............   32
Selected Historical Consolidated
  Financial Data -- Buford Group,
  Inc.................................   33
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   34
Business..............................   44
Legislation and Regulation............   57
Management............................   67
Certain Relationships and Related
  Transactions........................   72
Principal Stockholders................   74
Description of Other Indebtedness.....   75
The Exchange Offer....................   76
Description of the Exchange Notes.....   83
United States Federal Income Tax
  Considerations......................  109
Plan of Distribution..................  117
Legal Matters.........................  118
Experts...............................  118
Index to Historical Financial
  Statements..........................  F-1



================================================================================

================================================================================

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                         13 1/4% SENIOR DISCOUNT NOTES
                                    DUE 2009
                                      FOR
                         13 1/4% SENIOR DISCOUNT NOTES
                                    DUE 2009

                              [CLASSIC CABLE LOGO]
                          CLASSIC COMMUNICATIONS, INC.

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                                            , 1999

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder, such as the Registrant, the power to indemnify its directors and officers against liabilities for certain of their acts. Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Article Eighth of the Registrant's Certificate of Incorporation has eliminated the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Article 10 of the Registrant's Certificate of Incorporation provides as follows: The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), liability, loss, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by either (i) any applicable law in effect on the date of incorporation of the Corporation, or (ii) any law which becomes effective during the existence of the Corporation and which is applicable to it.

     Article 8 of the Registrant's By-Laws provides as follows: To the extent permitted by law, the Corporation shall indemnify any person against any and all judgments, fines, amounts paid in settling or otherwise disposing of actions or threatened actions, and expenses in connection therewith, incurred by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or of any other corporation of any type or kind, domestic or foreign, which he served in any capacity at the request of the Corporation. To the extent permitted by law, expenses so incurred by any such person in defending a civil or criminal action or proceeding shall at his request be paid by the Corporation in advance of the final disposition of such action or proceeding.

     The foregoing statements are subject to the detailed provisions of Section 102(b)(7) of the DGCL, Article 10 of the Certificate of Incorporation of the Registrant and Article 8 of the By-Laws of the Registrant, as applicable.

     The foregoing discussion is qualified in its entirety by reference to the DGCL and the Registrant's Certificate of Incorporation and By-Laws.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


        EXHIBIT
          NO.
        -------
       *2.1              -- Securities Purchase Agreement among Classic Cable, Inc.
                            and Buford Group, Inc. dated as of May 11, 1999.
        3.1              -- Amended and Restated Certificate of Incorporation of
                            Classic Communications, Inc., dated as of October 30,
                            1995.

        EXHIBIT
          NO.
        -------
        3.1(b)           -- Certificate of Amendment to Amended and Restated
                            Certificate of Incorporation of Classic Communications,
                            Inc. dated July 21, 1998.
        3.2              -- Bylaws of Classic Communications, Inc., as amended.
        4.1              -- Indenture dated as of July 29, 1998, for Units consisting of $114,000,000 in Aggregate Principal Amount at
                            Maturity, 13 1/4% Senior Discount Notes due 2009, by and
                            among Classic Communications, Inc., as Issuer, and Bank
                            One, N.A., as Trustee.
        4.2              -- Form of Global Securities.
        4.3A             -- Registration Rights Agreement dated as of July 29, 1998, by and between Classic Communications, Inc. and Merrill
                            Lynch, Pierce, Fenner & Smith Incorporated.
        4.3B             -- Shareholder and Registration Rights Agreement, dated as of July 29, 1998, by and among Classic Communications,
                            Inc. and Certain Stockholders and Merrill, Lynch, Pierce,
                            Fenner & Smith Incorporated.
        4.3C             -- Amended and Restated Registration Rights Agreement dated as of October 31, 1995, modified by Amendment No. 1
                            (dated as of October 31, 1995) and Amendment No. 2 (dated
                            as of December 27, 1995).
        4.3D             -- Amended and Restated Shareholders Agreement dated as of
                            October 31, 1995, modified by Amendment No. 1 (dated as
                            of October 31, 1995), Amendment No. 2 (dated as of
                            December 27, 1995) and Amendment No. 3 (dated as of
                            December 19, 1997).
        5.1(a)           -- Opinion of Winstead Sechrest & Minick P.C. dated
                            September 17, 1998 regarding the enforceability and
                            issuance of the securities, including consent.
        5.1(b)           -- Opinion of Winstead Sechrest & Minick P.C. dated November
                            10, 1998 regarding the enforceability and issuance of the
                            securities, including consent.
        8.1(a)           -- Opinion of Winstead Sechrest & Minick P.C. dated
                            September 17, 1998 regarding federal income tax matters,
                            including consent.
        8.1(b)           -- Opinion of Winstead Sechrest & Minick P.C. dated November
                            10, 1998 regarding federal income tax matters, including
                            consent.
       10.1              -- Employment Agreement dated as of January 31, 1998 by and between Classic Communications, Inc., Classic Cable, Inc.
                            and J. Merritt Belisle.
       10.2              -- Employment Agreement dated as of January 31, 1998 by and between Classic Communications, Inc., Classic Cable, Inc.
                            and Steven E. Seach.
       10.3              -- Credit Agreement among Classic Cable, Inc., As Borrower, the Lenders Parties thereto, Union Bank of California,
                            N.A. and Goldman Sachs Credit Partners L.P. as
                            Co-Arrangers, Goldman Sachs Credit Partners L.P., as
                            Syndication Agent and Union Bank of California, N.A., as
                            Administrative and Documentation Agent, dated as of July
                            29, 1998.
       10.4              -- Asset Purchase Agreement dated May 14, 1998 by and
                            between Cable One, Inc. and Black Creek Communications,
                            Inc.
       10.4(b)           -- Assignment of Asset Purchase Agreement dated June 19,
                            1998.
       10.4(c)           -- Amendment No. 1 to Asset Purchase Agreement dated July
                            15, 1998.
       10.5              -- 1996 Restricted Stock Award Plan of Classic
                            Communications, Inc.
       10.6              -- 1998 Restricted Stock Award Plan of Classic
                            Communications, Inc.
       10.6(a)           -- Restricted Stock Award Agreement dated July 29, 1998 by and between J. Merritt Belisle and Classic
                            Communications, Inc.
       10.6(b)           -- Restricted Stock Award Agreement dated July 29, 1998 by and between Steven E. Seach and Classic Communications,
                            Inc.
      *10.7              -- Investment Agreement dated as of May 24, 1999 between
                            Brera Classic, LLC and Classic Communications, Inc.

        EXHIBIT
          NO.
        -------
      *10.8              -- Management and Advisory Fee Agreement dated May 24, 1999.
      *10.9              -- Stockholder Voting Agreements dated effective May 24,
                            1999, among Brera Classic, L.L.C. and Austin Ventures,
                            L.P., BT Capital Partners, Inc., The Texas Growth Fund,
                            BA SBIC Management, L.L.C., as the successor in interest
                            to NationsBanc Capital Corp., J. Merritt Belisle, Steven
                            E. Seach, and Bryan Noteboom.
      *12.1              -- Statement of Earnings to Fixed Charges.
       21.1              -- Subsidiaries of Classic Communications, Inc.
      *23.1              -- Consent of Ernst & Young LLP.
       23.2              -- Consent of Winstead Sechrest & Minick P.C. (included in
                            Exhibits 5.1 and 8.1 of this Registration Statement).
      *23.3              -- Consent of KPMG LLP.
       24.1              -- Powers of Attorney (included as part of signature page of this Registration Statement).
       25.1              -- Statement of Eligibility on Form T-1 of Bank One, N.A.,
                            as Trustee, including consent.
      *27.1              -- Financial Data Schedule.
       99.1              -- Form of Transmittal Letter with respect to the Exchange
                            Offer.
       99.2              -- Form of Notice of Guaranteed Delivery with respect to the
                            Exchange Offer.


---------------

* Filed herewith

     b. Financial Statement Schedules.

     The following appear after the signature page of this Registration
Statement:

Report of Independent Public Accountants on Financial Statement Schedules

                                                                          PAGE
SCHEDULE                            DESCRIPTION                           NO.
--------                            -----------                           ----
  S-1       Condensed Financial Information of Classic Communications,
            Inc. stand alone.                                             S-1

     All other schedules are omitted because the required information is included in the Consolidated Financial Statements or the Notes thereto or is otherwise inapplicable.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to this request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement.

     (d) The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (e) The Registrant undertakes that every prospectus (i) that is filed
pursuant to paragraph                immediately preceding, or (ii) that
purports to meet the requirements of section 10(a)(3) of the Act is used in connection with an offering of securities subject to Rule 415 (sec. 230.415 of this chapter), will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time was it declared effective.


          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on the 8th day of July 1999.


                                            CLASSIC COMMUNICATIONS, INC.


                                            By:     /s/ STEVEN E. SEACH

                                              ----------------------------------

                                                       Steven E. Seach


                                                President and Chief Financial
                                                            Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                          *                            Chairman of the Board and Chief    July 8, 1999
-----------------------------------------------------    Executive Officer and a
                 J. Merritt Belisle                      Director (Principal Executive
                                                         Officer)

                 /s/ STEVEN E. SEACH                   President and Chief Financial      July 8, 1999
-----------------------------------------------------    Officer and a Director
                   Steven E. Seach                       (Principal Financial Officer
                                                         and Principal Accounting
                                                         Officer)

                          *                            Director                           July 8, 1999
-----------------------------------------------------
                  Jeffery C. Garvey

                          *                            Director                           July 8, 1999
-----------------------------------------------------
                 James J. Kozlowski

                          *                            Director                           July 8, 1999
-----------------------------------------------------
               Robert H. Sheridan, III

                          *                            Director                           July 8, 1999
-----------------------------------------------------
                  Robert Marakovits

              *By: /s/ STEVEN E. SEACH
  ------------------------------------------------
                   Steven E. Seach


Steven E. Seach, by signing his name
hereto, does sign this document on
behalf of the persons named above,
pursuant to a power of attorney duly
executed by such persons and
previously filed.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                          CLASSIC COMMUNICATIONS, INC.

                            CONDENSED BALANCE SHEETS

                                                                      DECEMBER 31
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
                                          ASSETS
Cash and cash equivalents...................................  $         --    $         --
Investment in and advances to affiliates....................    13,142,000      16,339,000
Deferred financing costs, net...............................     2,465,000              --
                                                              ------------    ------------
          Total assets......................................  $ 15,607,000    $ 16,339,000
                                                              ============    ============

                       LIABILITIES, REDEEMABLE PREFERRED STOCK AND
                                  STOCKHOLDERS' DEFICIT
Liabilities:
  Accrued interest..........................................  $         --    $     90,000
  Subordinated debt.........................................            --       4,023,000
  Long-term debt............................................    62,038,000              --
  Deferred taxes, net.......................................        51,000              --
  Amounts due to parent.....................................       306,000              --
                                                              ------------    ------------
          Total liabilities.................................    62,395,000       4,113,000
  15% PIK Redeemable Senior Preferred Stock.................            --       5,978,000
  15% PIK Redeemable Junior Preferred Stock.................            --      19,434,000
  Common stock, Voting......................................        17,000           6,000
  Common stock, Nonvoting...................................        15,000          22,000
  Paid in capital...........................................    28,544,000      31,287,000
  Accumulated deficit.......................................   (75,364,000)    (44,501,000)
                                                              ------------    ------------
          Total stockholders' deficit.......................   (46,788,000)    (13,186,000)
                                                              ------------    ------------
          Total liabilities, redeemable preferred stock and
            stockholders' deficit...........................  $ 15,607,000    $ 16,339,000
                                                              ============    ============

                          CLASSIC COMMUNICATIONS, INC.

                       CONDENSED STATEMENTS OF OPERATIONS

                                                             YEARS ENDED DECEMBER 31
                                                   --------------------------------------------
                                                       1998            1997            1996
                                                   ------------    ------------    ------------
Interest expense.................................  $ (3,754,000)   $   (539,000)   $   (469,000)
Interest in loss of subsidiary...................   (26,700,000)    (13,787,000)    (12,866,000)
                                                   ------------    ------------    ------------
Loss before taxes................................   (30,454,000)    (14,326,000)    (13,335,000)
Income tax benefit (expense).....................      (409,000)        198,000         169,000
                                                   ------------    ------------    ------------
Net loss.........................................  $(30,863,000)   $(14,128,000)   $(13,166,000)
                                                   ============    ============    ============

                          CLASSIC COMMUNICATIONS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                               YEARS ENDED DECEMBER 31
                                                       ---------------------------------------
                                                          1998          1997          1996
                                                       -----------    --------    ------------
Cash from operations.................................  $   265,000    $     --    $     85,000
Investing activities
  Capital contribution to subsidiary.................  (22,764,000)         --              --
                                                       -----------    --------    ------------
Net cash used in investing activities................  (22,764,000)         --              --
Financing activities
  Expenses related to equity financings..............           --          --         (85,000)
  Proceeds from long-term debt.......................   59,981,000          --              --
  Repayments of long-term debt.......................      (16,000)         --              --
  Repayment of subordinated indebtedness.............   (4,458,000)         --              --
  Repayment of promissory notes......................     (650,000)         --              --
  Redemption of preferred stock......................  (29,756,000)         --              --
  Financing costs....................................   (2,527,000)         --              --
  Sale of common stock...............................       50,000          --              --
  Repurchase of common stock.........................     (125,000)         --              --
                                                       -----------    --------    ------------
Net cash provided by (used in) financing
  activities.........................................   22,499,000          --         (85,000)
Net change in cash...................................           --          --              --
                                                       -----------    --------    ------------
Cash and cash equivalents at beginning of year.......           --          --              --
                                                       -----------    --------    ------------
Cash and cash equivalents at end of year.............  $        --    $     --    $         --
                                                       ===========    ========    ============
All 1997 activity related to non cash items.

                          CLASSIC COMMUNICATIONS, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1. BASIS OF PRESENTATION

     In the parent company-only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings (losses) of subsidiaries since the date of acquisition, plus advances to, and less payments from, subsidiaries. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

2. LONG-TERM DEBT

     Balance of amounts outstanding under the Company's debt agreement is as follows (in thousands):

                                                                  DECEMBER 31
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
13.25% Senior Discount Notes................................  $114,000   $     --
  Unamortized discount......................................   (51,962)        --
                                                              --------   --------
                                                              $ 62,038   $     --
                                                              ========   ========

     In July 1998, the Company issued $114.0 million of 13.25% Senior Discount Notes due 2009. Net of the applicable discounts and the fair value of the common stock sold along with the Senior Discount Notes, proceeds from this issue were $60.0 million. Interest payments on the Senior Discount Notes do not commence until 2004.

     The Senior Discount Notes were sold in units that consisted of a $1,000 note and three shares of common stock of the Company. Shares issued in connection with the offering totaled 342,000. Proceeds of $3.77 per share were allocated to the sale of the shares. A discount of $1.3 million was recorded in connection with common stock issued. This per share amount represents the fair value of the stock as of the date of the offering.

3. SUBORDINATED DEBT

     Subordinated debt consisted of the following (in thousands):

                                                                DECEMBER 31
                                                              ----------------
                                                               1998      1997
                                                              ------    ------
7.5% Junior Subordinated Promissory Notes(A)................  $   --    $  295
15% Senior Subordinated Promissory Note (B).................      --     3,727
                                                              ------    ------
                                                              $   --    $4,023
                                                              ======    ======

---------------

(A) The Junior Subordinated Promissory Notes (the "Interest Notes") bore interest at 7.5% per annum. The Interest Notes had no required principal payments other than upon maturity on July 7, 2002. The interest on the Interest Notes was deferred until maturity. The Interest Notes and accrued interest were paid in full in July 1998.

(B) The Senior Subordinated Promissory Note (the "Senior Note") bore interest at 15% per annum, payable quarterly in arrears unless paid in kind ("PIK") through the issuance of new Senior Notes (the "PIK Notes") incorporating the same terms as the Senior Note. All principal and deferred interest under the Senior and PIK Notes was due on December 31, 2007. The Senior Note, the PIK Notes and accrued interest was paid in full in July 1998.

                                  EXHIBIT LIST


        EXHIBIT
          NO.                                        NAME
        -------                                      ----
         *2.1            -- Securities Purchase Agreement among Classic Cable, Inc.
                            and Buford Group, Inc. dated as of May 11, 1999.
          3.1            -- Amended and Restated Certificate of Incorporation of
                            Classic Communications, Inc., dated as of October 30,
                            1995, as amended on July 21, 1998.
          3.1(b)         -- Certificate of Amendment to Amended and Restated
                            Certificate of Incorporation of Classic Communications,
                            Inc. dated July 21, 1998.
          3.2            -- Bylaws of Classic Communications, Inc., as amended.
          4.1            -- Indenture dated as of July 29, 1998, for Units consisting of $114,000,000 in Aggregate Principal Amount at
                            Maturity, 13 1/4% Senior Discount Notes due 2009, by and
                            among Classic Communications, Inc., as Issuer, and Bank
                            One, N.A., as Trustee.
          4.2            -- Form of Global Securities.
          4.3A           -- Registration Rights Agreement dated as of July 29, 1998, by and between Classic Communications, Inc. and Merrill
                            Lynch, Pierce, Fenner & Smith Incorporated.
          4.3B           -- Shareholder and Registration Rights Agreement, dated as of July 29, 1998, by and among Classic Communications,
                            Inc. and Certain Stockholders and Merrill, Lynch, Pierce,
                            Fenner & Smith Incorporated.
          4.3C           -- Amended and Restated Registration Rights Agreement dated as of October 31, 1995, modified by Amendment No. 1
                            (dated as of October 31, 1995) and Amendment No. 2 (dated
                            as of December 27, 1995).
          4.3D           -- Amended and Restated Shareholders Agreement dated as of
                            October 31, 1995, modified by Amendment No. 1 (dated as
                            of October 31, 1995), Amendment No. 2 (dated as of
                            December 27, 1995) and Amendment No. 3 (dated as of
                            December 19, 1997).
          5.1(a)         -- Opinion of Winstead Sechrest & Minick P.C. dated
                            September 17, 1998 regarding the enforceability and
                            issuance of the securities, including consent.
          5.1(b)         -- Opinion of Winstead Sechrest & Minick P.C. dated November
                            10, 1998 regarding the enforceability and issuance of the
                            securities, including consent.
          8.1(a)         -- Opinion of Winstead Sechrest & Minick P.C. dated
                            September 17, 1998 regarding federal income tax matters,
                            including consent.
          8.1(b)         -- Opinion of Winstead Sechrest & Minick P.C. dated November
                            10, 1998 regarding federal income tax matters including
                            consent.
         10.1            -- Employment Agreement dated as of January 31, 1998 by and between Classic Communications, Inc., Classic Cable, Inc.
                            and J. Merritt Belisle.
         10.2            -- Employment Agreement dated as of January 31, 1998 by and between Classic Communications, Inc., Classic Cable, Inc.
                            and Steven E. Seach.
         10.3            -- Credit Agreement among Classic Cable, Inc., As Borrower, the Lenders Parties thereto, Union Bank of California,
                            N.A. and Goldman Sachs Credit Partners L.P. as
                            Co-Arrangers, Goldman Sachs Credit Partners L.P., as
                            Syndication Agent and Union Bank of California, N.A., as
                            Administrative and Documentation Agent, dated as of July
                            29, 1998.
         10.4            -- Asset Purchase Agreement dated May 14, 1998 by and
                            between Cable One, Inc. and Black Creek Communications,
                            Inc.
         10.4(b)         -- Assignment of Asset Purchase Agreement dated June 19,
                            1998.
         10.4(c)         -- Amendment No. 1 to Asset Purchase Agreement dated July
                            15, 1998.
         10.5            -- 1996 Restricted Stock Award Plan of Classic
                            Communications, Inc.
         10.6            -- 1998 Restricted Stock Award Plan of Classic
                            Communications, Inc.
         10.6(a)         -- Restricted Stock Award Agreement dated July 29, 1998 by and between J. Merritt Belisle and Classic
                            Communications, Inc.

        EXHIBIT
          NO.                                        NAME
        -------                                      ----
         10.6(b)         -- Restricted Stock Award Agreement dated July 29, 1998 by and between Steven E. Seach and Classic Communications,
                            Inc.
        *10.7            -- Investment Agreement dated as of May 24, 1999 between
                            Brera Classic, LLC and Classic Communications, Inc.
        *10.8            -- Management and Advisory Fee Agreement dated May 24, 1999.
        *10.9            -- Stockholder Voting Agreements dated effective May 24,
                            1999, among Brera Classic, L.L.C. and Austin Ventures,
                            L.P., BT Capital Partners, Inc., The Texas Growth Fund,
                            BA SBIC Management, L.L.C., as the successor in interest
                            to NationsBanc Capital Corp., J. Merritt Belisle, Steven
                            E. Seach, and Bryan Noteboom.
        *12.1            -- Statement of Earnings to Fixed Charges.
         21.1            -- Subsidiaries of Classic Communications, Inc.
        *23.1            -- Consent of Ernst & Young LLP.
         23.2            -- Consent of Winstead Sechrest & Minick P.C. (included in
                            Exhibits 5.1 and 8.1 of this Registration Statement).
        *23.3            -- Consent of KPMG LLP.
         24.1            -- Powers of Attorney (included as part of signature page of this Registration Statement).
         25.1            -- Statement of Eligibility on Form T-1 of Bank One, N.A.,
                            as Trustee, including consent.
        *27.1            -- Financial Data Schedule.
         99.1            -- Form of Transmittal Letter with respect to the Exchange
                            Offer.
         99.2            -- Form of Notice of Guaranteed Delivery with respect to the
                            Exchange Offer.


---------------

* Filed herewith